Exhibit 2.1

EXECUTION COPY

PRIVATE & CONFIDENTIAL

SECURITIES PURCHASE AGREEMENT

between

TREEHOUSE FOODS, INC.

TORQUEST PARTNERS FUND II, L.P., on behalf of itself and as Sellers’ Agent,

TORQUEST PARTNERS FUND (U.S.) II, L.P.,

NATCO HOLDINGS LTD.

SCOTT GREENWOOD,

DEREK BRIFFETT,

SUE BARLOW,

PETER KAPFERER,

SHARON POWER,

S.A. SUGAR MANAGEMENT INC.,

IRONSTONE CONSULTING INC.,

THE OPTIONHOLDER SELLERS (AS DEFINED HEREIN),

6726607 CANADA LIMITED,

ASSOCIATED BRANDS MANAGEMENT HOLDINGS INC.,

ASSOCIATED BRANDS HOLDINGS LIMITED PARTNERSHIP

and

ASSOCIATED BRANDS GP CORPORATION

For the Purchase of All of the Outstanding Units of Associated Brands Holdings Limited

Partnership, All of the Outstanding Shares of 6726607 Canada Limited, Associated Brands

Management Holdings Inc. and Associated Brands GP Corporation, and All of the Outstanding

Options of Associated Brands Management Holdings Inc.

Dated as of August 7, 2013

i

SCHEDULES
Schedule A	–	Purchased Securities Ownership
Schedule 1(b)	–	Pro Rata Share
Schedule 1(d)	–	Seller Notes
Schedule 1(e)	–	Intercompany Notes
Schedule 2.3(ii)	–	Distribution of Estimated Purchase Price to Sellers
Schedule 2.4(ii)	–	Resigning Directors and Officers
Schedule 2.5(x)	–	Required Consents
Schedule 2.6(a)	–	Working Capital Indicative Calculation
Schedule 3	–	Disclosure Schedule
Schedule 4	–	Exceptions to Representations and Warranties of the Sellers
Schedule 5	–	Exceptions to Representations and Warranties of the Purchaser
Schedule 6.1	–	Exceptions to Restrictions
Schedule 8.1	–	Pre-Closing Reorganization
Schedule 9.4	–	Governmental Consents and Approvals of the Sellers
Schedule 10.4	–	Governmental Consents and Approvals of the Purchaser

EXHIBITS

Exhibit A	–	Escrow Agreement
Exhibit B	–	Director and Officer Release by Purchaser and Acquired Companies
Exhibit C	–	Director and Officer Resignation Letter
Exhibit D	–	Acquired Companies Release by Director and Officers
Exhibit E	–	Acquired Companies Release by Sellers

v

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT dated as of this 7th day of August, 2013 by and among (i) TreeHouse Foods, Inc. a Delaware corporation (the “Purchaser”), (ii) TorQuest Partners Fund II, L.P., a limited partnership formed and existing under the laws of the Province of Ontario (“TorQuest”), on behalf of itself and as agent for the Sellers, as described in Section 13.16 (the “Sellers’ Agent”), (iii) TorQuest Partners Fund (U.S.) II, L.P., a limited partnership formed and existing under the laws of the State of Delaware (“TorQuest US”) (iv) NATCO Holdings Ltd., a corporation organized and existing under the laws of the Province of British Columbia (“NATC”), (v) Scott Greenwood, an individual residing in Kelowna, British Columbia, Derek Briffett, an individual residing in Collingwood, Ontario, Sue Barlow, an individual residing in Brampton, Ontario, Peter Kapferer, an individual residing in Burlington, Ontario, Sharon Power, an individual residing in Mississauga, Ontario, S.A. Sugar Management Inc., a corporation organized and existing under the laws of the Province of Ontario and Ironstone Consulting Inc., a corporation organized and existing under the laws of the Province of Ontario (collectively, the “Management Shareholders”), (vi) Patricia Nayfeh, an individual residing in Mississauga, Ontario, Judi Hogg, an individual residing in Milton, Ontario, Anand Srinivasan, an individual residing in Mississauga, Ontario, Csaba Reider, an individual residing in Richmond Hill, Ontario, Steve Miller, an individual residing in Toronto, Ontario, Morris Perlis, an individual residing in Thornhill, Ontario, Shane Silver, an individual residing in Burlington, Ontario, Tom Studer, an individual residing in Williamsville, New York, James Akers, an individual residing in Dripping Springs, Texas, Riyaz Devji, an individual residing in Vancouver, British Columbia (collectively, the “Optionholder Sellers”, and together with the Management Shareholders, TorQuest, TorQuest US and NATC, the “Sellers”), (vii) 6726607 Canada Limited, a corporation organized and existing under the laws of Canada (“6726607”), (viii) Associated Brands Management Holdings Inc., a corporation organized and existing under the laws of Canada (“Management Co”), (ix) Associated Brands Holdings Limited Partnership, a limited partnership formed and existing under the laws of the Province of Ontario (the “Partnership”) and (x) Associated Brands GP Corporation, a corporation organized and existing under the laws of the Province of Ontario (“GP Co” and together with 6726607, Management Co and the Partnership, the “Acquired Companies”). The Purchaser, the Sellers, the Sellers’ Agent and the Acquired Companies are sometimes referred to in this Agreement, individually, as a “party” and, collectively, as the “parties”.

RECITALS:

WHEREAS, as of the date hereof, each Seller owns or is the holder of, as applicable (i) issued and outstanding Class A limited partnership units and/or Class B limited partnership units of the Partnership (together, the “Purchased Units”) and/or (ii) issued and outstanding common shares of GP Co (the “Purchased GP Shares”) and/or (iii) issued and outstanding common shares of 6726607 (the “Purchased 6726607 Shares”) and/or (iv) issued and outstanding common shares and/or special multiple voting shares of Management Co (the “Purchased Management Co Shares”) and/or (v) issued and outstanding Management Co Options (the “Purchased Management Co Options” and together with the Purchased Units, the Purchased GP Shares, the Purchased 6726607 Shares and the Purchased Management Co Shares, the “Purchased Securities”, it being understood, for greater certainty, that Purchased Securities shall not include the LC Options), in each case, in the amount set forth opposite his/her/its name on Schedule A hereto;

WHEREAS, on the Closing Date, the Sellers wish to sell and the Purchaser wishes to purchase the Purchased Securities; and

WHEREAS, the Sellers are hereby appointing TorQuest (such entity or its successor named in accordance with Section 13.16 being referred to herein as the Sellers’ Agent) to act on their behalf with respect to certain matters contemplated herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as hereinafter set forth:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions.

As used in this Agreement, the following terms have the meanings ascribed thereto below.

“6726607” has the meaning set forth in the Preamble;

“ABHLP Agreement” means the Third Amended and Restated Limited Partnership Agreement among GP Co, 6726607, Management Co, TorQuest, NATC and each other Person who is admitted to the Partnership as limited partner pursuant to the terms thereof, dated as of May 2, 2012, as may be amended from time to time;

“ABHLP Unit” means the interest of a partner in the Partnership, of any class, as provided for in the ABHLP Agreement;

“ABLP” means Associated Brands Limited Partnership, a limited partnership formed under the laws of the Province of Ontario;

“ABLP Agreement” means the Associated Brands Limited Partnership Limited Partnership Agreement among GP Co, ABON, the Partnership and each other Person who is admitted to the partnership as a limited partner in accordance with the terms thereof, dated as of November 12, 2002, as amended on May 2, 2012, as may be amended from time to time;

“ABLP Unit” means the interest of a partner in ABLP, of any class, as provided for in the ABLP Agreement;

“ABON” means Associated Brands Inc., a corporation formed under the laws of the Province of Ontario;

“ABUS” means Associated Brands, Inc., a corporation formed under the laws of the State of New York;

“Acquired Companies” has the meaning set forth in the Preamble;

“Acquired Companies Fundamental Reps” has the meaning set forth in Section 11.1;

“Acquired Corporate Companies” has the meaning set forth in Section 8.4(h);

“Acquisition Transaction” means any merger, consolidation, or other business combination involving any of the Acquired Companies and/or any of the Subsidiaries or the acquisition of all or any amount of the assets (other than the acquisition of assets or sale of goods in the ordinary course of business) or the equity interests of any of the Acquired Companies and/or any of the Subsidiaries other than as permitted or contemplated by this Agreement;

“Adjustment Report” has the meaning set forth in Section 2.6(d);

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner pursuant to subsection 102(1) of the Competition Act in respect of the transactions contemplated by this Agreement;

“Affiliates” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. As used in this definition, “control”, “controlled by” and “under common control with” means possession, directly or indirectly, of power to direct or cause the direction of management or policies of such Person (whether through ownership of securities or other partnership or ownership interests, as trustee, personal representative or executive or by contract, credit agreement or otherwise) provided that in any event, any Person which owns directly, indirectly or beneficially 50% or more of the securities having voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership interests or other ownership interests of any other Person will be deemed to control such Person;

“Agent Indemnified Party” has the meaning set forth in Section 13.16(c);

“Agreement” means this Securities Purchase Agreement, the Disclosure Schedule and all other Schedules and Exhibits attached to this Agreement and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and unless otherwise indicated, references to Sections, Articles or Exhibits are sections, articles or exhibits, as applicable, in this Agreement;

“APA” means each of the Boston Tea APA, the NATC APA and the Soluble APA (collectively, referred to as the “APAs”);

“Balance Sheet Date” means December 31, 2012;

“Base Purchase Price” has the meaning set forth in Section 2.2(a)(i);

“Benefit Plans” has the meaning set forth in Section 3.15(a);

“Boston Tea” means Boston Tea Company, L.L.C., a limited liability company formed under the laws of the State of New Jersey;

“Boston Tea APA” means the Asset Purchase Agreement among Boston Tea, NATC and Andrew Jacobs, dated as of January 1, 2012;

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the Province of Ontario, Canada or in the City of Chicago, Illinois;

“Change of Control Agreements” means, collectively, (i) the Board Commitment to Derek Briffett from the board of directors of GP Co, dated as of May 23, 2013, (ii) the Employment Letter between James DiMatteo and ABUS, dated February 9, 2011 and (iii) Employment Letter between Allan Achtemichuk and ABLP, dated March 26, 2013;

“Change of Control Payments” means the aggregate amounts owed to (i) Derek Briffett from ABLP (provided that the amount payable to Derek Briffett shall only include the amount payable under the heading “One-Year Retention Bonus Payment” set forth in the applicable Change of Control Agreement), (ii) James DiMatteo from ABUS, (iii) Allan Achtemichuk from ABLP, in each case, under the Change of Control Agreements, as applicable, which shall be equal to $158,950 for Derek Briffett, U.S.$150,000 for James DiMatteo and $115,000 for Allan Achtemichuk and (iv) any other amounts payable by the Acquired Companies or a Subsidiary to any existing officers, directors, employees and consultants of the Acquired Companies or a Subsidiary with respect to any change of control, commission or other similar payments payable in connection with the transactions contemplated hereunder;

“Closing” means the closing of the transactions contemplated by this Agreement;

“Closing Date” means the day which is three (3) Business Days after the day on which the conditions set forth in Article 9 and Article 10 have been satisfied or waived (other than conditions that, by their terms, are to be satisfied at the Closing), or at such other date as the Purchaser and the Sellers shall mutually agree;

“Closing Date Balance Sheet” has the meaning set forth in Section 2.6(a);

“Closing Date Working Capital” has the meaning set out in Section 2.6(a);

“Closing Date Working Capital Statement” has the meaning set forth in Section 2.6(a);

“Closing Indebtedness” means, on a consolidated basis, as of immediately prior to the Closing and without duplication of amounts: (i) all outstanding payment obligations of the Acquired Companies and the Subsidiaries for borrowed money (including the principal amount thereof or, if applicable, the accreted amount thereof, the accrued and unpaid interest thereon and, if applicable, any prepayment penalties or similar fees thereof), whether or not evidenced by bonds, debentures, notes or other similar instruments; (ii) all outstanding payment obligations of the Acquired Companies and the Subsidiaries with respect to guaranties, endorsements, assumptions and other contingent obligations in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others; (iii) all outstanding payment obligations of the Acquired Companies and the Subsidiaries for deferred purchase price pursuant to any acquisition or similar agreement (including the APAs), including earnouts, payments under non-compete agreements and seller notes, but excluding trade accounts payable and other current liabilities arising in the ordinary course of business, in each case, to the extent included in Working Capital (other than the current portion of indebtedness for borrowed money); (iv) all outstanding payment obligations of the Acquired Companies and the Subsidiaries in respect of amounts drawn upon or funded under letters of credit, bankers’ acceptances or similar facilities issued for the account of the Acquired Companies and the Subsidiaries and (vi) all outstanding rental payment obligations associated with the Horner Lease. For purposes of clarification, the parties agree that Closing Indebtedness shall include the Credit Facility Debt Amount and the Total Seller Note Amount. In no event, however, shall the Closing Indebtedness include (i) any indebtedness arranged by the Purchaser or any of its Affiliates, (ii) any amounts owing under an operating lease or capital lease (other than the Horner Lease); provided, however, that if the liabilities associated with the Wells Fargo Lease are accelerated in connection with the transactions contemplated hereunder, such liabilities (including any prepayment obligation related thereto) shall be included in the definition of Closing Indebtedness (the “Wells Fargo Payments”) (and for greater certainty, in such case, not included as a separate deduction to the Purchase Price or Estimated Purchase Price), (iii) any amounts subject to uncalled letters of credit that have not been drawn upon or funded and that are only payable in the event of non-performance of the underlying obligation, (iv) amounts relating any interest rate, currency swap or other hedging arrangement, including the Interest Rate Hedges and (v) any of the components of Working Capital, the Transaction Expenses or the Transaction Employment Taxes;

“Code” means the United States Internal Revenue Code of 1986, as amended, and includes the regulations promulgated thereunder.

“Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act and includes any person authorized to exercise the powers and perform the duties of the Commissioner;

“Company Books and Records” means all books, records, files, instruments, papers or data of the Acquired Companies and the Subsidiaries, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Permits, customer lists, computer files and programs, operating data and plans and environmental reports, studies and plans;

“Competition Act” means the Competition Act (Canada), as amended, and includes the regulations promulgated thereunder;

“Competition Act Clearance” means (a) the issuance to Purchaser of an Advance Ruling Certificate; or (b) both of (i) the waiting period, Act Section 123 of the Competition Act has expired or been terminated or the obligation of the Parties to make pre-merger notification filings in accordance with Part IX of the Competition Act has been waived in accordance with paragraph 113(c) of the Competition Act, and (ii) Purchaser has received a letter from the Commissioner advising Purchaser that the Commissioner does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement;

“Confidential Memorandum” has the meaning set forth in Section 13.5;

“Confidentiality Agreement” has the meaning set forth in Section 7.1;

“Contract” means any agreement, arrangement, understanding, commitment, instrument, lease, license, mortgage, indenture, note, debenture, credit agreement, security agreement or other contract, whether or not in writing;

“Credit Facility” means the Third Amended and Restated Credit Agreement among the Bank of Montreal and Canadian Imperial Bank of Commerce, as co-lead arrangers, joint bookrunners and co-syndication agents, the Bank of Montreal, as Agent, the lenders party thereto, the Partnership and the Subsidiaries, as borrowers, and certain affiliates of the borrowers party thereto, dated as of May 2, 2012, as amended by the First Amendment Agreement dated as of May 16, 2013, and as may be further amended from time to time, together with all pledge, security and other collateral or intercreditor arrangements related thereto;

“Credit Facility Debt Amount” means the principal, interest and other amounts (including prepayment fees, legal fees and other expenses) required to be paid to satisfy in full the obligations of the Partnership and the Subsidiaries pursuant to the Credit Facility;

“Crown” means the Canadian federal crown and/or any Canadian provincial crown, as applicable;

“Current Representation” has the meaning set forth in Section 13.18;

“currently realizable” has the meaning set forth in Section 11.7(b);

“Deductible” has the meaning set forth in Section 11.3(ii);

“Directors and Officers” has the meaning set forth in Section 7.4(c);

“Disclosure Schedule” means the disclosure schedule of the Acquired Companies and the Subsidiaries attached to this Agreement including all exhibits thereto;

“Dispute Notice” has the meaning set forth in Section 2.6(c);

“Dispute Period” has the meaning set forth in Section 11.6(c);

“Draft Closing Date Balance Sheet” has the meaning set forth in Section 2.6(a);

“Draft Closing Date Working Capital Statement” has the meaning set forth in Section 2.6(a);

“Draft Closing Statements” has the meaning set forth in Section 2.6(a);

“Environmental Laws” means any and all (i) federal, provincial, state, municipal or local statutes, regulations, orders, decrees, by-laws or ordinances or the common law relating to pollution or protection of the environment, natural resources or worker health or safety, including those relating to emissions, discharges or releases of Hazardous Materials, (ii) policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law or which establish the interpretative position of the Law by such Governmental Authority, in each case binding on or affecting the Person referred to in the context in which such word is used and (iii) civil or tort responsibility for acts or omissions with respect to the environment, and all authorizations issued or required to be issued pursuant to such Environmental Laws;

“Environmental Permit” has the meaning set forth in Section 3.20;

“ERISA” has the meaning set forth in Section 3.15(a);

“ERISA Affiliate” of an entity means a corporation, trade, business, or entity under common control with such entity, within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA;

“Escrow Agent” has the meaning set forth in Section 2.3(i);

“Escrow Agreement” has the meaning set forth in Section 2.3(i);

“Estimated Closing Date Working Capital” has the meaning set forth in Section 2.2(b);

“Estimated Purchase Price” has the meaning set forth in Section 2.2(b);

“Exhibits” means the exhibits to this Agreement;

“Financial Statements” has the meaning set forth in Section 3.7(a);

“generally accepted accounting principles” has the meaning set forth in Section 1.4;

“Governmental Authority” means any federal, national, supranational, state, provincial, municipal or local or any other governmental or public department, any court, tribunal, arbitrator, authority, agency, bureau, commission, board, official, any Canadian minister or the Crown or foreign equivalent or any non-governmental self-regulatory agency or other instrumentality of any government that, in each case, has jurisdiction over the matter in question;

“GP Co” has the meaning set forth in the Preamble;

“Hazardous Materials” means any waste or other substance that is listed or prohibited, regulated, designated or classified pursuant to any Environmental Law as a “pollutant”, “deleterious substance”, “toxic substance”, “hazardous substance” or “hazardous waste”, including asbestos, mold and petroleum and any byproduct or derivative thereof;

“Horner Lease” means the Lease Agreement dated October 23, 2009, by and between 137 Horner Portfolio Inc., as landlord, and ABLP, as tenant, for a portion of the building located at 137 Horner Avenue, Toronto, Ontario;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“Indemnified Party” has the meaning set forth in Section 11.6(a);

“Indemnified Taxes” means any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a contract or other agreement entered (or assumed) by the Acquired Companies or any Subsidiary on or prior to the Closing Date, in connection with filing a Tax Return, an adjustment by any Governmental Authority, or for any other reason and whether disputed or not), other than to the extent such Taxes are included in the computation of the Closing Date Working Capital, as finally determined:

(i) all Taxes of the Acquired Companies or any Subsidiary (other than Transfer Taxes (which are governed by (iv)), and Transaction Employment Taxes (which are governed by (v))) for any Sellers’ Tax Period;

(ii) all Taxes that the Acquired Companies or any Subsidiary is liable for as a result of being a member of (or leaving) an affiliated, consolidated, combined, or unitary Tax group on or before the Closing Date;

(iii) all Taxes resulting from (a) a breach of any Tax Rep (in each construed as if they were not qualified by “knowledge,” “material,”, “materially”, “Material Adverse Effect” or similar language) or (b) a breach of a covenant or other agreement of any of the Sellers or the Sellers’ Agent contained in Section 6.1 or Section 8.4;

(iv) the Sellers’ allocable share of all Transfer Taxes as determined under Section 8.4(i);

(v) all Transaction Employment Taxes solely to the extent not included in the computation of the Estimated Purchase Price;

(vi) all Taxes imposed as a result of any loss, reduction, disallowance, or unavailability (in whole or in part) of any refund (whether as cash or a credit or offset against Taxes otherwise payable) that (a) was reflected in the Closing Date Working Capital, as finally determined, or (b) gave rise to a payment to, or for the benefit of the Sellers, under Section 8.4(e); and

(v) all Taxes relating to, arising out of or in connection with paying (or capitalizing) the Intercompany Notes in connection with the Pre-Closing Reorganization (such Taxes in this clause (v), the “Reorg Indemnified Taxes”).

Indemnified Taxes shall not include (A) any Pre-Closing Reorganization Taxes (other than, for greater certainty, the Reorg Indemnified Taxes, if any), (B) any Taxes resulting from the applicable Acquired Company or its Subsidiaries failure to timely remit any Transaction Employment Taxes included in the computation of the Estimated Purchase Price, (C) any Taxes resulting from the applicable Acquired Company or its Subsidiaries failure to timely remit the amounts withheld from the Change of Control Payment pursuant to Section 2.3(iv) or Section 7.6 or the vested-in-the-money Management Co Options pursuant to Section 2.3(ii) or (D) any Taxes resulting from the failure of the Purchaser to, or to cause the applicable Acquired Company or Subsidiary to timely pay any Taxes shown as payable on any Seller Tax Return or Purchaser Tax Return.

“Indemnified Taxes Indemnity” has the meaning set forth in Section 11.2(iv);

“Indemnifying Party” has the meaning set forth in Section 11.6(a);

“Indemnity Cap” has the meaning set forth in Section 11.3(iii);

“Indemnity Escrow Account” has the meaning set forth in Section 2.3(i);

“Independent Auditor” means KPMG;

“Intellectual Property” means all (a) patents, industrial design registrations and applications and patent applications, (b) trademarks, service marks, trade names, logos, trade dress and Internet domain names, together with the goodwill associated therewith (“Trademarks”), (c) copyrights, including copyrights in computer software, rights in databases and moral rights, (d) registrations and applications for registration of any of the foregoing, including all provisionals, divisionals, continuations, continuations-in-part, reexaminations, reissues, renewals and extensions, (e) trade secrets, including inventions, invention disclosures, designs, proprietary information and data, know-how, processes, formulas and recipes (“Trade Secrets”), and (f) any similar or equivalent rights throughout the world;

“Intercompany Notes” means the secured and unsecured subordinated notes issued by one of the Acquired Companies or a Subsidiary and held by another Acquired Company or Subsidiary, as set forth in Schedule 1(e) hereto;

“Interest Rate Hedges” means the interest rate hedging arrangements entered into by the Partnership and the Bank of Montreal and Canadian Imperial Bank of Commerce in connection with the Credit Facility;

“ITA” means the Income Tax Act (Canada), and includes the regulations promulgated thereunder;

“Knowledge of the Acquired Companies” has the meaning set forth in Section 1.2;

“Knowledge of the Purchaser” has the meaning set forth in Section 1.3;

“Laws” means all laws, statutes, rules, regulations, ordinances, codes, rules, and other pronouncements having the effect of law of Canada, any foreign country or any domestic or foreign province, state, county, city, municipality or other political subdivision or of any Governmental Authority;

“LC Options” means the Management Co Options held by Leslie Chase, an individual residing in Toronto, ON;

“LC Options Indemnity” has the meaning set forth in Section 11.2(v);;

“Leased Real Property” has the meaning set forth in Section 3.11(a);

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proposed assessment or reassessment, proceedings (public or private), claims, notices of violation or notices of potential Liability or other proceedings, investigations, examination or audits by or before a Governmental Authority;

“Liability” means any debt, liability or obligation, and including all costs and expenses relating thereto;

“Liens” means any encumbrance, lien, pledge, charge, mortgage or security interest;

“Loss” or “Losses” have the meaning set forth in Section 11.2;

“Management Agreement” means the Management Services Agreement by and among the Partnership, ABUS, ABON, ABLP, GP Co and Torquest Management Services Limited Partnership, dated as of May 8, 2007, as amended on May 1, 2012, as may further be amended from time to time;

“Management Co” has the meaning set forth in the Preamble;

“Management Co Options” means each option to purchase a common share in the capital of Management Co under the Option Plan;

“Management Co Option Agreements” means, collectively, the option agreements entered into on various dates with various directors and key employees of Management Co and the Partnership in connection with the Option Plan;

“Management Co USA” means the Unanimous Shareholders Agreement of Management Co, dated as of December 18, 2009, among Management Co, and the shareholders of Management Co listed as party thereto, as may be amended from time to time;

“Management Shareholders” has the meaning set forth in the Recitals;

“Material Adverse Effect” means any change, effect, development, condition, circumstance, event or condition that, individually or together with any other change, effect, development, condition, circumstance, event or condition, has or would reasonably be expected to have (i) a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Acquired Companies and the Subsidiaries taken as a whole (after taking into account any coverage in respect thereof under existing insurance policies), or (ii) the ability of the Acquired Companies, the Sellers or the Sellers’ Agent to timely perform their respective obligations under this Agreement or to timely consummate the transactions contemplated by this Agreement, except that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (a) any adoption, proposal, implementation or change in applicable accounting principles or any Law or any interpretation thereof by any Governmental Authority; (b) any change in global, national or regional political or social conditions in Canada, the United States or elsewhere in the world, including armed hostilities, national emergencies or acts of war (whether or not declared), sabotage or terrorism, changes in government or military actions, or any escalation or worsening of any of the foregoing; (c) any change in financial, securities, commodity or credit markets (including any disruption thereof, any decline in the price of any security or any market index and changes in prevailing interest rates or foreign exchange rates) or in general economic, business, regulatory or market conditions in Canada, the United States or elsewhere in the world; (d) any change generally affecting the industries or market sectors in which the Acquired Companies and the Subsidiaries operate in North America; (e) the negotiation, execution, announcement or performance of this Agreement or consummation of the transactions contemplated hereby or under the other Transaction Documents with respect to the Acquired Companies or the Subsidiaries or their respective businesses; (f) the failure of any of the Acquired Companies or the Subsidiaries to meet any internal or public projections, forecasts or estimates of performance, revenues or earnings (it being understood that the facts and circumstances that caused such failure that are not otherwise excluded from the definition of Material Adverse Effect may constitute or contribute to a Material Adverse Effect); or (g) any action (or the effects of any action) taken (or omitted to be taken) upon the request or instruction of, or with the consent of, the Purchaser or actions that are taken (or omitted to be taken), consistent with the terms hereof that are necessary to consummate the transactions contemplated hereby or under the other Transaction Documents; provided, however, that in the case of clauses (a) through (e) any such change, effect, event or condition shall nevertheless be considered as constituting or contributing to a Material Adverse Effect to the extent such change, effect, event or condition, individually or in the aggregate, has a disproportionate, materially adverse effect on the business, assets, properties, condition (financial or otherwise) or the results of operations of the Acquired Companies and the Subsidiaries taken as whole relative to other companies operating in the same industry as the Acquired Companies and the Subsidiaries;

“Material Contracts” has the meaning set forth in Section 3.13(a);

“Multiple Employer Plan” has the meaning set forth in Section 3.15(g);

“Multiemployer Plan” has the meaning set forth in Section 3.15(g);

“NATC” has the meaning set forth in the Preamble;

“NATC APA” means the Asset Purchase Agreement among ABLP, ABUS, NATC and Riyaz Devji, dated as of April 17, 2012;

“Notice” has the meaning set forth in Section 11.6(a);

“OSHA” has the meaning set forth in Section 3.16(f);

“Optionholder” means a holder of one or more Management Co Options;

“Optionholder Sellers” has the meaning set forth in the Preamble;

“Option Plan” means the Management Holdco Director and Key Employee Stock Option Plan, dated as of February 13, 2009, as amended from time to time, including the Management Co Option Agreements and the Partnership Option Agreements entered into in connection therewith;

“Options” means, collectively, the Management Co Options and the Partnership Options;

“Order” means any writ, judgment, injunction, decree, determination, award, authorization or similar order of any Governmental Authority (whether preliminary or final);

“Outside Date” has the meaning set forth in Section 12.1(v);

“Owned Real Property” has the meaning set forth in Section 3.11(b);

“Partnership” has the meaning set forth in the Preamble;

“Partnership Agreements” means, collectively, the ABHLP Agreement and the ABLP Agreement;

“Partnership Option Agreements” means the ABHLP Option Agreements between the Partnership and Management Co, dated as of February 13, 2009, May 31, 2009 and May 2, 2012, respectively, as each may be amended from time to time;

“Partnership Options” means each option to purchase Class A and Class B limited partnership units in the Partnership granted under the Partnership Option Agreements in connection with the Option Plan;

“party” or “parties” has the meaning set forth in the Preamble;

“Payoff Letters” means, the payoff letters from each holder of Closing Indebtedness to be delivered by the Sellers’ Agent to the Purchaser at least three (3) Business Days prior to the Closing Date indicating the amount required to discharge such Closing Indebtedness at the Closing and including an undertaking by each such holder to discharge (or authorize the discharge of) any Liens securing any portion of such Closing Indebtedness upon payment of the Closing Indebtedness owed to such holder in accordance with Section 2.3;

“Pension Plan” has the meaning set forth in Section 3.15(g);

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, variances, franchises or similar consents granted or issued by any Governmental Authority;

“Permitted Liens” means, with respect to any Person (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) Liens of any judgment rendered or claim filed against such Person which are being contested in good faith by appropriate proceedings and for which an appropriate reserve has been established in accordance with generally accepted accounting principles, (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens and Liens imposed by Law arising or incurred in the ordinary course of business and securing payments not yet delinquent or being contested in good faith by appropriate proceedings and for which an appropriate reserve has been established in accordance with generally accepted accounting principles, (iv) any imperfection of title or similar Lien or encumbrance, easement, right of way, zoning, land use or other restriction, or bylaw regulations, development agreements, subdivision agreements, site plan agreements, building restrictions or ordinances of any Governmental Authority which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (v) any Lien granted to a public utility or Governmental Authority, (vi) the rights of any landlord or any Person under any lease of real property occupied by such Person as tenant and Liens, reservations and renewals of freehold interest in any such property having priority to any such leases, (vii) any reservations, limitations, provisos and conditions expressed in any original grant from the Crown with respect to any real property and all unregistered rights, interests and privileges in favor of the Crown pursuant to any applicable Law, provided that the latter do not materially impair the use of any real property for the purposes for which it is held or presently used, (viii) any Lien that will be satisfied at or prior to the Closing, including any Liens related to amounts to be repaid under the Credit Facility Debt Amount or the Total Seller Note Amount and Liens related to the Interest Rate Hedges, (ix) Liens or title retention arrangements arising under conditional sales contracts, leases or to secure the payments of the purchase price or the repayment of moneys borrowed to pay the purchase price of any assets, property or properties hereafter or previously acquired by such Person referenced in the Financial Statements or in the Disclosure Schedule, (x) covenants, conditions, restrictions, agreements, easements or other Liens referenced in the Financial Statements or in the Disclosure Schedule and (xi) Liens related to the Intercompany Notes;

“Person” means any individual, partnership, limited partnership, limited liability partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, limited liability company, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or Governmental Authority;

“Pre-Closing Reorganization” has the meaning set forth in 0;

“Pre-Closing Reorganization Taxes” means any Taxes (withholding or otherwise), but excluding the Reorg Indemnified Taxes, incurred by any of the Sellers, the Acquired Companies or any Subsidiary relating to, arising out of or in connection with the Pre-Closing Reorganization, including, for greater certainty, any such Taxes relating to, arising out of or in connection with (x) any Section 338(g) or Section 754 elections filed under the Code in connection therewith or (y) any payment (at any time or from time to time) of the accrued and/or unpaid royalty payments owing from ABUS to ABLP or any other intercompany payable between the Acquired Companies and the Subsidiaries.

“Post-Closing Representation” has the meaning set forth in Section 13.18;

“Pro Rata Share” means, with respect to each of the Sellers, the percentage set forth opposite such Seller’s name in Schedule 1(b), which, for each Optionholder, shall take into account only such Seller’s vested in-the-money Management Co Options;

“Purchase Price” has the meaning set forth in Section 2.2(a);

“Purchased 6726607 Shares” has the meaning set forth in the Recitals;

“Purchased GP Shares” has the meaning set forth in the Recitals;

“Purchased Management Co Options” has the meaning set forth in the Recitals;

“Purchased Management Co Shares” has the meaning set forth in the Recitals;

“Purchased Securities” has the meaning set forth in the Recitals;

“Purchased Units” has the meaning set forth in the Recitals;

“Purchaser” has the meaning set forth in the Preamble;

“Purchaser Fundamental Reps” has the meaning set forth in Section 11.1;

“Purchaser Indemnified Parties” has the meaning set forth in Section 11.2;

“Purchaser’s Tax Period” means and includes any and all tax periods beginning on or after the Closing Date and, in addition, the portion of any Straddle Period that consists of a partial period deemed to begin as of the Closing;

“Purchaser Tax Returns” has the meaning set forth in Section 8.4(a);

“Real Property” has the meaning set forth in Section 3.11(b);

“Real Property Leases” has the meaning set forth in Section 3.11;

“Refund” has the meaning set forth in Section 8.4(e);

“Registered Intellectual Property” has the meaning set forth in Section 3.14;

“Reorg Indemnified Taxes” has the meaning set forth in the definition of Indemnified Taxes;

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, auditors, legal and financial advisors, consultants, agents and other representatives;

“Resigning Directors and Officers” has the meaning set forth in Section 2.4(ii);

“Schedules” means the schedules to this Agreement, including, for greater certainty, the Disclosure Schedule;

“Section 280G Waived Payments” has the meaning set forth in Section 8.4(j);

“Seller Fundamental Reps” has the meaning set forth in Section 11.1;

“Seller Group” has the meaning set forth in Section 13.18;

“Seller Indemnified Parties” has the meaning set forth in Section 11.4;

“Seller Notes” means the secured and unsecured subordinated notes issued by one of the Acquired Companies or a Subsidiary and held by TorQuest or TorQuest US, as set forth in Schedule 1(d) hereto;

“Seller Tax Returns” has the meaning set forth in Section 8.4(a);

“Seller’s Securities” has the meaning set forth in Section 4.2;

“Sellers” and “Seller” have the meaning set forth in the Preamble;

“Sellers’ Agent” has the meaning set forth in the Recitals;

“Sellers’ Agent Expenses” means (i) the fees, charges and out-of-pocket expenses of outside counsel to the Sellers’ Agent or the Sellers and any other agents, advisors, consultants and experts employed by the Sellers’ Agent or the Sellers in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, the transactions contemplated hereby or under the other Transaction Documents or any dispute arising hereunder, and (ii) reasonable out-of-pocket expenses of the Sellers’ Agent incurred in such capacity;

“Sellers’ Tax Period” means and includes any and all tax periods ending on or before the Closing Date and, in addition, the portion of any Straddle Period that consists of a partial period deemed to end immediately before the Closing;

“Settlement Date” has the meaning set forth in Section 2.7;

“Soluble APA” means the Asset Purchase Agreement among ABUS, Soluble Products Co., L.P., BevTech Corp., and the Owners (as defined therein), dated as of December 29, 2011;

“Straddle Period” means any tax period beginning before the Closing Date and ending after the Closing Date;

“Subject Laws” has the meaning set forth in Section 3.21;

“Subsidiaries” means, collectively, ABUS, ABLP and ABON and “Subsidiary” means any one of them;

“Target Working Capital” means $36,100,000, as calculated in accordance with, and on the basis set forth in, Schedule 2.6(a);

“Tax Contest” has the meaning set forth in Section 8.4(g);

“Tax Incentive” has the meaning set forth in Section 3.17(i);

“Tax Reps” has the meaning set forth in Section 11.1;

“Tax Returns” has the meaning set forth in Section 3.17;

“Tax Savings” has the meaning set forth in Section 11.7(b);

“Taxes” has the meaning set forth in Section 3.17;

“TorQuest” has the meaning set forth in the Preamble;

“Torquest Rights Agreement” means the letter agreement dated May 8, 2007 from the Partnership to TorQuest;

“TorQuest US” has the meaning set forth in the Preamble;

“Top Customers” has the meaning set forth in Section 3.27;

“Top Suppliers” has the meaning set forth in Section 3.27;

“Total Seller Note Amount” means the aggregate principal, interest and other amounts (including legal fees and other expenses) required to be paid to satisfy in full the obligations of the Acquired Companies or a Subsidiary pursuant to the Seller Notes;

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”;

“Transaction Documents” means (i) this Agreement, (ii) the Escrow Agreement and (iii) all other certificates, agreements and instruments to be executed by the Purchaser, the Acquired Companies and/or any Seller at or prior to the Closing pursuant to this Agreement;

“Transaction Employment Taxes” means the employer portion of all employment or other payroll Taxes (whether payable with respect to a Sellers’ Tax Period or Purchaser’s Tax Period) that the Acquired Companies or any Subsidiary incurs with respect to payments to the Optionholders or the Change of Control Payments (including any such other amounts paid under Section 2.7 or upon the release of the Indemnity Escrow Account).

“Transaction Expenses” means all fees and expenses payable by any of Acquired Companies or a Subsidiary to any Person in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or under the other Transaction Documents, including the fees and expenses of legal counsel, investment advisers and accountants, any fees related to pay-out letters, any amounts payable to the brokers listed in Section 3.24 of the Disclosure Schedule and the Change of Control Payments; provided, however, that the Transaction Expenses shall not include any such fees, expenses or other amounts included in Closing Indebtedness, the Transaction Employment Taxes or Working Capital;

“Transfer Taxes” means all transfer, excise, documentary, sales, use, value added, stamp, registration, recording, property and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated hereunder or under the other Transaction Documents;

“Unit” means each ABHLP Unit and each ABLP Unit (collectively, referred to as the “Units”);

“Waiving Parties” has the meaning set forth in Section 13.18;

“Wells Fargo Lease” means the Equipment Lease between Wells Fargo Equipment Finance Company and ABLP (as successor to NATC), dated as of September 2, 2011;

“Wells Fargo Payments” has the meaning set forth in the definition of Closing Indebtedness;

“Working Capital” means the consolidated working capital of the Partnership calculated on the basis set forth in Schedule 2.6(a) and the illustrative calculation included therein (and, for greater certainty, none of (i) the Credit Facility Debt Amount, (ii) the Total Seller Note Amount or any other components of Closing Indebtedness, (iii) the Transaction Expenses, (iv) the Transaction Employment Taxes or (v) any Pre-Closing Reorganization Taxes (other than, for greater certainty, the Reorg Indemnified Taxes, if any) shall be a liability for this purpose.

Section 1.2 Knowledge of the Acquired Companies.

For purposes of this Agreement, the term or phrase “Knowledge of the Acquired Companies” shall mean and be limited to the knowledge of Scott Greenwood, Derek Briffett and Peter Kapferer after having made reasonable inquiry of their direct reports as they consider reasonably necessary as to the matters that are the subject of the representations and warranties, in each case, without personal liability for any such knowledge (other than as a Seller in accordance with Article 11).

Section 1.3 Knowledge of the Purchaser.

For purposes of this Agreement, the term or phrase “Knowledge of the Purchaser” shall mean and be limited to the knowledge of the individuals set forth in Section 1.3 of Schedule 5, after having made reasonable inquiry of their direct reports as they consider reasonably necessary as to the matters that are the subject of the representations and warranties, in each case, without personal liability for any such knowledge.

Section 1.4 Generally Accepted Accounting Principles.

In this Agreement, except to the extent otherwise expressly provided, references to “generally accepted accounting principles” mean Canadian generally accepted accounting principles for private enterprises as provided from time to time by the Canadian Institute of Chartered Accountants and applied on a consistent basis.

Section 1.5 Calculations in Canadian Dollars.

All amounts in this Agreement are stated and shall be paid in Canadian dollars.

Section 1.6 Interpretation.

Unless otherwise expressly provided, the following rules of interpretation shall apply:

(i)	The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof;

(ii)	Unless otherwise indicated, all references herein to sections, articles, exhibits or schedules, shall be deemed to refer to Sections, Articles, Exhibits or Schedules of or to this Agreement, as applicable;

(iii)	The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require;

(iv)	Any reference to the singular in this Agreement shall also include the plural and vice versa, as the context may require;

(v)	References to any Law shall be construed as a reference to the same as in effect on the date of this Agreement, unless the context otherwise requires;

(vi)	Any reference to a number of days shall refer to calendar days unless Business Days are specified; and

(vii)	The words “include”, “includes” and “including” mean “include”, “includes” and “including”, in each case, “without limitation”.

ARTICLE 2

PURCHASE AND SALE; PAYMENT OF PURCHASE PRICE

Section 2.1 Agreement to Purchase the Purchased Securities

Subject to the terms of this Agreement, at the Closing each Seller shall sell, assign and convey to the Purchaser the Purchased Securities owned by such Seller as set forth on Schedule A hereto, and the Purchaser shall purchase, acquire and accept from each Seller, such Purchased Securities.

Section 2.2 Purchase Price.

(a) Subject to the other terms and provisions of this Agreement (including the payment mechanics set out in this Article 2), the aggregate purchase price (the “Purchase Price”) payable by the Purchaser to the Sellers for the Purchased Securities shall be equal to the following:

(i)	$187,000,000 (the “Base Purchase Price”);

(ii)	plus the amount, if any, by which Closing Date Working Capital is greater than Target Working Capital;

(iii)	minus the amount, if any, by which Target Working Capital is greater than Closing Date Working Capital;

(iv)	minus the Closing Indebtedness payable pursuant to Section 2.3(iii);

(v)	minus the Transaction Expenses payable pursuant to Section 2.3(iv) or Section 7.6;

(vi)	minus the amount of Transaction Employment Taxes paid or payable in accordance with Section 2.3(v); and

(vii)	minus the amount of all remaining lease payments due under the Wells Fargo Lease calculated as of the Closing Date; provided, that such amount shall not be a deduction to the Purchase Price to the extent the Wells Fargo Payments are included in Closing Indebtedness.

(b) The parties acknowledge that it is not possible to determine the Purchase Price until the Closing Date Balance Sheet and Closing Date Working Capital Statement become available. Accordingly, the parties agree that five (5) Business Days prior to the Closing, the Partnership shall deliver a certificate to the Purchaser and the Sellers setting forth the good faith estimate of an officer of GP Co on behalf of the Partnership of the Closing Date Working Capital as of the Closing Date (which estimate shall be subject to the good faith review and reasonable comments of the Purchaser; it being understood that in the event of any dispute concerning such estimate, such estimate of Closing Date Working Capital delivered by such officer of GP Co on behalf of the Partnership shall apply and be binding for purposes of determining the Estimated Purchase Price payable on the Closing Date) to be calculated in accordance with the indicative Working Capital calculations set forth in Schedule 2.6(a) (“Estimated Closing Date Working Capital”), and on the basis of that information, the good faith estimate of an officer of GP Co on behalf of the Partnership of the Purchase Price (such estimate, the “Estimated Purchase Price”). The Estimated Purchase Price shall be equal to:

(i)	the Base Purchase Price;

(ii)	plus the amount, if any, by which the Estimated Closing Date Working Capital is greater than Target Working Capital;

(iii)	minus the amount, if any, by which the Target Working Capital is greater than the Estimated Closing Date Working Capital;

(iv)	minus the Closing Indebtedness payable pursuant to Section 2.3(iii);

(v)	minus the Transaction Expenses payable pursuant to Section 2.3(iv) or Section 7.6;

(vi)	minus the amount of Transaction Employment Taxes paid or payable in accordance with Section 2.3(v); and

(vii)	minus the amount of all remaining lease payments due under the Wells Fargo Lease calculated as of the Closing Date; provided, that such amount shall not be a deduction to the Purchase Price to the extent the Wells Fargo Payments are included in Closing Indebtedness.

Section 2.3 Payments by the Purchaser at Closing

At the Closing, the Purchaser shall pay the following:

(i)	to Computershare Trust Company of Canada, the escrow agent (the “Escrow Agent”) under the escrow agreement substantially in the form of Exhibit A hereto to be entered into on the Closing Date by the Sellers’ Agent (on behalf of the Sellers), the Purchaser and the Escrow Agent (the “Escrow Agreement”), an amount equal to 6.5% of the Base Purchase Price for deposit with the Escrow Agent into an escrow account to be referred to as the “Indemnity Escrow Account”;

(ii)	to the Sellers’ Agent on behalf of the Sellers, the amount equal to the Estimated Purchase Price less the amounts referred to in Section 2.3(i) to be distributed to each Seller (with respect to the portion of each Seller’s Purchased Securities that are Management Co Options, solely with respect to vested-in-the-money Management Co Options and net of any applicable withholding) in consideration for the acquisition of its Purchased Securities, in accordance with their Pro Rata Share (subject to applicable withholding) in the amounts set out on Schedule 2.3(ii) (which such schedule shall be reasonably determined by the Sellers’ Agent and provided to the Purchaser by the Sellers’ Agent on or before the Closing Date); provided, that any such amounts shall be distributed only after the Sellers’ Agent has deducted an amount to cover the Sellers’ Agent Expenses;

(iii)	on behalf of the Acquired Companies and/or a Subsidiary, as applicable, to each holder of Closing Indebtedness, such portion of the Closing Indebtedness as specified by such holder in the Payoff Letter from such holder;

(iv)	on behalf of the Sellers or the Acquired Companies or a Subsidiary, as applicable, to each payee of the Transaction Expenses such portion of the Transaction Expenses (with respect to any Change of Control Payments, net of any applicable withholding Taxes which the Purchaser shall cause the Acquired Companies or a Subsidiary, as applicable, to pay on or prior to the date such amounts are due to the applicable Governmental Authority) set forth in and, in accordance with the final bills and wire transfer instructions delivered by the Sellers’ Agent to the Purchaser no later than three (3) Business Days prior to the Closing Date, other than the Change of Control Payment due to James DiMatteo, which the parties acknowledge is to be paid after the Closing Date in accordance with Section 7.6; and

(v)	on behalf of and as directed by the Acquired Companies, the aggregate amount of Transaction Employment Taxes shall be deposited into the appropriate bank accounts of the Acquired Companies or any Subsidiary, as applicable, to be held for remittance to the applicable Governmental Authority, and the Purchaser shall cause the applicable Acquired Company or Subsidiary to remit such payment to the applicable Governmental Authority on or before such payment is due.

Section 2.4 Closing Deliverables by the Purchaser

At the Closing, the Purchaser shall deliver:

(i)	(x) to the Sellers, the Estimated Purchase Price less the amounts referred to in Section 2.3(i) and (y) to the other payees set forth in Section 2.3, the other amounts set forth therein, in each case, in accordance with Section 2.3;

(ii)	to the Sellers, duly executed releases by the Purchaser, the Acquired Companies and the Subsidiaries substantially in the form attached hereto as Exhibit B releasing each Person listed in Schedule 2.4(ii) who has served, and is resigning in connection with the transactions contemplated herein, as a director or officer of any of the Acquired Companies or the Subsidiaries, as applicable (collectively, the “Resigning Directors and Officers”), from all claims and potential claims for the period prior to the Closing;

(iii)	to the Sellers, duly executed director and/or shareholder resolutions of the Purchaser, as applicable, approving the transactions contemplated by this Agreement and the other Transaction Documents;

(iv)	to the Sellers, a duly executed counterpart to the Escrow Agreement; and

(v)	to the Sellers, duly executed amended and restated ABHLP Agreement to remove TorQuest and NATC as parties thereto.

Section 2.5 Closing Deliverables by the Sellers

At the Closing, the Sellers shall deliver to the Purchaser:

(i)	certificates representing the Purchased Securities (other than the Management Co Options) duly endorsed in blank for transfer or accompanied by duly signed powers of attorney for transfer in blank;

(ii)	duly executed assignment agreements (acknowledged and agreed to by Management Co) with respect to the Management Co Option Agreements;

(iii)	duly executed resignation letters, effective as of the Closing, of the Resigning Directors and Officers, in substantially the form set forth in Exhibit C attached hereto;

(iv)	duly executed releases by each Resigning Director and Officer substantially in the form attached hereto as Exhibit D releasing the Acquired Companies and the Subsidiaries from all claims and potential claims for the period prior to the Closing, other than (x) with respect to any amounts due and owing to such Resigning Director and Officer with respect to any unpaid remuneration or expense reimbursement in connection with their employment or appointment by the Acquired Companies and/or the Subsidiaries and (y) in accordance with Section 7.4;

(v)	duly executed releases by each Seller substantially in the form attached hereto as Exhibit E releasing the Acquired Companies and the Subsidiaries from all claims and potential claims for the period prior to the Closing, other than (x) with respect to obligations or liabilities to such Seller pursuant to this Agreement or any Transaction Documents, and (y) in accordance with Section 7.4;

(vi)	duly executed counterparts to the Escrow Agreement;

(vii)	a duly executed termination agreement with respect to the Management Agreement, evidencing full satisfaction of all obligations of the Partnership, GP Co, ABUS, ABLP and ABON thereunder;

(viii)	a duly executed termination agreement with respect to the Management Co USA;

(ix)	a duly executed termination agreement with respect to the Torquest Rights Agreement;

(x)	the consents listed on Schedule 2.5(x);

(xi)	a certificate of good standing as of a recent date with respect to each Acquired Company and each of the Subsidiaries issued by the jurisdiction in which each such entity was formed;

(xii)	a certificate of an executive officer of each of the Acquired Companies certifying to true and correct copies of the organizational documents of such Acquired Company and certifying to a true and correct copy of the resolutions of such Acquired Company approving the transactions contemplated by this Agreement and that such resolutions are in full force and effect;

(xiii)	a properly completed and executed IRS Form W-8BEN or IRS Form W-9, as applicable, from each Seller establishing its exemption from U.S. backup withholding; and

(xiv)	such other documents as the Purchaser shall reasonably request.

Section 2.6 Final Closing Date Working Capital Statement.

(a) Not later than sixty (60) calendar days after the Closing Date, the Purchaser shall, acting in good faith and using all reasonable efforts, cause (i) an unaudited consolidated balance sheet of the Partnership, as at the end of the day on the day prior to the Closing Date, which balance sheet shall be prepared in accordance with generally accepted accounting principles and on a basis consistent with the preparation of the Financial Statements (and where generally accepted accounting principles provide for a range of alternatives, past practices shall govern) (the “Draft Closing Date Balance Sheet” and, as finally determined pursuant to the provisions of this Section 2.6, the “Closing Date Balance Sheet”); and (ii) a statement of Working Capital as at the end of the day on the day prior to the Closing Date (the “Draft Closing Date Working Capital Statement” and, as finally determined pursuant to the provisions of this Section 2.6, the “Closing Date Working Capital Statement”) based on the Draft Closing Date Balance Sheet, which such Draft Closing Date Working Capital Statement shall set out draft Working Capital as at the end of the day on the day prior to the Closing Date (such draft Working Capital as of the Closing Date, as finally determined pursuant to the provisions of this Section 2.6, referred to as the “Closing Date Working Capital”) to be calculated on a basis consistent with the calculation of Estimated Closing Date Working Capital in Section 2.2(b) (including Schedule 2.6(a) (and, for greater certainty, none of the Credit Facility Debt Amount, the Total Seller Note Amount or any other component of Closing Indebtedness, the Transaction Expenses or the Transaction Employment Taxes shall be a liability for this purpose), in each case, to be prepared and delivered to the Sellers’ Agent. The Sellers’ Agent shall reasonably cooperate with the Purchaser and its accountants to the extent required to prepare the Draft Closing Date Balance Sheet and the Draft Closing Date Working Capital Statement (collectively, the “Draft Closing Statements”).

(b) During the period from the date the Draft Closing Statements are delivered by the Purchaser to the Sellers’ Agent through the date such statements are finally determined in accordance with the terms of this Section 2.6, the Purchaser shall and shall cause each of the Purchaser’s, the Acquired Companies’ and the Subsidiaries’ respective Representatives to reasonably cooperate with the Sellers’ Agent and the Sellers’ Agent’s Representatives and to provide the Sellers’ Agent and the Sellers’ Agent’s Representatives full access to the work papers of the Purchaser relating to the Acquired Companies and the Subsidiaries, the Acquired Companies and the Subsidiaries and their respective Representatives in connection with the review of the Draft Closing Statements, and the Purchaser shall make reasonably available to the Sellers’ Agent and the Sellers’ Agent’s Representatives individuals responsible for the preparation of the Draft Closings Statements in order to respond to inquiries of the Sellers’ Agent related thereto.

(c) If the Sellers’ Agent notifies the Purchaser that the Sellers agree with any of the Draft Closing Statements within forty-five (45) days after receipt thereof or fails to deliver notice to the Purchaser of its disagreement therewith within such forty-five (45) day period, any such Draft Closing Statements shall be conclusive and binding on the Sellers and the Purchaser and the parties shall be deemed to have agreed thereto, in the first case, on the date the Purchaser receives the notice and, in the second case, on such forty-fifth (45th) day. If the Sellers’ Agent disagrees with any of the Draft Closing Statements or the calculation of Closing Date Working Capital as set forth therein, then the Sellers’ Agent shall notify the Purchaser of its disagreement (the “Dispute Notice”) within such forty-five (45) day period together with reasonable particulars of the basis of such dispute, including the Sellers’ Agent’s position on the amounts in dispute (and the resulting Sellers’ Agent position on the amount of the Closing Date Working Capital). In such event, the Sellers’ Agent and the Purchaser shall work expeditiously and attempt, in good faith, to resolve their differences with respect thereto within fifteen (15) days after the receipt by the Purchaser of the Dispute Notice and make any amendments to the Draft Closing Statements as mutually agreed to by the parties.

(d) Any dispute over any of the Draft Closing Statements or the calculation of Closing Date Working Capital as set forth in the Dispute Notice not resolved by the Purchaser and the Sellers’ Agent within such fifteen (15) day period after receipt of the Dispute Notice (or such other period as the parties may agree) shall be submitted to the Independent Auditor to determine such dispute, and such determination shall be final and binding on the parties. The Independent Auditor shall allow the Purchaser and the Sellers’ Agent to present their respective positions regarding the dispute (provided that, for greater certainty, such presentations are limited to matters described in the Dispute Notice) and each of the Purchaser and the Sellers’ Agent shall have the right to present additional documents, materials and other information, and make an oral presentation to the Independent Auditor, regarding such dispute and the Independent Auditor shall consider such additional documents, materials and other information and such oral presentation. Any such other documents, materials or other information shall be copied to each of the Purchaser and the Sellers and each of the Sellers and the Purchaser shall be entitled to attend any such oral presentation. The Independent Auditor shall determine, based solely on such presentations from the Sellers’ Agent and the Purchaser and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice and shall render a written report (the “Adjustment Report”) to the Sellers, the Seller’s Agent and the Purchaser in which the Independent Auditor shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the Draft Closing Date Balance Sheet, the Draft Closing Date Working Capital Statement and the Closing Date Working Capital. The Adjustment Report shall set forth, in reasonable detail, the Independent Auditor’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to any of the Draft Closing Statements and/or the Closing Date Working Capital, together with supporting calculations, and the parties shall make such revisions to the Draft Closing Statements, as applicable. In resolving any disputed item, the Independent Auditor: (i) shall be bound to the principles of this Section 2.6 (including Schedule 2.6(a)), (ii) shall limit its review to matters specifically set forth in the Dispute Notice, and (iii) shall not assign a value to any item higher than the highest value for such item claimed by either party or lower than the lowest value for such item claimed by either party. The parties shall use commercially reasonable efforts to cause the Independent Auditor to complete its work and render its determination within thirty (30) calendar days of its engagement. The costs, fees and expenses of the Independent Auditor shall be allocated to and borne by the Purchaser, on the one hand, and the Sellers as a group, on the other hand, (with each Seller responsible only for its Pro Rata Share of the Sellers’ portion) based on the inverse of the percentage that the Independent Auditor’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Auditor. For example, should the items in dispute total in amount to $1,000 and the Independent Auditor awards $600 in favor of the Purchaser’s position, 60% of the costs of the Independent Auditor’s review would be borne by Sellers as a group, (with each Seller responsible only for its Pro Rata Share of such costs) and 40% of the costs would be borne by the Purchaser.

(e) For greater certainty, each of the Closing Date Working Capital, Closing Date Working Capital Statement, Draft Closing Date Working Capital Statement, Estimated Closing Date Working Capital and Target Working Capital are to be calculated and prepared in a manner consistent, and in accordance with, the indicative Working Capital calculation set forth in Schedule 2.6(a).

Section 2.7 Payment of Purchase Price Adjustments.

(a) On the fifth (5th) Business Day following the date on which the last of the Draft Closing Statements has been finalized in accordance with Section 2.6 (whether by agreement of the parties, deemed agreement or by determination made by the Independent Auditor pursuant to Section 2.6(d)) (such date, the “Settlement Date”), the payments contemplated by Section 2.7(b) shall be made.

(b) On the Settlement Date,

(i)	if the Closing Date Working Capital is greater than the Estimated Closing Date Working Capital, the Purchaser shall pay such surplus amount to the Sellers’ Agent on behalf of the Sellers to be distributed to each Seller in accordance with its Pro Rata Share; and

(ii)	if the Closing Date Working Capital is less than the Estimated Closing Date Working Capital, the Sellers shall severally, and not jointly or jointly and severally, pay such deficiency to the Purchaser in accordance with their respective Pro Rata Share.

Section 2.8 Payments and Location of Closing.

Any reference in this Agreement or in any document delivered pursuant to this Agreement to payment shall mean payment by wire transfer of immediately available funds in Canadian dollars to the bank account or accounts designated by the recipient of such payment in writing to the Purchaser or to the Sellers’ Agent (and in the case of any Optionholder Seller or Management Shareholder, as previously designated to the Sellers’ Agent by each such Person), as the case may be, not less than two (2) Business Days prior to the date of such payment. The Closing shall be held at the offices of Torys LLP, Suite 3000, 79 Wellington Street West, TD Centre, Toronto, Ontario M5K 1N2 at 10:00 a.m. (Toronto time) on the Closing Date or such other place or time as may be agreed by the Purchaser and Sellers’ Agent.

Section 2.9 Withholding.

(a) The Sellers, the Purchaser, the Acquired Companies and the Subsidiaries will be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including payments of Purchase Price and releases of amounts held in the Indemnity Escrow Account) such amounts as the Sellers, the Purchaser, the Acquired Companies, the Subsidiaries (or any Affiliate thereof) shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the ITA, the Code or any other provision of applicable Laws. To the extent that amounts are so withheld by the Sellers, the Purchaser, the Acquired Companies or the Subsidiaries, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

(b) In respect of each Optionholder that is a resident of Canada for the purposes of the ITA, the applicable Acquired Company or Subsidiary shall file an election with the Canada Revenue Agency, in the manner set out in the ITA, the effect of which will be to prevent the applicable Acquired Company or Subsidiary or Affiliate not dealing at arm’s length with the Acquired Company or Subsidiary from deducting any portion of the Purchase Price paid to such Optionholders under this Agreement in computing its income under the ITA. To the extent the applicable Acquired Company or Subsidiary so elects, it shall provide a copy of such election to the Optionholders.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED

COMPANIES

The Acquired Companies represent and warrant to the Purchaser, subject to such exceptions as are disclosed in the Disclosure Schedule, as follows:

Section 3.1 Organization and Qualification of the Acquired Companies and their Subsidiaries.

(a) Each of the Acquired Companies is duly incorporated or formed and validly existing under the laws of its jurisdiction of incorporation and formation, as applicable, and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Each of the Acquired Companies is duly qualified, licensed and authorized to do business as a foreign corporation or an extra-provincial entity, as applicable, and is in good standing as a foreign corporation or an extra-provincial entity, as applicable, in the jurisdictions, if any, where it is required to be so licensed, qualified or authorized to conduct its business or own its property, except where the failure to be so licensed, qualified or authorized would not have or reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth in Section 3.1 of the Disclosure Schedule, each Subsidiary is duly incorporated or formed and validly existing under the laws of its jurisdiction of incorporation and formation, as applicable, and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Each Subsidiary is duly qualified, licensed and authorized to do business as a foreign corporation or an extra-provincial or state entity, as applicable, and is in good standing as a foreign corporation or an extra-provincial or state entity, as applicable, in the jurisdictions, if any, where it is required to be so licensed, qualified or authorized to conduct its business or own its property, except where the failure to be so licensed, qualified or authorized would not have or reasonably be expected to have a Material Adverse Effect.

Section 3.2 Authority of the Acquired Companies and Enforceability.

(a) Each of the Acquired Companies has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which they are a party and to perform their obligations hereunder and thereunder.

(b) The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate, partnership or other action, as applicable, of each of the Acquired Companies.

(c) This Agreement has been, and the other Transaction Documents to which it is a party when executed will be, duly executed and delivered by each of the Acquired Companies.

(d) This Agreement constitutes, and the other Transaction Documents to which it is a party when executed will constitute, a legal, valid and binding obligation of each of the Acquired Companies and is enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors’ rights generally and to the application of equitable principles.

Section 3.3 Capitalization of the Acquired Companies and the Subsidiaries.

(a) The authorized capital stock of GP Co consists solely of the shares set forth in Section 3.3(a) of the Disclosure Schedule, which are the only shares of GP Co that are issued and outstanding. All of the shares of GP Co set forth in Section 3.3(a) of the Disclosure Schedule have been duly authorized and validly issued, are fully paid and non-assessable.

(b) The authorized units of the Partnership consist solely of the units set forth in Section 3.3(b) of the Disclosure Schedule, which are the only units of the Partnership that are issued and outstanding. All of the units of the Partnership set forth in Section 3.3(b) of the Disclosure Schedule have been duly authorized and validly issued, are fully paid and non-assessable.

(c) The authorized capital stock of 6726607 consists solely of the shares set forth in Section 3.3(c) of the Disclosure Schedule, of which only the Purchased 6726607 Shares are issued and outstanding. All of the Purchased 6726607 Shares have been duly authorized and validly issued, are fully paid and non-assessable.

(d) The authorized capital stock of Management Co consists solely of the shares set forth in Section 3.3(d) of the Disclosure Schedule, of which only the Purchased Management Co Shares are issued and outstanding. All of the Purchased Management Co Shares have been duly authorized and validly issued, are fully paid and non-assessable.

(e) Except as set forth in Section 3.3(e) of the Disclosure Schedule, there are no options, warrants, subscription or conversion privileges, call rights, exchange rights or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) for the purchase or sale of shares or units of the Acquired Companies, as applicable. Except as set forth in Section 3.3(e) of the Disclosure Schedule, there are no outstanding or authorized equity appreciation, phantom equity, profit participation (other than employee performance bonus awards which are administered in the ordinary course of business), or similar rights with respect to any of the Acquired Companies.

(f) Section 3.3(f) of the Disclosure Schedule lists for each Subsidiary its authorized share capital and the amount of its outstanding issued shares. Except as disclosed in Section 3.3(f) of the Disclosure Schedule, all of the outstanding shares of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and are owned, beneficially and of record, by one of the Acquired Companies or a Subsidiary free and clear of all Liens other than Permitted Liens and restrictions on transfer contained in constituting documents and applicable securities Laws, rights of first refusal and similar rights restricting transfer contained in the Partnership Agreements or the Credit Facility.

(g) Except as disclosed in Section 3.3(g) of the Disclosure Schedule, there are no outstanding options, warrants, subscription or conversion privileges, call rights, exchange rights, or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) for the purchase or sale of shares or units of any of the Subsidiaries. Except as disclosed in Section 3.3(g) of the Disclosure Schedule, there are no outstanding or authorized equity appreciation, phantom equity, profit participation (other than employee performance bonus awards which are administered in the ordinary course of business), or similar rights with respect to any of the Subsidiaries.

Section 3.4 Government Approvals, Notices and Filings.

Except for the Competition Act Clearance and as otherwise set forth in Section 3.4 of the Disclosure Schedule, no material consent or approval of, giving of notice to, making filings with or taking of any action in respect of or by any Governmental Authority is required to be obtained or given by any of the Acquired Companies or a Subsidiary with respect to the execution, delivery or performance by the Acquired Companies of this Agreement or any of the other Transaction Documents to which either is a party or the consummation of the transactions contemplated hereunder or under the other Transaction Documents.

Section 3.5 Third Party Consents, Approvals and Notices.

Except as set forth in Section 3.5 of the Disclosure Schedule, no consent or approval of, or notice to, any Person (other than any Governmental Authority) is required to be obtained or given by the Acquired Companies or any of the Subsidiaries with respect to the execution, delivery or performance by the Acquired Companies of this Agreement or any of the other Transaction Documents to which either is a party or the consummation of the transactions hereunder.

Section 3.6 Absence of Breach; Non-Contravention.

Except as set forth in Section 3.6 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated herein or under the other Transaction Documents by the Acquired Companies does not and will not with the passage of time or the giving of notice or both:

(i)	subject to obtaining the consents and approvals and giving the notices set forth in Section 3.5 of the Disclosure Schedule, result in a material breach of or constitute a default by any of the Acquired Companies or any Subsidiary or result in any right of termination or acceleration under any Material Contract or material Permit;

(ii)	subject to obtaining the consents and approvals, making the filings and giving the notices disclosed in Section 3.4 of the Disclosure Schedule, result, except on account of facts or circumstances concerning the Purchaser and/or its Affiliates, in a material violation of or material default under any Law or any Order, now in effect having applicability to any of the Acquired Companies or a Subsidiary;

(iii)	result in the creation of any Lien upon any of the material assets of the Acquired Companies or any Subsidiary, except for any Permitted Lien; or

(iv)	violate any provisions of any charter document or by-law (or similar organizational document) of any of the Acquired Companies or a Subsidiary.

Section 3.7 Financial Statements.

(a) The Sellers have delivered to the Purchaser prior to the date hereof copies of the (i) the audited balance sheet, statement of operations and statement of cash flows of the Partnership and its consolidated Subsidiaries as at and for the twelve month periods ended December 31, 2012 and 2011, including the related notes thereto and (ii) the unaudited balance sheet, statement of operations and statement of cash flows of the Partnership and its consolidated Subsidiaries as at and for the six month period ended June 30, 2013 (the financial statements and, in the case of the audited financial statements, the related notes thereunder, are collectively referred to as the “Financial Statements”).

(b) Except as disclosed in Section 3.7 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with generally accepted accounting principles on a consistent basis throughout the periods covered thereby and fairly present in all material respects the financial condition of the Partnership and its consolidated Subsidiaries as at the dates thereof and the results of operations and changes in cash flows for the respective periods covered thereby, subject to, in the case of the unaudited Financial Statements, the absence of notes and to normal year-end adjustments.

Section 3.8 6726607, Management Co and GP Co Assets and Liabilities.

Each of 6726607, Management Co and GP Co (i) has no material assets other than its direct or indirect ownership interest in the Partnership or a Subsidiary, as the case may be, (ii) has no Liabilities, other than Liabilities arising pursuant to or related to the Credit Facility and the Seller Notes and (iii) has at no time carried on any business or commercial operations, except, in each case, (A) for any assets, operations or Liability (including Taxes, to the extent of any, in respect of their interest in the Partnership or a Subsidiary) incidental to the ownership of such shares or partnership interests and (B) with respect to GP Co, in connection with GP Co’s role as the general partner of the Partnership and ABLP.

Section 3.9 Absence of Other Liabilities.

Except Liabilities that are or will be (i) reflected, accrued or reserved against in the Financial Statements (including the notes thereto), or the Closing Date Balance Sheet, (ii) disclosed in Section 3.9 of the Disclosure Schedule, (iii) incurred in connection with the transactions contemplated by this Agreement or the other Transaction Documents, (iv) referred to in Section 2.3(iii), Section 2.3(iv) and Section 2.3(v), (v) incurred in the ordinary course of business since the Balance Sheet Date or (vi) reflected in Section 3.22 of the Disclosure Schedule, none of the Acquired Companies or any of the Subsidiaries have any material Liabilities.

Section 3.10 Absence of Changes.

Except as set forth in, or permitted by, this Agreement or in Section 3.10 of the Disclosure Schedule:

(i)	since the Balance Sheet Date to the date hereof, the business of the Acquired Companies and the Subsidiaries has been conducted in all material respects in the ordinary course;

(ii)	since March 31, 2013, the Acquired Companies and the Subsidiaries have not taken any material action that would otherwise be restricted under clauses (i), (iii), (iv), (v), (vi), (vii), (xi), (xiv), (xxi) or (xxii) of Section 6.1(a) had it been taken after the date hereof; and

(iii)	since the Balance Sheet Date to the date hereof, there has not occurred a Material Adverse Effect.

Section 3.11 Real Property.

(a) Section 3.11(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, a list of the leases, offers to lease, subleases, or any other occupancy agreement in respect of real property to which any of the Acquired Companies or any of the Subsidiaries is a party (as lessor, lessee, sublessor or sublessee), in each case as amended, modified, extended and supplemented to date (collectively, the “Real Property Leases”). Each of the Acquired Companies and Subsidiaries party to the Real Property Leases has a valid leasehold interest in the real property subject to the applicable Real Property Lease, in each case free and clear of all Liens except for Permitted Liens. Each Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, against the Acquired Companies and Subsidiaries party thereto, as applicable, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors’ rights generally and to the application of equitable principles. The Sellers have made available to the Purchaser true, correct and complete copies of all Real Property Leases. Except as disclosed in Section 3.11(a) of the Disclosure Schedule, each Real Property Lease is in full force and effect, none of the Acquired Companies or any Subsidiary, is in default in payment of rent or in performance of its material obligations thereunder and, to the Knowledge of the Acquired Companies, no other Person is in material default thereunder. To the Knowledge of the Acquired Companies, there are no material disputes with any lessor or sublessor under any Real Property Lease and no party to any Real Property Lease has delivered a written demand for early termination thereof. All facilities located on or comprising the real property leased by the Acquired Companies or any of the Subsidiaries pursuant to the Real Property Leases (the “Leased Real Property”) and required for the operation, of the business of the Acquired Companies and the Subsidiaries as currently conducted: (i) have been operated and maintained in all material respects in accordance with all applicable Laws, and (ii) are supplied with utilities and other services reasonably necessary for the operation of such facilities in order to conduct the business of the relevant Acquired Company or Subsidiary as currently conducted.

(b) Section 3.11(b) of the Disclosure Schedule contains, as of the date of this Agreement, a list of the real property owned by any of the Acquired Companies or a Subsidiary, together with the legal description and/or municipal address and the name of the legal and beneficial owner thereof, that is used in the business of the Acquired Companies and the Subsidiaries as currently conducted (the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”). Except as disclosed in Section 3.11(b) of the Disclosure Schedule, one of the Acquired Companies or a Subsidiary holds good fee simple title to, and is the registered and beneficial owner of the Owned Real Property, free of all Liens, except for Permitted Liens. Except as set forth on Section 3.11(b) of the Disclosure Schedule, none of the Acquired Companies or Subsidiaries has mortgaged, assigned or transferred any interest in the Owned Real Property. The Sellers have made available to the Purchaser copies of each deed, title insurance policy, mortgage and/or other real property financing document in its possession or control with respect to the Owned Real Property. All facilities located on or comprising the Owned Real Property and required for the operation of the business of the Acquired Companies and the Subsidiaries as currently conducted have been operated and maintained in all material respects in accordance with all applicable Laws, and (iii) are supplied with utilities and other services reasonably necessary for the operation of such facilities in order to conduct the business of the relevant Acquired Company or Subsidiary as currently conducted. Except for the right of

ABUS, as beneficial owner, to purchase legal title to 4001 Salt Works Road, Medina, New York (as further described in Section 3.11(b) of the Disclosure Schedule), there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. The Sellers have not received written notice of any pending, or to the Knowledge of the Acquired Companies, threatened proceedings to condemn, take or demolish any Owned Real Property or part thereof. The Real Property constitutes all of the real property interests owned or leased by the Acquired Companies and the Subsidiaries that are material to and used in the business of the Acquired Companies and the Subsidiaries as currently conducted. All buildings, fixtures, tangible personal property and leasehold improvements used in the business of the Acquired Companies and the Subsidiaries as currently conducted are located on the Real Property. To the Knowledge of the Acquired Companies, there are no material facts or conditions affecting any of the Real Property which would interfere with the use or occupancy of the Real Property in the operation of the business of the Acquired Companies and the Subsidiaries after the Closing.

Section 3.12 Personal Property.

Except as disclosed in Section 3.12 of the Disclosure Schedule, the Acquired Companies and the Subsidiaries have good title to or a valid leasehold, license or other similar interest in all of the material tangible personal property of the Acquired Companies and the Subsidiaries used in the conduct of the Acquired Companies’ and the Subsidiaries’ businesses as currently conducted, free and clear of all Liens, except for Permitted Liens. To the Knowledge of the Acquired Companies, the material tangible personal property of the Acquired Companies and the Subsidiaries used in the conduct of the Acquired Companies’ and the Subsidiaries’ businesses as currently conducted is suitable for the purposes for which it is being used and is in satisfactory working condition in all material respects having regard to its age and use and normal wear and tear and maintenance.

Section 3.13 Contracts.

(a) Section 3.13 of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of each of the following Contracts (including all amendments, modifications, extensions or renewals) to which any of the Acquired Companies or a Subsidiary is a party (collectively, the “Material Contracts”), except for any Contract or agreement that will be terminated at Closing in connection with the transactions contemplated herein:

(i)	Contracts relating to joint ventures, strategic alliances or partnerships;

(ii)	Contracts providing for payments by or to any of the Acquired Companies or a Subsidiary (whether for products or services), in each case, in excess of $500,000 in any fiscal year and which have a term of more than one (1) year or which are capable of being extended by their terms beyond one (1) year, other than (x) Contracts which may be terminated, without penalty, by any of the Acquired Companies or a Subsidiary on notice of ninety (90) days or less and (y) purchase orders for the sale of goods to customers or purchase of inventory, supplies and/or equipment, in each case, in the ordinary course of business;

(iii)	all confidentiality, secrecy or non-disclosure Contracts (other than those entered into in the ordinary course of business), or other Contracts that materially restrain, limit or materially impede any of the Acquired Companies’ or a Subsidiary thereof ability to compete with or conduct any business or line of business, solicit employees or clients, operate the manufacturing facilities at maximum production capacity or otherwise conduct its business;

(iv)	all Contracts of employment for employees and consultants of any of the Acquired Companies or a Subsidiary (x) whose annual base salary or fee is, in each case, in excess of $150,000 or (y) which provide for any payments or benefits (other than benefits payable at common law or under statute) upon (A) such individual’s termination of employment or (B) a change in control of such Acquired Company or Subsidiary;

(v)	all Contracts relating to indebtedness for borrowed money of any of the Acquired Companies or a Subsidiary;

(vi)	all Contracts for capital expenditures in excess of $500,000;

(vii)	Contracts between or among an Acquired Company or any Subsidiary, on the one hand, and any Seller or any current or former officer, director, stockholder or Affiliate (other than the Acquired Companies or a Subsidiary) of any of the Acquired Companies or a Subsidiary, on the other hand, other than any Benefit Plan or employment Contracts;

(viii)	Contracts for the sale of any material assets of any of the Acquired Companies or a Subsidiary in the past three (3) years, other than in the ordinary course of business;

(ix)	Contracts relating to the acquisition by any of the Acquired Companies or a Subsidiary of any operating business or the capital stock of any other Person in the past three (3) years other than in the ordinary course of business;

(x)	Contracts under which any of the Acquired Companies or a Subsidiary has made advances or loans to any other Person, except (A) advancement of reimbursable ordinary and necessary business expenses made to directors, officers and employees of any of the Acquired Companies or a Subsidiary or (B) to the extent made in the ordinary course of business;

(xi)	Outstanding agreements of guaranty, surety or indemnification by any of the Acquired Companies or a Subsidiary, except for provisions for indemnification contained in agreements entered into in the ordinary course of business (other than for indebtedness for borrowed money);

(xii)	Contracts requiring any of the Acquired Companies or a Subsidiary to purchase all or substantially all of their requirements of a particular product from a supplier, except for Contracts relating to the purchase of inventory in the ordinary course of business;

(xiii)	Contracts under which any of the Acquired Companies or a Subsidiary are a licensee, sublicensee or licensor of patents, trademarks, service marks, trade names or copyrights to or from any third party;

(xiv)	any settlement, conciliation or similar agreement, the performance of which will involve payment after the execution date of this Agreement for consideration in excess of $250,000 in the aggregate or governmental monitoring, consent decree or reporting responsibilities outside the ordinary course of business;

(xv)	Contracts under which any of the Acquired Companies or a Subsidiary are (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property or (ii) a lessor of any tangible personal property owned by any of the Acquired Companies or a Subsidiary, in any single lease (or group of related leases with the same party) where the original value of such lease, or group of leases, in the foregoing clause (i) or (ii) has an original value in excess of $250,000;

(xvi)	the Real Property Leases;

(xvii)	all Contracts that are a collective bargaining or similar labour Contract covering employees of any of the Acquired Companies or a Subsidiary;

(xviii)	all Contracts pursuant to which any material Intellectual Property has been licensed (x) by any of the Acquired Companies or a Subsidiary to any Person or (y) by any Person to any of the Acquired Companies or a Subsidiary, excluding off-the-shelf commercially available software; and

(xix)	Contracts that are otherwise material (as reasonably determined by the Sellers) to the Acquired Companies or the Subsidiaries, taken as a whole.

(b) All Material Contracts are in full force and effect and constitute valid and binding obligations of the Acquired Companies or a Subsidiary party thereto, as applicable, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors’ rights generally and to the application of equitable principles.

(c) The Acquired Companies have made available to the Purchaser or its representatives a true, correct and complete copy of each Material Contract, together with all amendments, modifications or supplements thereto, other than any Material Contract which is an oral Contract.

(d) Except as disclosed in Section 3.13 of the Disclosure Schedule, none of the Acquired Companies or a Subsidiary, nor, to the Knowledge of the Acquired Companies, any other party thereto, is in material breach or default of any provision of any Material Contract. To the Knowledge of the Acquired Companies, no party to any Material Contract has exercised any termination rights with respect thereto.

Section 3.14 Intellectual Property Rights.

Section 3.14 of the Disclosure Schedule lists, as of the date hereof, all registered Intellectual Property owned by any of the Acquired Companies or a Subsidiary (“Registered Intellectual Property”). Except as set forth in Section 3.14 of the Disclosure Schedule, to the Knowledge of the Acquired Companies all registrations with and applications to Governmental Authorities in respect of the Registered Intellectual Property are valid, enforceable and in full force and effect and, to the Knowledge of the Acquired Companies, no loss of any such Registered Intellectual Property is pending or threatened, other than natural expiration not due to any act or omission by the Acquired Companies or any Subsidiary. The Acquired Companies or a Subsidiary own all right, title and interest in and to, or have the valid right to use, free and clear of all Liens (other than Permitted Liens and encumbrances arising pursuant to Contracts) all Intellectual Property that is owned, used or licensed by any of the Acquired Companies or a Subsidiary that is used in and material to the business of the Acquired Companies and the Subsidiaries as currently conducted. To the Knowledge of the Acquired Companies, no Intellectual Property of any of the Acquired Companies or a Subsidiary is being infringed, misappropriated or otherwise violated by any other Person. Except as set forth in Section 3.14 of the Disclosure Schedule, (i) neither the conduct of the business nor any product or service of any of the Acquired Companies or a Subsidiary has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, in any material respect, any Intellectual Property of any Person and (ii) none of the Acquired Companies or a Subsidiary thereof has received any written notice within the past three (3) years from a third Person claiming that the continuing conduct by any of the Acquired Companies or a Subsidiary of its business as presently conducted or any product or service of any of the Acquired Companies or a Subsidiary will result in the infringement, misappropriation or other violation of any Intellectual Property owned by any third Person, except for such instances where the claim has been settled.

Section 3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Disclosure Schedule completely and accurately lists, as of the date hereof, all employee benefit plans of any of the Acquired Companies or its Subsidiaries or ERISA Affiliates, including all plans, agreements, arrangements or policies, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), relating to employment, sick pay, retirement or leave (other than those required by Law), vacation pay or severance pay (other than those required by Law), deferred or incentive compensation, pension, profit sharing, retirement income or other benefits, stock purchase and stock option plans, bonuses, severance arrangements (other than those required by Law), health benefits (other than those required by Law), disability benefits, insurance benefits and all other employee benefits or material fringe benefits (other than the Canada Pension Plan, the Quebec Pension Plan, the Ontario Health Insurance Plan, Canada Employment Insurance and any other Governmental Authority plans) including any registered pension benefit plans, under which the Acquired Companies or its Subsidiaries or ERISA Affiliates have any liability (each individually, referred to as a “Benefit Plan” and, collectively, referred to as the “Benefit Plans”). Except as specifically set forth in Section 3.15(a) of the Disclosure Schedule, as may be required by applicable Law, or as contemplated by this Agreement, the Acquired Companies and Subsidiaries do not have any plan or commitment to modify any existing Benefit Plan or to implement any arrangement that would upon implementation constitute a Benefit Plan.

(b) True, correct and complete copies of each Benefit Plan and any related documents, including all amendments thereto, summary plan descriptions or summaries provided by the applicable insurance company, related trust agreements, insurance contracts and other funding agreements that implement each such Benefit Plan, full details of any unwritten Benefit Plan, any correspondence from a Governmental Authority with respect to any matter that remains unresolved, or any matter that resulted in the imposition of Liability on the Acquired Companies or its Subsidiaries or ERISA Affiliates, have been furnished to Purchaser. There has also been furnished to Purchaser, with respect to each such Benefit Plan, if applicable, the most recent favorable determination or opinion letter issued by the IRS, the most recently filed report on Form 5500 (including all schedules and attachments) and the most recent actuarial report or valuation.

(c) Each Benefit Plan has been administered and operated in all material respects in accordance with applicable Law. Each Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that each such Benefit Plan is so qualified and each trust forming a part thereof is exempt from federal income tax pursuant to Section 501(a) of the Code and, to the Knowledge of the Acquired Companies, no event has occurred since the date of such determination or opinion that would reasonably be expected to adversely affect such determination or opinion.

(d) All contributions or payments required to be made to or with respect to any Benefit Plan have been timely made and all Liabilities with respect to any Benefit Plan are properly reflected in the Financial Statements.

(e) Except as set forth in Section 3.15(e) of the Disclosure Schedule, each Benefit Plan that is required to be funded has been contributed to and is funded on a going concern, solvency and winding-up basis in accordance with its terms and applicable Law.

(f) All reports and disclosure relating to the Benefit Plans required to be filed or distributed have been filed or distributed in material compliance with applicable Law.

(g) Except as set forth in Section 3.15(g) of the Disclosure Schedule, no Benefit Plan is (i) a “multiemployer plan” as defined in Section 3(37) of ERISA (“Multiemployer Plan”), (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) or (iii) subject to Sections 412 or 4971 of the Code, Section 302 of ERISA or Title IV of ERISA (a “Pension Plan”). Neither the Acquired Companies nor any Subsidiaries or ERISA Affiliates have, at any time during the last six years, maintained, established, sponsored, participated in, contributed to, been obligated to contribute to, or otherwise incurred any obligations or liability (including any contingent liability) with respect to any Multiemployer Plan, Multiple Employer Plan, or any Pension Plan. To the Knowledge of the Acquired Companies, none of the Acquired Companies nor any Subsidiaries or ERISA Affiliates. To the Knowledge of the Acquired Companies, none of the Acquired Companies nor any Subsidiaries or ERISA Affiliates nor any other person, including any fiduciary, has engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA.

(h) Other than claims in the ordinary course of business with respect to the Benefit Plans, there are no actions, suits or claims pending with respect to any Benefit Plan.

(i) The Acquired Companies and the Subsidiaries have taken commercially reasonable measures with respect to their employees to protect the confidential nature of trade secrets and proprietary information.

(j) Other than as set forth on Section 3.15(j) of the Disclosure Schedule, none of the Acquired Companies or a Subsidiary maintains or contributes to or is obligated to establish, maintain or contribute to any Benefit Plan which provides post-retirement or post-employment benefits to employees.

(k) No Benefit Plan is, in whole or in part, a “nonqualified deferred compensation plan” subject to Section 409A of the Code.

(l) Except as set forth in Section 3.15(l) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer or director of the Acquired Companies or any Subsidiary to any retirement, severance, change in control or any other payment, bonus or enhanced or accelerated benefit (including any lapse of repurchase rights or obligations with respect to any equity plans or other benefit under any compensation plan or arrangement of the Acquired Companies or any Subsidiary), or (ii) accelerate the time of payment or vesting, require the funding of, or increase the amount of compensation due to any such employee, officer or director, or result in any limitation on the right of the Acquired Companies or any Subsidiary to amend, merge or terminate any Benefit Plan.

Section 3.16 Labour Relations.

Except as set forth in Section 3.16 of the Disclosure Schedule, there are no material labour proceedings pending or unfair labour practice complaints or, to the Knowledge of the Acquired Companies, threatened before any Governmental Authority in any jurisdiction with respect to any of the Acquired Companies or a Subsidiary. There is no labour strike, work stoppage or lockout pending or, to the Knowledge of the Acquired Companies, threatened against any of the Acquired Companies or a Subsidiary. Except as set forth in Section 3.16 of the Disclosure Schedule, none of the Acquired Companies or any Subsidiary is a party to or bound by any collective bargaining agreement or Contract with any union or employee association and no collective bargaining agreement or Contract with any union or employee association is currently being negotiated by any of the Acquired Companies or a Subsidiary with respect to the employees of any of the Acquired Companies or a Subsidiary. Except as set forth in Section 3.16 of the Disclosure Schedule, there are no material grievances or arbitration proceedings under any collective agreements. Except as set forth in Section 3.16 of the Disclosure Schedule, no union, council of unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of any of the Acquired Companies by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the Knowledge of the Acquired Companies, threatened to apply to be certified as the bargaining agent of any employees of the Acquired Companies and Subsidiaries or to have the Acquired Companies and Subsidiaries declared a common or related employer pursuant to applicable Laws. To the Knowledge of the Acquired Companies, there are no threatened or pending union organizing activities involving any employees of the Acquired Companies and Subsidiaries.

(a) The Acquired Companies and Subsidiaries are in material compliance with all terms and conditions of employment and all Laws representing employment, including pay equity, wages, hours of work, overtime, human rights and occupational health and safety, and there are no outstanding claims, complaints, investigations, orders or Legal Proceedings under any such Laws.

(b) All material amounts due or accrued due for all salary, wages, bonuses, commissions, consulting fees, vacation with pay, sick days and benefits under the Benefit Plans have either been paid or are accurately reflected in the Company Books and Records.

(c) Section 3.16 of the Disclosure Schedule contains a correct and complete list of each employee and independent contractor/consultant of the Acquired Companies and Subsidiaries with an annual base salary or aggregate annual consulting fees in excess of $75,000, whether actively at work or not, showing without names or employee numbers their (i) salaries, wage rates, commissions or consulting fees, as applicable (ii) bonus arrangements, (iii) positions, (iv) status as full-time or part-time employees, (v) location of employment, (vi) cumulative length of service with the Acquired Companies or a Subsidiary and (vi) whether they are subject to a written employment Contract. Section 3.16 of the Disclosure Schedule contains for each such employee their annual vacation entitlement in days, their accrued and unused vacation days as of June 30, 2013, any other annual paid time off entitlement in days and their accrued and unused days of such other paid time off as of June 30, 2013.

(d) Each consultant engaged by the Acquired Companies or a Subsidiary has been properly classified by the Acquired Companies and Subsidiaries as a consultant and the Acquired Companies and Subsidiaries have not received any notice from any Governmental Authority disputing such classification.

(e) There are no outstanding assessments, penalties, fines, liens, charges surcharges, or other amounts due or owing pursuant to any workers compensation legislation and the Acquired Companies and Subsidiaries have not been reassessed in any material respect under such legislation during the past four (4) years and, to the Knowledge of the Acquired Companies, no audit of the Acquired Companies and Subsidiaries is currently being performed pursuant to any applicable workers compensation legislation.

(f) The Acquired Companies have provided to the Purchaser all orders and inspection reports delivered within the preceding three (3) years under applicable occupational safety and health legislation (“OSHA”). There are no charges pending under OSHA. The Acquired Companies and Subsidiaries have complied in all material respects with any orders issued under OSHA and there are no appeals of any orders under OSHA currently outstanding.

Section 3.17 Taxes and Tax Returns.

Except as set forth in Section 3.17 of the Disclosure Schedule:

(a) each of the Acquired Companies and the Subsidiaries has filed or caused to be filed on a timely basis, subject to applicable extensions, all material Tax and information returns, elections, reports, claim for refunds or other declarations relating to Taxes required to be filed by it, including any schedule or attachment thereto and any amendments submitted to a Governmental Authority (collectively, the “Tax Returns”) and all such Tax Returns are complete and correct in all material respects and each of the Acquired Companies and the Subsidiaries has paid or caused to be paid on a timely basis all federal, provincial, state, local and foreign taxes (including, but not limited to, income, profits, franchise, property (real, tangible and intangible), unclaimed property, sales, goods and services, customs, duties, use, unemployment, payroll, employment insurance, governmental pension plan premiums and contributions, deductions at source, withholding, gross receipts, business license, transfer, capital, net worth, gains, excise, social security and workers’ compensation taxes and estimated income and franchise tax payments, and penalties, interest and fines with respect to any thereof) imposed by any Governmental Authority (collectively, the “Taxes”) set forth on such Tax Returns as due and payable by it with respect to the periods covered by such Tax Returns;

(b) each of the Acquired Companies and the Subsidiaries has made adequate and timely installments of Taxes required to be made and since the most recent Financial Statements, each of the Acquired Companies and the Subsidiaries has only incurred liabilities for Taxes in the ordinary course of business;

(c) there are no Legal Proceedings now pending or, to the Knowledge of the Acquired Companies and the Subsidiaries, threatened against any of the Acquired Companies or any Subsidiary in respect of any material Taxes relating to the business of any of the Acquired Companies or the Subsidiaries;

(d) none of the Acquired Companies or any Subsidiary has received written notice from any Governmental Authority of any deficiency relating to the payment or assessment of any Taxes for any period which remains unsettled at the date hereof and, to the Knowledge of the Acquired Companies, there exists no reasonable basis to believe that any material deficiency exists in excess of reserves and accruals set forth in the Financial Statements or in the Company Books and Records;

(e) none of the Acquired Companies or any Subsidiary has executed any waiver of any statute of limitations on the assessment or collection of Taxes with respect to any of the Acquired Companies or a Subsidiary or executed any agreement now in effect extending the period of time to assess or collect any material Taxes with respect to any of the Acquired Companies or a Subsidiary;

(f) there are no material Liens for Taxes (other than Permitted Liens) upon, pending against or, to the Knowledge of the Acquired Companies, threatened against any assets of any of the Acquired Companies or a Subsidiary;

(g) none of the Acquired Companies or a Subsidiary is a party to any tax sharing agreement;

(h) each of the Acquired Companies and the Subsidiaries has withheld and collected all amounts required by applicable Laws to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Authority within the time prescribed under any applicable Laws;

(i) none of the Acquired Companies or a Subsidiary is subject to a material Tax holiday or Tax incentive or grant in any jurisdiction (collectively, a “Tax Incentive”) that will terminate (or be subject to a clawback or recapture) as a result of the transactions contemplated by this Agreement and there is no potential for any Tax Incentive that was realized on or prior to the Closing Date to be subject to recapture as a result of any actions or activities following the Closing Date;

(j) none of the Sellers, the Acquired Companies or a Subsidiary has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request that is pending with any Governmental Authority that relates to the Taxes or Tax Returns of the Acquired Companies or a Subsidiary, and no power of attorney granted by the Acquired Companies or a Subsidiary with respect to any Taxes is currently in force;

(k) each of the Acquired Companies and the Subsidiaries has complied in all material respects (including maintaining documentation) with all transfer pricing rules applicable to the Acquired Companies or the Subsidiaries under applicable Tax Laws (including those contained in the Code or the ITA);

(l) each of the Acquired Companies and the Subsidiaries has not, and has never been deemed to have for purposes of the ITA, acquired property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the ITA;

(m) the payment of the Transactions Expenses on behalf of the Acquired Companies and Subsidiaries will not result in the application of section 15 of the ITA, or any equivalent provision under applicable Laws, to any of the Acquired Companies and the Subsidiaries;

(n) there are no circumstances existing which could result in the application of section 17, section 78, section 79, or sections 80 to 80.04 of the ITA, or any equivalent provision under applicable Laws, to any of the Acquired Companies and the Subsidiaries;

(o) none of the Acquired Companies or any Subsidiary is liable for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability, contractual liability, or otherwise;

(p) ABUS has not been, in the past two (2) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368, and ABUS has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Code Section 355(i) in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement;

(q) ABUS has not engaged in any transaction that could affect the income Tax liability for any period not closed by the statute of limitations which is a “listed transaction” (or a substantially similar transaction) within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the effective dates);

(r) there is no contract, agreement, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of ABUS that, individually or collectively, could give rise to a (or already has resulted in a) payment or provision of any other benefit (including accelerated vesting) by ABUS that could not be deductible by reason of Code Section 280G or could be subject to an excise Tax under Code Section 4999;

(s) none of the Acquired Companies or any Subsidiary is obligated to pay, gross-up or otherwise indemnify any employee or contractor for any Taxes including potential Taxes imposed under Code Section 409A or Code Section 4999; and

(t) ABUS is not required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (A) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of any state or local Laws); (B) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state or local Laws); (C) any prepaid amounts received on or prior to the Closing Date; (D) a change in method of accounting requested or occurring on or prior to the Closing Date; (E) an agreement relating to Taxes entered into with any Government Authority (including a “closing agreement” as defined under Code Section 7121) entered into on or prior to the Closing Date; or (F) an election (including a protective election) pursuant to Code Section 108(i).

Section 3.18 Insurance.

Section 3.18 of the Disclosure Schedule lists, as of the date hereof, all material insurance policies currently in effect that insure the physical properties, business, operations and assets of any of the Acquired Companies or a Subsidiary. Each policy set forth in Section 3.18 of the Disclosure Schedule is valid and binding and in full force and effect. There is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed. All premiums with respect to such policies are currently paid. To the Knowledge of the Acquired Companies, no notice of cancellation or termination has been received by any of the Acquired Companies or a Subsidiary within the preceding three (3) years with respect to any policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination. None of the Acquired Companies nor any Subsidiary has any self-insurance, deductible retention or co-insurance programs.

Section 3.19 Environmental Matters.

(a)	Except as set forth in Section 3.19 of the Disclosure Schedule:

(ii)	each of the Acquired Companies and the Subsidiaries is and for the past five (5) years has been in compliance in all material respects with and no material Liability has arisen under applicable Environmental Laws or Environmental Permits;

(iii)	none of the Acquired Companies or the Subsidiaries has within the past five (5) years received any written notice from any Governmental Authority or Person alleging material non-compliance with or material Liability under any applicable Environmental Law or Environmental Permit;

(iv)	none of the Acquired Companies or any Subsidiary has released any Hazardous Materials at, from, on or under the Owned Real Property, any Leased Real Property or any real property formerly owned, leased or occupied by the Acquired Companies or any Subsidiary, except in compliance in all material respects with applicable Environmental Laws or except as would not be expected to result in a material Liability under applicable Environmental Laws, and no Hazardous Materials exist on the Owned Real Property or Leased Real Property, including any Hazardous Materials migrating from any offsite source, except as would not result in a material Liability under applicable Environmental Laws;

(v)	there are no material Legal Proceedings of any kind or nature pending or, to the Knowledge of the Acquired Companies, threatened against the Acquired Companies or any Subsidiary pursuant to any applicable Environmental Laws or Environmental Permits; and

(vi)	none of the Acquired Companies or any Subsidiary is subject to any material outstanding or unsatisfied Order with any Governmental Authority or Person with respect to any Environmental Law or Environmental Permit and no Liens arising under any Environmental Laws have been recorded on the Owned Real Property or the Leased Real Property.

(b) Schedule 3.19(b) lists all reports and documents relating to the environmental matters affecting the Acquired Companies or any Subsidiary or the Owned Real Property or Leased Real Property which are in the possession or under the control of the Sellers. Copies of all such reports and documents have been provided to the Purchaser. To the Knowledge of the Acquired Companies, there are no other reports or documents relating to environmental matters affecting the Acquired Companies or any Subsidiary or the Owned Real Property which are in the possession or under the control of the Sellers and which have not been made available to the Purchaser whether by reason of confidentiality restrictions or otherwise.

(c) Notwithstanding any provision of this Agreement to the contrary, except for Sections 3.4, 3.20 and 3.30, this Section 3.19 shall be the exclusive representation and warranty in respect of environmental and health and safety matters (including non-compliance with any Environmental Law) and in respect of any condition, Liabilities or losses arising from such matters.

Section 3.20 Permits and Licenses.

Except as set forth in Section 3.20 of the Disclosure Schedule, the Acquired Companies and the Subsidiaries hold all material Permits, including any such Permits required by Environmental Laws (collectively, the “Environmental Permits”) necessary for the lawful operation of each of the Acquired Companies and the Subsidiaries’ business, as applicable, as presently conducted and held. Each such material Permit is valid, binding and in full force and effect and is not subject to any material conditions except conditions applicable to such Permits generally, or as otherwise disclosed on the face of such Permits. None of the Acquired Companies or any of the Subsidiaries is in material default (or with the giving of notice or lapse of time or both, would be in material default) under any such Permit.

Section 3.21 Compliance with Laws.

Except as set forth in Section 3.21 of the Disclosure Schedule, each of the Acquired Companies and the Subsidiaries is in compliance in all material respects with the requirements of all applicable Laws and Orders which affect it or its business or assets or to which it is subject (but excluding Environmental Laws which are covered by Section 3.19, Laws regarding Taxes which are covered exclusively by Section 3.17 and Laws regarding employment/labour/benefits matters which are covered exclusively by Section 3.15 and Section 3.16) (the “Subject Laws”). None of the Acquired Companies or any Subsidiary has received within the last twelve (12) months any written, or to the Knowledge of the Acquired Companies oral, notice or other communication from any Governmental Authority with respect to a material violation and/or material failure to comply with the Subject Laws. To the Knowledge of the Acquired Companies, neither the Acquired Companies nor any Subsidiary is under investigation with respect to the material violation of any Laws. None of the Acquired Companies, any Subsidiary or any of their respective directors, officers or, to the Knowledge of the Acquired Companies, employees has, with respect to the businesses of the Acquired Companies and the Subsidiaries (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic official or employee of a Governmental Authority, or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person.

Section 3.22 Related Party Transactions.

(a) Except (i) as set forth in Section 3.22 of the Disclosure Schedule, (ii) in respect of employment benefits and compensation to officers, directors, and employees, (iii) the Intercompany Notes and the Seller Notes, and (iv) those arrangements completed, satisfied or terminated on or before Closing, none of the Acquired Companies or any Subsidiary is a party to any Contract, loan or arrangement with any of the Sellers or any Affiliate, (other than the Acquired Companies or a Subsidiary) partner, shareholder, director or officer of a Seller, and no Affiliate, (other than the Acquired Companies or a Subsidiary) partner, shareholder, director or officer of the Sellers owns any material asset, tangible or intangible, which is used in the business of the Acquired Companies or any Subsidiary. Except as set forth in Section 3.22 of the Disclosure Schedule, each Contract or arrangement between the Acquired Companies or any Subsidiary, on the one hand, and any Seller or Affiliate (other than the Acquired Companies or a Subsidiary), partner, shareholder, director or officer of any of the Sellers, on the other hand, is on commercially reasonable terms.

(b) Except as set forth in Section 3.22 of the Disclosure Schedule, there are no: (A) bonus, golden parachute, retirement, retention, change of control, termination, severance, unemployment compensation, or other benefit or enhanced benefit arrangements with respect to any employees or consultants of any of the Acquired Companies or any of the Subsidiaries, (B) material increases in benefits otherwise payable under any Benefit Plan, (C) entitlements of any employee of any of the Acquired Companies or any of the Subsidiaries to any job security or similar benefit or enhanced benefits, other than an implied right to reasonable notice on termination without cause, or (D) acceleration of the time of payment or vesting of any benefits otherwise payable under any Benefit Plan, other than under the Option Plan, or termination of such plan other than at the sole and unfettered discretion of any of the Acquired Companies or any of the Subsidiaries, as applicable, in each case, resulting from the execution and delivery of this Agreement, the performance of the Acquired Companies’ obligations under this Agreement or the consummation of any of the transactions contemplated in this Agreement or the other Transaction Documents.

Section 3.23 Litigation.

Except as set forth in Section 3.23 of the Disclosure Schedule, there are no (i) pending or, to the Knowledge of the Acquired Companies, threatened Legal Proceedings against any of the Acquired Companies or any of the Subsidiaries or (ii) material Orders outstanding against any of the Acquired Companies or any of the Subsidiaries. Except as set forth in Section 3.23 of the Disclosure Schedule, there is no pending or, to the Knowledge of the Acquired Companies, threatened claim alleging that the Acquired Companies’ or any of the Subsidiaries’ product labels, product claims or product advertisements are misleading in any material report to consumers or the public.

Section 3.24 Acquired Companies’ Brokers.

Except for the Persons set forth in Section 3.24 of the Disclosure Schedule whose fees, commissions and expenses are the sole responsibility of the Partnership, none of the Acquired Companies or any Subsidiary has dealt with any broker or finder in connection with the transactions contemplated herein or under the other Transaction Documents who would be entitled to a fee or commission in connection with the transactions contemplated herein or under the other Transaction Documents.

Section 3.25 Accounts Receivable.

Except as set forth in Section 3.25 of the Disclosure Schedule, all accounts receivable of the Acquired Companies and the Subsidiaries (a) are valid, (b) are properly reflected in the Company Books and Records in accordance with generally accepted accounting principles, (c) have arisen from bona fide transactions in the ordinary course of business and (d) to the Knowledge of the Acquired Companies, are not subject to counterclaims, deduction, credit or offset, except in the ordinary course of business and to the extent of any allowance or reserve for doubtful accounts or uncollectability. No Person has any material Lien (other than Permitted Liens) on any accounts receivable of the Acquired Companies or any Subsidiary or any part thereof, and no agreement for any deduction, free services or goods, discount or other deferred price or quantity adjustment has been entered into with respect to any such accounts receivable of the Acquired Companies or any Subsidiary, in each case, except for any such Lien, agreement or normal cash discount, which has been incurred or agreed to in the ordinary course of business.

Section 3.26 Inventory.

The inventories of the Acquired Companies and the Subsidiaries consist of items of quality and quantity usable and salable in the ordinary course of business, except for obsolete or damaged materials and materials of below-standard quality that have been written off or written down to fair market value, or for which adequate reserves have been provided therefor; and the values at which such inventories are carried in the Financial Statements have been determined in accordance with generally accepted accounting principles. To the Knowledge of the Acquired Companies, except for products put on hold in the ordinary course of business, all products of the Acquired Companies and the Subsidiaries which were manufactured by the Acquired Companies or the Subsidiaries prior to the Closing were manufactured in compliance in all material respects with all applicable material product specifications, good manufacturing practices and applicable Laws.

Section 3.27 Customer/Supplier Relationships.

Section 3.27 of the Disclosure Schedule contains a true, correct and complete list of the top twenty (20) largest customers (the “Top Customers”) of the Acquired Companies and the Subsidiaries determined by dollar volume of sales for the twelve month period ended June 30, 2013 and a true, correct and complete list of the top twenty (20) largest suppliers (the “Top Suppliers”) of the Acquired Companies and the Subsidiaries determined by dollar volume of expenditures for six month period ended June 30, 2013. Since January 1, 2013, none of the Acquired Companies, the Subsidiaries or any of the Sellers has received written or, to the Knowledge of the Acquired Companies, oral notice of, any termination or cancellation of the business relationship with any of the Top Customers or Top Suppliers, and none of the Top Customers or Top Suppliers have indicated in writing, or to the Knowledge of the Acquired Companies orally, in each case, within the preceding twelve (12) months, that they do not plan to renew their customer contracts or supplier Contracts, as applicable, when due for renewal in the ordinary course of business and on terms as favorable in the aggregate as those currently in place in all material respects.

Section 3.28 Product Warranty, Recalls and Label Claims.

Since January 1, 2013, other than in the ordinary course of business, for customary warranty obligations or within generally accepted quality variations in engineering, design, manufacturing and fabrication processes and except as set forth in Section 3.28 of the Disclosure Schedule, there have been no claims against the Acquired Companies or any Subsidiary alleging any material defects in their products, or alleging any material failure of the products or services of the Acquired Companies or any Subsidiary to meet applicable specifications, warranties or contractual commitments. To the Knowledge of the Acquired Companies, the Acquired Companies’ and the Subsidiaries’ finished goods which have been produced but not sold, except those that are on hold in the normal course, by the Acquired Companies and the Subsidiaries prior to the date hereof, or which have been sold to customers during the 12 calendar months prior to the date hereof, are free from material defects. To the Knowledge of the Acquired Companies, since January 1, 2013, except as set forth on Section 3.28 of the Disclosure Schedule, no products produced and sold by the Acquired Companies or any Subsidiary have been subject to a recall, withdrawal or similar action. To the Knowledge of the Acquired Companies, the Acquired Companies’ and the Subsidiaries’ manufactured product labels are accurate regarding product performance, characteristics or contents in all material respects, excluding with respect to any such products for which the related formulations are not owned by an Acquired Company or Subsidiary.

Section 3.29 Directors and Officers; Bank Accounts.

Section 3.29 of the Disclosure Schedule sets forth a true, correct and complete list of all directors and officers of the Acquired Companies and the Subsidiaries, as applicable. Section 3.29 of the Disclosure Schedule lists all of the bank accounts, safety deposit boxes and lock boxes (designating all authorized signatories with respect thereto) of the Acquired Companies and the Subsidiaries.

Section 3.30 Necessary Capital Expenditures.

To the Knowledge of the Acquired Companies, during the past twelve (12) months, the Acquired Companies and the Subsidiaries have incurred all capital expenditures necessary to operate the business of the Acquired Companies and the Subsidiaries in all material respects as currently conducted. Except as set forth on Section 3.30 of the Disclosure Schedule, the Confidential Memorandum or with respect to maintenance and repair in the ordinary course of business, to the Knowledge of the Acquired Companies no other capital expenditures are necessary to operate the business of the Acquired Companies and the Subsidiaries in all material respects as currently conducted.

Section 3.31 Revenues Generated in or into by non-US Assets.

The non-US assets of the Acquired Companies did not generate sales in 2012 in or into the United States in excess of $70.9 million.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, severally, and not jointly or jointly and severally, as to itself only, represents and warrants to the Purchaser, subject to such exceptions as are disclosed in Schedule 4, as follows:

Section 4.1 Authority of Sellers and Enforceability.

(a) Such Seller has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

(b) The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party have been duly authorized by all necessary corporate or other action of such Seller, as applicable.

(c) This Agreement has been, and the other Transaction Documents to which such Seller is a party when executed will be, duly executed and delivered by such Seller.

(d) This Agreement constitutes, and the other Transaction Documents to which such Seller is a party when executed will constitute, a legal, valid and binding obligation of such Seller and is enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors’ rights generally and to the application of equitable principles.

Section 4.2 Ownership.

(a) Such Seller is (i) the registered owner of the Purchased Securities (hereinafter referred to in this Section 4.2 as such “Seller’s Securities”) indicated as being held by such Seller in Schedule A hereto, and (ii) the beneficial owner of such Seller’s Securities, with good and valid title thereto, free and clear of all Liens other than Permitted Liens referred to in clause (viii) of the definition thereof and restrictions on transfer contained in constituting documents and applicable securities Laws, rights of first refusal and similar rights restricting transfer contained in the Partnership Agreements, the Option Plan, Management Co USA, the Seller Notes or the Credit Facility.

(b) Except for this Agreement, the Options, the Seller Notes, as disclosed in Section 4.2 of Schedule 4, or pursuant to the Partnership Agreements, the Management Co USA or the Benefit Plans, such Seller has no options, warrants, subscription or conversion privileges or call rights, exchange rights, or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) for the purchase or sale of securities of either of the Acquired Companies.

Section 4.3 Governmental Approvals, Notices and Filings.

Except for the Competition Act Clearance and as otherwise set forth in Section 4.3 of Schedule 4, no material consent or approval of, giving of notice to, making filings with or taking of any action in respect of or by any Governmental Authority is required to be obtained or given by such Seller with respect to the execution, delivery or performance by such Seller of this Agreement or any of the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereunder or under the other Transaction Documents.

Section 4.4 Third Party Consents, Approvals and Notices.

Except as set forth in Section 4.4 of Schedule 4, no material consent or approval of, or notice to, any Person (other than any Governmental Authority) is required to be obtained or given by such Seller with respect to the execution, delivery or performance by such Seller of this Agreement or any of the other Transaction Documents to which it is a party or the consummation of the transactions hereunder.

Section 4.5 Absence of Breach; Non-Contravention.

Except as set forth in Section 4.5 of Schedule 4, the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated herein or under the other Transaction Documents by such Seller does not and will not with the passage of time or the giving of notice or both:

(i)	subject to obtaining the consents and approvals and giving the notices set forth in Section 4.5 of the Schedule 4, result in a material breach of or constitute a default by any such Seller or result in any right of termination or acceleration under any Contract or permit which is material to the business of such Seller to which such Seller is a party;

(ii)	subject to obtaining the consents and approvals, making the filings and giving the notices disclosed in Section 4.5 of the Schedule 4, result, except on account of facts or circumstances concerning the Purchaser and/or its Affiliates, in a material violation of or material default under any Law or any Order, now in effect having applicability to such Seller;

(iii)	result in the creation of any Lien upon any of the material assets of such Seller, except for any Permitted Lien; or

(iv)	violate any provisions of any charter document or by-law (or similar organizational document) of such Seller.

Section 4.6 Sellers Brokers.

Except for the Persons set forth in Section 4.6 of Schedule 4 whose fees, commissions and expenses are the sole responsibility of the Partnership, such Seller has not dealt with any broker or finder in connection with the transactions contemplated herein or under the other Transaction Documents who would be entitled to a fee or commission in connection with the transactions contemplated herein or under the other Transaction Documents.

Section 4.7 Taxable Canadian Property.

(a) Each of the Sellers, other than Sellers that are exclusively selling the Purchased 6726607 Shares, the Purchased Management Co Shares, or the Purchased Management Co Options, is (i) not a non-resident of Canada for purposes of the ITA or (ii) a Canadian partnership within the meaning of the ITA.

(b) The Purchased 6726607 Shares are not “taxable Canadian property” of TorQuest US within the meaning of the ITA.

(c) The Purchased Management Co Shares and Purchased Management Co Options are not “taxable Canadian property” of Scott Greenwood.

(d) The Purchased Management Co Options are not “taxable Canadian property” of James Akers.

(e) The Purchased Management Co Options are not “taxable Canadian property” of Tom Studer.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Sellers, subject to such exceptions as are disclosed in Schedule 5, as follows:

Section 5.1 Organization of Purchaser.

The Purchaser is duly incorporated, amalgamated or organized, validly existing and in good standing under the laws of the State of Delaware, as the case may be.

Section 5.2 Authority of Purchaser and Enforceability.

(a) The Purchaser has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

(b) The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate or other action of the Purchaser.

(c) This Agreement has been, and the other Transaction Documents to which it is a party when executed will be, duly executed and delivered by the Purchaser.

(d) This Agreement constitutes, and the other Transaction Documents to which it is a party when executed will constitute, a legal, valid and binding obligation of the Purchaser and is enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect relating to creditors’ rights generally and to the application of equitable principles.

Section 5.3 Government Approvals, Notices and Filings.

Except for the Competition Act Clearance and as otherwise set forth in Section 5.3 of Schedule 5, no material consent or approval of, giving of notice to, making filings with, or taking of any action in respect of or by, any Governmental Authority is required with respect to the execution, delivery or performance by the Purchaser of this Agreement or any of the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereunder or under the other Transaction Documents.

Section 5.4 Third Party Consents, Approvals and Notices.

No consent or approval of, or notice to, any Person (other than any Governmental Authority) is required to be obtained or given by the Purchaser with respect to the execution, delivery or performance by the Purchaser of this Agreement or any of the other Transaction Documents to which it is a party or the consummation of the transactions hereunder.

Section 5.5 Absence of Breach; Non-Contravention.

The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated herein or under the other Transaction Documents by the Purchaser does not and will not with the passage of time or the giving of notice or both:

(i)	result in a breach of or constitute a default by the Purchaser or result in any right of termination or acceleration under any material Contract to which the Purchaser is a party or by which the property of the Purchaser is bound or affected, except for any such breach or default which would not materially impair or delay the ability of the Purchaser to perform its obligations hereunder or consummate the transactions contemplated hereby or under the other Transaction Documents;

(ii)	subject to obtaining the consents and approvals, making the filings and giving the notices disclosed in Section 5.5 of Schedule 5, result in a violation of or default under any Law or Order now in effect having applicability to the Purchaser, except for any such violation or default which would not materially impair or delay the ability of the Purchaser to perform its obligations hereunder or consummate the transactions contemplated hereby or under the other Transaction Documents, or adversely affect the legality, validity or enforceability of this Agreement or prohibit, make illegal, enjoin or restrict in any manner the transactions contemplated hereby or under the other Transaction Documents; or

(iii)	violate any provisions of any charter document or by-law (or similar organizational document) restriction of the Purchaser.

Section 5.6 Litigation.

There is no Legal Proceeding pending or, to the Knowledge of the Purchaser, threatened against the Purchaser, (ii) to the Knowledge of the Purchaser, basis for any Legal Proceeding against the Purchaser or any of its Affiliates or (iii) outstanding Order against the Purchaser or any of its Affiliates which, in each case, would reasonably be expected to materially impair or delay the ability of the Purchaser to perform its obligations hereunder or consummate the transactions contemplated hereby or under the other Transaction Documents, affect the legality, validity or enforceability of this Agreement or prohibit, make illegal or seek to enjoin or restrain the transactions contemplated by this Agreement or the other Transaction Documents.

Section 5.7 Purchaser Brokers.

Except for the Persons set forth in Section 5.7 of Schedule 5 whose fees, commissions and expenses are the sole responsibility of the Purchaser, the Purchaser has not dealt with any broker or finder in connection with the transactions contemplated herein or under the other Transaction Documents who would be entitled to a fee or commission in connection with the transactions contemplated herein or under the other Transaction Documents.

Section 5.8 Financing.

The Purchaser has on the date hereof, and shall have at Closing, sufficient available funds to pay the Purchase Price and all other necessary fees, expenses and other amounts in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.9 Partnership Arrangements.

No Person is acting jointly or in concert with the Purchaser in connection with the acquisition of the Purchased Securities pursuant to this Agreement. Except as set forth in Section 5.9 of Schedule 5, there is no agreement, commitment or understanding, whether formal or informal, with any director or officer of any of the Acquired Companies or any Subsidiary regarding any ongoing equity interest or role at any of the Acquired Companies or any Subsidiary after the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.10 Bankruptcy.

There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the Knowledge of the Purchaser, threatened against the Purchaser.

Section 5.11 Independent Investigation.

The Purchaser is an informed and sophisticated participant in the transactions contemplated hereunder and under the other Transaction Documents and has conducted its own independent investigation, review and analysis of the Acquired Companies and the Subsidiaries and the Purchased Securities. The Purchaser acknowledges that it and its Representatives have been provided adequate access to the Company Books and Records, the personnel of the Acquired Companies and the Subsidiaries and information regarding the Purchased Securities for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any of the Acquired Companies, its Subsidiaries or the Sellers or any of their respective Affiliates or Representatives (except for the specific representations and warranties of the Acquired Companies and the Sellers set forth in Article 3 and Article 4, respectively).

Section 5.12 Purchase for Investment.

The Purchaser is acquiring the Purchased Securities solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including securities Laws. The Purchaser agrees that Purchased Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration or qualification under applicable securities Laws, except pursuant to an exemption from such registration or qualification under applicable securities Laws. The Purchaser is an “Accredited Investor” (as such term is defined in National Instrument 45-106, as may be amended from time to time, and Rule 501 of Regulation D of the Securities Act of 1933, as may be amended from time to time, as applicable). The Purchaser is able to bear the economic risk of holding the Purchased Securities for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.13 Fair Market Value of US Assets

The Purchaser has determined in good faith that the aggregate fair market value of the non-exempt assets, as defined in the HSR Act, of the Acquired Companies and the Subsidiaries does not exceed $70.9 million.

ARTICLE 6

COVENANTS OF THE ACQUIRED COMPANIES AND THE SELLERS

Section 6.1 Restrictions.

(a) Except (i) as contemplated by this Agreement (including the Pre-Closing Reorganization), (ii) set forth in Section 6.1 of the Disclosure Schedule or (iii) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof to the Closing Date, each of the Acquired Companies shall, and, as applicable, shall cause each Subsidiary to, (x) conduct its business in the ordinary course of business, and (y) use commercially reasonable efforts to (A) preserve intact the present business, operations, organization, goodwill and reputation of the Acquired Companies and the Subsidiaries, (B) keep available (subject to dismissals, resignations and retirements in the ordinary course of business) the services of present officers and employees of the Acquired Companies and the Subsidiaries, (C) maintain the good will of customers, suppliers, lenders and other Persons to whom the Acquired Companies or any of the Subsidiaries sells goods or provides services, and (D) maintain substantially the same levels of coverage of insurance as provided on the date hereof. Except as contemplated by this Agreement or as set forth in Schedule 6.1, the Acquired Companies shall not, and, as applicable, shall cause the Subsidiaries not to, (except with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed):

(i)	declare or pay any cash dividends or make any cash distributions upon any of the capital of the Acquired Companies;

(ii)	sell, lease, transfer or otherwise dispose of, or suffer a Lien (other than Permitted Liens) to exist on, all or any material portion of its assets, except sales to customers in the ordinary course of business or pursuant to existing Contracts;

(iii)	incur indebtedness for borrowed money in an aggregate principal amount exceeding $250,000 (net of any amounts of indebtedness discharged during such period), other than (i) in the ordinary course of business or (ii) for any draw down, cancellation and/or prepayment of or under the Credit Facility, the Interest Rate Hedges, the Seller Notes or the Intercompany Notes;

(iv)	authorize, issue, sell or otherwise dispose of any equity securities of the Acquired Companies or the Subsidiaries, other than (i) the issuance of equity securities pursuant to the terms of the Options and the Benefit Plans, (ii) transactions between (A) the Acquired Companies, (B) the Acquired Companies and the Subsidiaries or (iii) as required under the Options, the Seller Notes, the Intercompany Notes or existing Contracts;

(v)	split, combine or reclassify any of its equity securities or redeem, purchase, repurchase, retire or otherwise acquire any of its outstanding equity securities, or grant any options, warrants, or rights with respect to any equity securities in its capital (other than pursuant to the Options) or bonds, debentures, notes (other than in connection with the Seller Notes and Intercompany Notes) or other corporate security other than with respect to transactions between the Acquired Companies or between the Acquired Companies and the Subsidiaries;

(vi)	make any material change in any of the charter documents or capital structure of any of the Acquired Companies or the Subsidiaries or cease to operate any of the Acquired Companies’ or Subsidiaries’ properties (either permanently or temporarily other than scheduled shut downs for routine maintenance) or cease to carry on a material business or any material activities of the Acquired Companies of a Subsidiary as operated or carried on immediately before the date hereof;

(vii)	effect any dissolution, winding-up, liquidation or termination of any of the Acquired Companies or the Subsidiaries;

(viii)	make any material change to its accounting policies or adopt new accounting policies, in each case, except as required by generally accepted accounting principles, any Governmental Authority, applicable Law or regulatory guidelines;

(ix)	(A) make any Tax election that is inconsistent with past practices, except as required by Law (B) change or revoke any Tax election in any material respect, except as required by Law (C) amend or modify any Tax Return or settle or compromise any Tax liability, except as required by applicable Law, (D) incur any Taxes outside the ordinary course of business, (E) change any accounting method of the Acquired Companies or a Subsidiary for income Tax purposes, except as required by applicable Law; (F) enter into any agreement with any Governmental Authority with respect to any Tax or Tax Returns of the Acquired Companies or a Subsidiary; (G) surrender a right of the Acquired Companies to a Tax refund; (H) change an accounting period of the Acquired Companies or a Subsidiary with respect to any Tax, except as required by Law; or (I) agree to extend the applicable statute of limitations with respect to any Taxes;

(x)	enter into any Benefit Plan or amend in any respect any Benefit Plan or materially increase the compensation or remuneration of any shareholder, director, officer, consultant, employee or other service provider, except, in each case, as required by Law or as required in accordance with the terms of any applicable Benefit Plan in existence on the date hereof;

(xi)	make any bonus or profit sharing distribution or similar payment of any kind, except as required by any Benefit Plan or Material Contract;

(xii)	terminate (other than for cause) the employment or services of any director, officer or manager or grant any severance or termination pay to any director, officer or manager or any other employee, other than pursuant to any existing Contract or Benefit Plan;

(xiii)	terminate, amend or otherwise modify in any material respect any Material Contract or enter into any Contract that would have been a Material Contract had it been entered into prior to the date hereof, except, in each case, in the ordinary course of business;

(xiv)	acquire any business or Person, by merger, amalgamation or consolidation, purchase or sale of substantial assets or equity interests, or by any other manner;

(xv)	settle or compromise any material litigation or claims requiring payment by the Acquired Companies in excess of $250,000 in the aggregate or requiring the Acquired Companies to agree to the granting of injunctive relief or specific performance;

(xvi)	make aggregate capital expenditures in excess of $500,000, except (A) as required by any customer agreement entered into by an Acquired Company or a Subsidiary, or (B) as contemplated by the Confidential Memorandum of the Acquired Companies and the Subsidiaries dated as of April 2013, a copy of which has been delivered to the Purchaser;

(xvii)	transfer to any person any rights to the Intellectual Property owned by, licensed to, or held for use or used by the Acquired Companies, except in connection with sales of the Acquired Companies’ products or services in the ordinary course of business;

(xviii)	terminate, enter into, amend or otherwise modify any agreements pursuant to which any person is granted manufacturing, marketing, distribution or similar rights of any type or scope or any third party royalty rights with respect to any products or services of the Acquired Companies, or enter into or amend any strategic alliance, license or sub-license agreement, or joint development agreement, except in the ordinary course of business;

(xix)	discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise), other than obligations and liabilities discharged in the ordinary course of business;

(xx)	waive or cancel any material claim, account receivable, trade account or right outside the ordinary course of business, or make any gift;

(xxi)	enter into any termination, notice, severance or change of control agreement with any of the Acquired Companies’ shareholders, directors, officers, employees, consultants or other service providers, except pursuant to any Benefit Plan or the Change of Control Agreements;

(xxii)	assume, guarantee or otherwise become liable with respect to the liabilities or obligations of any third person, except in the ordinary course of business;

(xxiii)	cancel or reduce in any material respect any of their insurance coverage; or

(xxiv)	enter into any Contract to do or engage in any of the foregoing.

(b) The Purchaser shall, promptly following the date hereof, designate three (3) individuals from any of whom the Sellers or the Acquired Companies may seek approval to undertake any actions not permitted to be taken under Section 6.1(a) and shall ensure that such individuals will respond, on behalf of the Purchaser, to such requests in an expeditious manner, and in any event within five (5) Business Days of such request; provided, that if such request relates to a time sensitive urgent matter of material importance to the business of the Acquired Companies and the Subsidiaries such that a reasonable person would deem it unreasonable not to respond to such request within a shorter timeframe and the Sellers or the Acquired Companies has made such request by telephone and email and informed the Purchaser of the critical nature of such request at the time such request was made, the Purchaser shall ensure that such individuals will respond, on behalf of the Purchaser, to such request within three (3) Business Days of such request.

Section 6.2 Access.

The Acquired Companies shall, and, as applicable, shall cause the Subsidiaries to, from the date hereof until the Closing Date, upon reasonable notice, permit the Purchaser and its Representatives to, at the sole cost and expense of the Purchaser, review and inspect all Company Books and Records and Contracts and other documents relating to the Acquired Companies and the Subsidiaries reasonably requested by the Purchaser and in the possession or control of the Acquired Companies or the Subsidiaries, and subject to the terms and conditions of the Real Property Leases, Section 6.3(a) and Section 6.3(b), the Purchaser shall have full access to the Real Property; provided that the foregoing review, inspection and access shall take place during regular business hours and the same does not (i) unduly disrupt the conduct of the operations of the Acquired Companies and the Subsidiaries, (ii) violate any Law, fiduciary duty, Order, Contract or Permit applicable to the Acquired Companies or the Subsidiaries, (iii) jeopardize any attorney-client or other legal privilege, and subject to existing confidentiality and non-disclosure obligations of the Purchaser and its Affiliates (including the Confidentiality Agreement) or (iv) entitle the Purchaser or its Representatives to conduct any invasive, intrusive or destructive inspections or testing of the Real Property. Such review, inspection and access shall, at the Acquired Companies’ option, be in the company of one or more Representatives of the Acquired Companies.

Section 6.3 Regulatory and Third Party Approvals

(a) The Acquired Companies shall, and, as applicable, shall cause the Subsidiaries to, as promptly as practicable (i) use commercially reasonable efforts to give all notices to, make all filings and applications with, obtain all consents and approvals of, and take any action in respect of, any Persons and Governmental Authorities necessary or advisable of any of the Acquired Companies or the Subsidiaries to consummate the transactions contemplated by this Agreement and the other Transaction Documents set forth in Section 3.4 and Section 3.5 of the Disclosure Schedule, (ii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith and (iii) provide such necessary information and reasonable cooperation to the Purchaser or its outside counsel as reasonably requested by the Purchaser in connection with the performance of the Purchaser’s obligations under Section 7.2. The Acquired Companies shall provide prompt notification to the Purchaser when any such consent, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and shall advise the Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing to the Purchaser or its outside counsel) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement or the other Transaction Documents.

(b) Notwithstanding the foregoing, in no event shall any of the Sellers, Acquired Companies or the Subsidiaries be required to make any payment (other than reasonable legal fees) that it is not presently contractually required to make, enter into any other agreement or arrangement with any Person that it is not presently contractually required to enter into, accept any significant modification in any existing agreement or arrangement, take any action that would alter or restrict in any way any of the Acquired Companies’ or any of their respective Affiliates’ business or commercial practices (including divesting or holding separate any of its assets or portion of its business).

Section 6.4 Interest Rate Hedges

At the Closing, in connection with the settlement of the Credit Facility pursuant to Section 2.3(iii), the Acquired Companies and the Subsidiaries, as applicable, shall terminate and satisfy in full the Interest Rate Hedges.

Section 6.5 Fulfillment of Conditions.

Without limiting any of the express obligations of the Acquired Companies and the Sellers hereunder, the Acquired Companies and the Sellers shall and, as applicable, shall cause the Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all appropriate actions, to do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereunder or under the other Transaction Documents, including the satisfaction of each condition to the obligations of the Purchaser contained in Article 9.

Section 6.6 Exclusivity.

Each Seller and Acquired Company and its directors, officers, employees, representatives and agents shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Purchaser and its Affiliates and their respective agents and representatives) conducted heretofore with respect to any Acquisition Transaction. Each Seller and Acquired Company or any of its directors, officers, employees, representatives or agents will not directly or indirectly, solicit, initiate, facilitate, or knowingly encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any Acquisition Transaction or negotiate or otherwise facilitate, encourage, solicit, initiate or engage in discussions, negotiations or submissions regarding proposals or offers with any Person with respect to any Acquisition Transaction, enter into any written agreement, arrangement, or understanding requiring it to abandon, terminate, or fail to consummate the transactions contemplated by this Agreement or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

Section 6.7 Financial Information.

Within 20 days following the end of each calendar month following the date hereof until the Closing Date, the Sellers’ Agent shall deliver to the Purchaser a true and correct copy of the unaudited consolidated balance sheet and statement of income of the Partnership and its consolidated Subsidiaries as of, and for the calendar month then ended, prepared in accordance with generally accepted accounting principles on a consistent basis throughout the periods covered thereby, subject to the absence of notes and to normal year-end adjustments.

ARTICLE 7

COVENANTS OF PURCHASER

Section 7.1 Confidentiality.

The Purchaser acknowledges that the provisions of the confidentiality agreement dated April 16, 2013 (the “Confidentiality Agreement”) between the Purchaser (or an Affiliate of the Purchaser, as applicable) and the Partnership (or a Representative of the Partnership on its behalf, as applicable) shall continue to apply notwithstanding the execution of this Agreement by the parties or the announcement of this Agreement, and agrees to fulfill its obligations thereunder in accordance with the terms thereof. For the avoidance of doubt, if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

Section 7.2 Regulatory and Third Party Approvals.

(a) Subject to Section 7.2(c), the Purchaser shall, as promptly as practicable after the date hereof (i) use its commercially reasonable efforts to give all notices to, make all filings and applications with, obtain all consents and approvals of and take any action in respect of, any Persons and Governmental Authorities that are necessary or advisable of the Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents set forth in Section 5.3 and Section 5.4 of Schedule 5; (ii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith and (iii) provide such necessary information and reasonable cooperation to the Acquired Companies, the Subsidiaries and their outside counsel as reasonably requested by the Acquired Companies in connection with the performance of the Acquired Companies’ obligations under Section 6.3. The Purchaser shall provide prompt notification to the Acquired Companies and the Sellers when any such consent, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and shall advise the Acquired Companies and the Sellers of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing to the Acquired Companies and the Sellers and their respective outside counsels) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement or the other Transaction Documents.

(b) Without limiting the generality of the foregoing, the Purchaser shall consult and cooperate with the Acquired Companies and the Sellers, in connection with all notices, filings, applications, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted in connection with obtaining all consents and approvals from any Governmental Authorities necessary to consummate the transactions contemplated hereby or under the other Transaction Documents. The Purchaser may make any notification, filing, application, responses to inquiries or other submission that it believes is reasonably necessary to avoid any restraint or challenge by any Governmental Authority of the transactions contemplated hereby or under the other Transaction Documents. Without limiting the generality of the foregoing, Purchaser shall consult with the Acquired Companies and Sellers in advance of making any such notification, application, response to inquiries or other submission, including providing the Acquired Companies and the Sellers with a copy of such notification, filing, application or other submission in draft form (subject to reasonable redactions or limiting the sharing of such draft, or parts thereof, to an outside-counsel-only basis where appropriate) and giving the Acquired Companies and the Sellers a reasonable opportunity to consider its content before it is filed with the relevant Governmental Authority, and the Purchaser shall consider and take account of all reasonable comments timely made in this respect. The Purchaser shall promptly notify the Acquired Companies and the Sellers of any substantive communications from or with any Government Authority with respect to the transactions contemplated by this Agreement and the other Transaction Documents and will use its commercially reasonable efforts to ensure, to the extent permitted by Law, that the Acquired Companies and the Sellers, or their outside counsel where appropriate, are involved in any substantive communications and invited to attend meetings with, or other appearances before, any Government Authority with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

(c) Notwithstanding anything to the contrary set forth herein, in no event will Purchaser be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or payment, to accept any operational restriction, or take any other action that will in any way limit the right of Purchaser to own or operate all or any portion of its assets, properties or businesses or the assets, properties or businesses being acquired pursuant to this Agreement. The Sellers shall not discuss, negotiate or commit to any divestiture transaction, or discuss or commit to alter their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Purchaser’s freedom of action with respect Purchaser’s assets, properties or businesses or the assets, properties or businesses being acquired pursuant to this Agreement.

Section 7.3 Fulfillment of Conditions.

Except as otherwise set forth herein and without limiting any of the express obligations of the Purchaser hereunder, the Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all appropriate actions, to do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereunder or under the other Transaction Documents, including the satisfaction of each condition to the obligations of the Acquired Companies and the Sellers contained in Article 10.

Section 7.4 Officers’ and Directors’ Insurance and Indemnification.

(a) The Sellers may, or may cause the Acquired Companies or the Subsidiaries to purchase, or at the Sellers’ option, the Acquired Companies shall arrange prior to the Closing to purchase, and in each case the Purchaser shall pay for, for the period from the Closing Date until six (6) years after the Closing Date, a tail directors’ and officers’ liability insurance policy providing coverage for the present and former directors and officers of the Acquired Companies and the Subsidiaries with respect to any claims arising from facts or events that occurred on or prior to the Closing (including in connection with this Agreement or the transactions contemplated hereby or under the other Transaction Documents) on terms comparable to those contained in the current insurance policy of the Acquired Companies and the Subsidiaries, provided that the premiums payable for such insurance do not exceed $60,000 for such directors’

and officers’ liability insurance; provided, further, that in the event such premiums exceed $60,000 the Purchaser shall or shall cause the Acquired Companies and the Subsidiaries, or, at the Sellers’ option, the Acquired Companies shall arrange prior to the Closing, to purchase such insurance up to the amount that can be purchased with a premium of $60,000.

(b) From and after the Closing Date, the Purchaser shall cause the Acquired Companies and the Subsidiaries (or any successor(s)) to, until the sixth (6th) anniversary of the Closing Date (or, in the case of clause (ii), for so long thereafter as any claim for indemnification asserted on or prior to such date has not been finally adjudicated) (i) keep and not amend, modify or repeal any provision of the current indemnity agreements in place for the current directors and officers of the Acquired Companies and the Subsidiaries, (ii) indemnify the current and former directors and officers of the Acquired Companies and the Subsidiaries to the fullest extent to which the Acquired Companies and the Subsidiaries are permitted to indemnify such officers and directors under Law and the organizational documents of the Acquired Companies and the Subsidiaries with respect to any claims arising from facts or events that occurred on or prior to the Closing (including in connection with this Agreement or the transactions contemplated hereby or under the other Transaction Documents), and (iii) except to the extent required by Law, not take any action so as to amend, modify or repeal the provisions for indemnification of directors, officers or employees contained in the organizational documents of any of the Acquired Companies or the Subsidiaries in such a manner as would adversely affect the rights of any individual who shall have served as a director or officer of any of the Acquired Companies and/or the Subsidiaries prior to the Closing to be indemnified by such corporations in respect of their serving in such capacities at or prior to the Closing.

(c) The provisions of this Section 7.4 shall survive the consummation of the transactions contemplated by this Agreement and the other Transaction Documents until the sixth (6th) anniversary of the Closing Date and are intended to be for the benefit of, and will be enforceable by, each individual referred to in this Section 7.4, his or her heirs and successors and his or her legal representatives (collectively, the “Directors and Officers”). The Acquired Companies and the Subsidiaries agree to pay from time to time as necessary all expenses, including reasonable attorneys’ fees, that may be incurred by the Directors and Officers in enforcing the indemnity and other obligations provided for in this Section 7.4.

(d) If any of the Acquired Companies, any of the Subsidiaries or any of their respective successors or assigns shall (i) amalgamate, consolidate with or merge or wind up into any other Person and shall not be the continuing or surviving entity, or (ii) transfer all or substantially all of its prospective assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Purchaser, the Acquired Companies or any of the Subsidiaries, as applicable, shall assume all of the obligations set forth in this Section 7.4.

Section 7.5 Preservation of Books and Records.

The Purchaser shall, and shall cause the Acquired Companies and the Subsidiaries to, preserve and keep the records held by them relating to the respective businesses of the Acquired Companies and the Subsidiaries prior to the Closing Date for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) and shall make such records and personnel available to the Sellers (including the right to make copies thereof), at the Sellers’ own cost and expense and to the extent not unreasonably burdensome to the Acquired Companies and the Subsidiaries, as may be reasonably required by the Sellers in connection with any insurance claims by, Legal Proceedings (including with respect to the enforcement of this Agreement) or Tax audits against or investigations by any Governmental Authority of the Sellers or any of their Affiliates with respect to their ownership of the Acquired Companies and the Subsidiaries or the transactions contemplated by this Agreement and the other Transaction Documents.

Section 7.6 Change of Control Payment.

The Purchaser shall cause the Acquired Companies or a Subsidiary, as applicable, to pay James DiMatteo’s Change of Control Payment (net of any applicable withholding Taxes which the Purchaser shall cause the Acquired Companies or a Subsidiary, as applicable, to pay on or prior to the date such amounts are due to the applicable Governmental Authority) when due and payable in accordance with the terms of the applicable Change of Control Agreement.

Section 7.7 Assignment to Canadian Acquire Co.

The Purchaser shall, prior to the Closing Date, assign all of its rights and obligations hereunder to a corporation organized under the laws of Canada or a Province therein in accordance with Section 13.13(b). The Purchaser acknowledges and agrees that such assignee shall purchase the Purchased Securities in accordance with the terms and conditions of this Agreement; provided that no such assignment shall release the Purchaser from any of its obligations hereunder.

ARTICLE 8

MUTUAL COVENANTS OF THE PARTIES

Section 8.1 Purchaser Pre-Closing Reorganization.

(a) Subject to the other terms of this Agreement, the Sellers agree that, upon written request by Purchaser in accordance with clause (c) hereunder, the Sellers shall, and shall cause any of the Acquired Companies and the Subsidiaries to, use their commercially reasonable efforts to (i) effect such reorganizations of its business, operations and assets and the integration of other affiliated businesses as set forth in and in accordance with Schedule 8.1, which such Schedule 8.1 shall not be amended without the prior written consent of the Sellers’ Agent, which shall not be unreasonably withheld, delayed or conditioned (the “Pre-Closing Reorganization”) and (ii) co-operate with the Purchaser and its advisors (A) in order to effect the Pre-Closing Reorganization and (B) determine any potential amendments to Schedule 8.1 that might be undertaken and the manner in which such amendments may most effectively be undertaken.

(b) The Purchaser agrees that the Sellers’ Agent shall not be required to agree to any amendments to Schedule 8.1 and the Sellers, the Acquired Companies and the Subsidiaries shall not be required to effect the Pre-Closing Reorganization or undertake to provide any cooperation or assistance to the Purchaser in connection therewith, in each case, to the extent the Pre-Closing Reorganization, such amendments, or such cooperation or assistance will:

(i)	materially impede, delay or prevent consummation of the transactions contemplated by this Agreement (including by giving rise to litigation by third parties);

(ii)	unreasonably interfere with the ongoing operations of the Acquired Companies and the Subsidiaries;

(iii)	prejudice or have adverse consequences for (after taking into account reimbursement under Section 8.1(f)) the Sellers or their, direct or indirect, equityholders, including in the event the Closing does not occur;

(iv)	prejudice or have adverse consequences for (after taking into account reimbursement under Section 8.1(f)) the Acquired Companies and the Subsidiaries in the event the Closing does not occur;

(v)	be considered in determining whether a representation, warranty or covenant of any of the Sellers or the Acquired Companies under this Agreement or any of the Transaction Documents has been breached;

(vi)	result in an unreimbursed cost, expense or Tax for the Sellers or the Acquired Companies and the Subsidiaries (after taking into account the Purchaser’s obligations hereunder); or

(vii)	result or reasonably be expected to result in any violation of applicable Law or Order.

(c) The Purchaser shall provide written notice to the Sellers of its intention to effect the Pre-Closing Reorganization at least twenty (20) Business Days before the Closing Date and shall provide the Sellers’ Agent with drafts of all documentation related or required to effect the Pre-Closing Reorganization within fifteen (15) Business Days before the Closing Date and the Purchaser shall consider in good faith all reasonable comments to such documentation provided by the Sellers’ Agent (it being understood that the Purchaser shall deliver the Sellers final copies of all such documentation within three (3) Business Days of the Closing Date). Upon receipt of such notice, the Purchaser and the Sellers shall work cooperatively and use commercially reasonable efforts to prepare, before the Closing Date, all documentation necessary and do such other acts and things as are necessary to give effect to the Pre-Closing Reorganization.

(d) The Parties shall seek to have the Pre-Closing Reorganization made effective as of the last moment of the day ending immediately before the Closing Date, or such other time as the Purchaser reasonably requests (but, in any event, after the satisfaction of the Closing conditions); provided, that any such Pre-Closing Reorganization shall not take place until such time as the Sellers’ Agent determines, in its sole discretion, that the transactions contemplated herein are likely to be completed on the terms and conditions contemplated by this Agreement.

(e) If the Closing does not occur, the Purchaser shall indemnify, hold harmless and reimburse (promptly, and in any event within thirty (30) days, upon receipt of reasonable documentation) the Sellers, the Acquired Companies and the Subsidiaries for any and all (A) out-of-pocket costs and expenses (including any out-of-pocket costs and expenses for filing fees and for external counsel, auditors, accountants or other professional advisors) and Pre-Closing Reorganization Taxes (other than, for greater certainty, the Reorg Indemnified Taxes, if any) incurred by the Sellers (and any investor or Affiliate of the Sellers), the Acquired Companies and the Subsidiaries in effecting the Pre-Closing Reorganization and (B) out-of-pocket costs and expenses (including any out-of-pocket costs and expenses for filing fees and for external counsel, auditors, accountants or other professional advisors) and any Taxes incurred by the Sellers (and any investor or Affiliate of the Sellers), the Acquired Companies and the Subsidiaries in the reversing or unwinding of the Pre-Closing Reorganization (or portion thereof) that was effected prior to the termination of this Agreement (other than, solely with respect to Taxes, reversing any portion of the Pre-Closing Reorganization involving paying (or capitalizing) the Intercompany Notes) (provided that such reversal or unwinding must occur in the most tax-efficient manner which is commercially reasonable under the circumstances). The obligations of the Purchaser pursuant to this Section 8.1(e) will be in addition to any other payment obligations of the Purchaser under this Agreement and, notwithstanding anything to the contrary in this Agreement, will survive termination of this Agreement.

(f) If the Closing does occur, the Purchaser shall indemnify, hold harmless and reimburse (promptly, and in any event within thirty (30) days, upon receipt of reasonable documentation) the Sellers for any and all (A) out-of-pocket costs and expenses (including any out-of-pocket costs and expenses for filing fees and for external counsel, auditors, accountants or other professional advisors) to the extent such out-of-pocket costs and expenses (x) are included in the computation of the Closing Date Working Capital, as finally determined or (y) have been paid by any of the Acquired Companies or a Subsidiary prior to the Closing, and (B) Pre-Closing Reorganization Taxes (other than, for greater certainty, the Reorg Indemnified Taxes, if any) incurred by the Sellers (and any investor or Affiliate of the Sellers, but not including the Acquired Companies or the Subsidiaries). The obligations of the Purchaser pursuant to this Section 8.1(f) will be in addition to any other payment obligations of the Purchaser under this Agreement and, notwithstanding anything to the contrary in this Agreement, will, with respect to any Pre-Closing Reorganization Taxes, survive until sixty (60) days after the expiration of the applicable statute of limitations (after giving effect to any extension, waiver, tolling, or mitigation thereof). Notwithstanding the foregoing, no Seller shall have any right to be indemnified (or otherwise paid) by the Purchaser or any Affiliate (including the Acquired Companies or any Subsidiary) for any Pre-Closing Reorganization Taxes relating to, arising out of or in connection with (x) any failure to in good faith follow in all material respects the steps reasonably requested by the Purchaser in order to carry out the Pre-Closing Reorganization as set forth on Schedule 8.1 or (y) any material inaccuracy in the information as set forth in Schedule 8.1.

(g) For the avoidance of doubt, the parties agree that (x) none of the representations and warranties of the Acquired Companies and the Sellers contained in this Agreement or any of the Transaction Documents take into account the Pre-Closing Reorganization or any change or effect arising therefrom or incidental thereto, (y) for all purposes of this Agreement and the Transaction Documents the representations and warranties of the Acquired Companies and the Sellers contained in this Agreement or any of the Transaction Documents shall be qualified in all respects by the Pre-Closing Reorganization and (z) in no event shall Indemnified Taxes or any other obligation of the Sellers to indemnity the Purchaser Indemnified Parties hereunder include any Pre-Closing Reorganization Taxes (other than, for greater certainty, the Reorg Indemnified Taxes, if any) or Losses relating to, arising out of or in connection with the Pre-Closing Reorganization.

Section 8.2 Regulatory Filings and Other Actions.

(a) In addition to and not in limitation of the covenants contained in Section 6.3 and Section 7.2, the Acquired Companies and the Purchaser shall prepare and file, as promptly as practicable (i) and in any event within ten (10) Business Days after the date of this Agreement all filings and submissions that are required, or that in the opinion of the Purchaser are advisable, in order to obtain Competition Act Clearance, and (thereafter) the Acquired Companies and the Purchaser will use their commercially reasonable efforts to satisfy (as soon as reasonably practicable) all requests for additional information and documentation received under or pursuant to those filings, submissions or under applicable competition legislation, including any requests made by any Governmental Entity under such legislation and (ii) in any event within twenty (20) Business Days after the date of this Agreement, such other filings, notices and applications that may be required to in order to obtain the consents, approvals and authorizations from Persons and Governmental Authorities that are necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(b) Subject to Section 7.2(c), each of the Acquired Companies and the Purchaser shall use commercially reasonable efforts to oppose, lift or rescind any injunction or restraining or other order seeking to stop, or otherwise adversely affecting its ability to consummate, this Agreement, the other Transaction Documents and the transactions contemplated hereby or under the other Transaction Documents and to defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging this Agreement or the consummation of the transactions contemplated hereby or under the other Transaction Documents.

Section 8.3 Further Assurances.

From time to time after the date hereof, including after the Closing, and without further consideration, the parties shall execute and deliver, or arrange for the execution and delivery of, such other instruments of conveyance and transfer and take or arrange for such other actions as may be reasonably requested by the other party to more effectively complete any of the transactions provided for in this Agreement or any document contemplated hereby.

Section 8.4 Tax Matters.

(a) Except as required by Law, without the prior written consent of the Sellers’ Agent, none of the Purchaser, the Acquired Companies or any of the Subsidiaries shall take any position on (including making or changing any Tax election), amend, re-file or otherwise modify (or grant any extension of any applicable statute of limitation with respect to) any Tax Return (including any amendment thereto) for, or agree to any settlement relating to, any Sellers’ Tax Period.

(b) The Sellers’ Agent shall prepare, or cause to be prepared, all income Tax Returns required to be filed by any of the Acquired Companies or the Subsidiaries after the Closing Date for any tax period ending on or before the Closing Date (“Seller Tax Returns”). Each Seller Tax Return shall be prepared in accordance with existing procedures and practices and accounting methods of the Acquired Companies or applicable Subsidiary except as required under applicable Law. The Purchaser shall be given the opportunity to review, comment upon and suggest changes or corrections to any Seller Tax Returns (it being understood that the Sellers’ Agent shall consider in good faith all reasonable changes or corrections to any Seller Tax Returns) prior to the filing thereof (but in no event less than thirty (30) days prior to such filing). The Sellers’ Agent shall not amend a Seller Tax Return following the Closing Date without the prior written consent of the Purchaser (which shall not be unreasonably withheld, delayed or conditioned). The Purchaser shall cause the Acquired Companies or applicable Subsidiary to file each Seller Tax Return, in (i) the form prepared by Sellers’ Agent, if the Purchaser has no comments, (ii) the form agreed to by Sellers’s Agent and the Purchaser, if the Purchaser has comments, or (iii) the form determined by the Independent Accountant, if the Purchaser and Sellers’ Agent are unable to agree on the form of such Seller Tax Return. The Purchaser shall prepare, or caused to be prepared all Tax Returns required to be filed by any of the Acquired Companies or the Subsidiaries after the Closing Date which are not Seller Tax Returns (collectively, “Purchaser Tax Returns”). Each Purchaser Tax Return, to the extent that it relates to a Sellers’ Tax Period, shall be prepared in accordance with existing procedures and practices and accounting methods of the Acquired Companies or applicable Subsidiary, unless, as reasonably determined by the Purchaser, such procedure, practice, accounting method or other contemplated treatment is not permitted under applicable Law. For greater certainty, any Transaction Expenses and Transaction Employment Taxes incurred by the Acquired Companies or the Subsidiaries shall be deducted in the Seller Tax Returns or the Purchaser Tax Returns, as the case may be, in accordance with the ITA, for the benefit of the Sellers (such benefit shall be considered a Refund pursuant to Section 8.4(e)). The Sellers’ Agent shall be given the opportunity to review, comment upon and suggest changes or corrections to any Purchaser Tax Returns (it being understood that the Purchaser shall consider in good faith all reasonable changes or corrections to any Purchaser Tax Returns) that shows an Indemnified Tax or an amendment to any Seller Tax Return prior to the filing thereof (but in no event less than thirty (30) days prior to such filing); provided, however, the failure or delay in meeting such thirty (30) day period shall not reduce or otherwise affect the obligation or liabilities of the Sellers for such Indemnified Taxes, except to the extent such failure or delay actually prejudices the Sellers. The Purchaser shall cause the Acquired Companies or applicable Subsidiary to file each Purchaser Tax Return in the form prepared by the Purchaser, if the Sellers’ Agent has no comments, the form agreed to by the Purchaser and the Sellers’ Agent, if the Sellers’ Agent has comments, or the form determined by the Independent Accountant, if the Purchaser and the Sellers’ Agent are unable to agree on the form of such Purchaser Tax Return. Notwithstanding the foregoing, the Sellers and the Purchaser agree, that the Purchaser, at the request of either the Seller or the Purchaser shall cause the Acquired Companies and its Subsidiaries to make an election pursuant to subsection 256(9) of the ITA in respect of their taxation year ending immediately prior to the acquisition of control of the Acquired Companies and its Subsidiaries by the Purchaser. Without limiting the generality of Section 6.2 and Section 7.5, the Purchaser shall, and the Purchaser shall cause the Acquired Companies and the Subsidiaries to, fully cooperate with each other (including allowing access by the Sellers’ Agent and its Representatives to the Company Books and Records and allowing the Sellers’ Agent (and its Representatives) to make copies thereof) in connection with (i) the preparation of any Seller Tax Returns or amendments thereto or (ii) the review by the Sellers’ Agent of any Purchaser Tax Returns or amendments, and the Sellers’

Agent (and its Representatives) shall not be charged with any cost or expense for the assistance rendered by the Purchaser, the Acquired Companies and the Subsidiaries and the Purchaser shall not be charged with any costs and expenses for the assistance by the Sellers’ Agent, in connection therewith (other than reasonable out-of-pocket expenses of third parties incurred by the Purchaser or its Affiliates or the Sellers’ Agent). In the event of any dispute regarding the matters set forth in this Section 8.4(a), the Purchaser (in the case of a dispute regarding a Seller Tax Return) or the Seller’s Agent (in the case of a dispute regarding a Purchaser Tax Return) shall provide the Seller’s Agent or Purchaser, as the case may be, with written notice thereof within fourteen (14) days of its access to such Seller Tax Returns or Purchaser Tax Return, as applicable, or amendments, and the parties shall act in good faith to resolve such dispute. If the parties cannot resolve such dispute within fourteen (14) days of notice thereof, the Independent Auditor shall be requested to make a determination resolving any such dispute and such determination shall be final and binding. The Independent Auditor shall allow the Purchaser and the Sellers’ Agent to present their respective positions regarding the dispute (provided that, for greater certainty, such presentations are limited to matters described in the Purchaser’s or Sellers’ Agent dispute notice, as the case maybe, referred to above), and each of the Purchaser and the Sellers’ Agent shall have the right to present additional documents, materials and other information and to make an oral presentation to the Independent Auditor regarding such dispute and the Independent Auditor shall consider such additional documents, materials and other information and such oral presentation. Any such other documents, materials or other information shall be copied to each of the Purchaser and the Sellers’ Agent and each of the Sellers’ Agent and the Purchaser shall be entitled to attend any such oral presentation. The parties shall use commercially reasonable efforts to cause the Independent Auditor to complete its work within fourteen (14) calendar days of its engagement. The costs, fees and expenses of the Independent Auditor shall be allocated to and borne by the Purchaser, on the one hand, and the Sellers as a group, on the other hand, (with each Seller responsible only for its Pro Rata Share of the Sellers’ portion) based on the inverse of the percentage that the Independent Auditor’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Auditor. For example, should the items in dispute total in amount to $1,000 and the Independent Auditor awards $600 in favor of the Purchaser’s position, 60% of the costs of the Independent Auditor’s review would be borne by Sellers as a group, (with each Seller responsible only for its Pro Rata Share of such costs) and 40% of the costs would be borne by the Purchaser.

(c) The Purchaser shall timely pay or cause the Acquired Companies or the applicable Subsidiary to timely pay all Taxes shown as being payable on any Seller Tax Return or Purchaser Tax Return that are not Indemnified Taxes. The Sellers shall timely pay, or timely reimburse the Purchaser or applicable Acquired Company or Subsidiary for, any Taxes shown on a Seller Tax Return or Purchaser Tax Return that are Indemnified Taxes, in each case, first from the Indemnity Escrow Account and to the extent such account is insufficient to pay such amounts, the remainder in accordance with Article 11.

(d) The Purchaser and the Sellers shall for all Canadian and foreign Tax purposes report the purchase and sale hereunder and the transactions contemplated herein or under the other Transaction Documents in accordance with their form and structure as set out herein and none of the Sellers shall make any available Tax elections inconsistent therewith (other than as contemplated as part of a Pre-Closing Reorganization and set forth on Schedule 8.1).

(e) If a refund of Taxes (including Transaction Employment Taxes, but excluding refunds of Transfer Taxes, which shall be allocated in the same manner as Transfer Taxes are allocated under Section 8.4(h)) (to the extent not reflected in the Closing Date Working Capital Statement) (the “Refund”) is received by or credited to the account of either of the Acquired Companies or any of the Subsidiaries in respect of any Sellers’ Tax Period, the Purchaser shall, or shall cause the Acquired Companies or any of the Subsidiaries, as applicable, to pay, within thirty (30) days of receipt, the amount of the Refund (net of any Taxes (including Taxes incurred on repatriating the amount of such refund to the Purchaser) and any reasonable out-of-pocket expenses that the Purchaser, the Acquired Companies, or any of the Subsidiaries incur (or has or will incur) with respect to such Refund) to the Sellers’ Agent on behalf of the Sellers to be allocated in accordance with their Pro Rata Share. For purposes of this Section 8.4(e), “Refund” shall include actual receipt of a refund or interest, as well as a credit or offset of or against any other actual or estimated Tax liability or any interest or penalties on such Tax liability. Any amounts payable under this Section 8.4(e) shall constitute an adjustment in the Purchase Price. Nothing in this Section 8.4(e) shall require that the Purchaser make any payment with respect to any Refund (and such Refunds shall be for the benefit of the Purchaser, the Acquired Companies and the Subsidiaries) that is with respect to (A) any refund of Tax that is the result of the carrying back of any net operating loss, non-capital loss or other Tax attribute or Tax credit incurred in any Purchaser’s Tax Period; (B) any refund of Tax resulting from the payments of Taxes made on or after Closing Date to the extent the Sellers have not (x) indemnified the Purchaser, the Acquired Companies, or the applicable Subsidiary for such Taxes, (y) included such Tax in the computation of the Closing Date Working Capital or (z) in the case of any Transaction Employment Taxes, included in the computation of the Estimated Purchase Price; (C) any refund for Tax that gives rise to a payment obligation by the Acquired Companies or a Subsidiary to any Person under applicable Law or pursuant to a provision of a contract or other agreement entered (or assumed) by the Acquired Companies or a Subsidiary on or prior to the Closing Date, other than an obligation to pay Sellers’ Agent for any Tax refunds that are for the benefit of Sellers pursuant to this Section 8.4(e); or (D) any refund of Pre-Closing Reorganization Taxes (other than, for greater certainty, the Reorg Indemnified Taxes, if any).

(f) For Tax purposes, any income, gain, deduction, loss or credit of the Partnership or ABLP, as the case may be, for a Straddle Period shall be allocated to each partner of the Partnership or ABLP (which, for greater certainty, includes a partner at any time in the taxation year of the Partnership or ABLP in which the Closing Date occurs) on the basis that the Straddle Period consisted of two taxable periods, one that ended at the close of business on the day immediately before the Closing Date and the other that began on the Closing Date, and such income, gain, deduction, loss or credit shall be allocated between two such periods on a “closing of the books basis”; provided, however, that (i) in the case of a Tax imposed in respect of property or other similar Taxes imposed on a periodic basis and that applies ratably to a Straddle Period, the amount of Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period and (ii) in the case of sales, value-added, withholding and similar transaction-based Taxes and employment Taxes, such Taxes shall be allocated to the portion of the Straddle Period in which the relevant transaction occurred. For greater certainty, any Transaction Expenses and Transaction Employment Taxes incurred by the Partnership or ABLP, as the case may be, in a Straddle Period shall be allocated to and deducted in the determination of income in the first taxable period that ended at the close of business on the day immediately before the Closing Date.

(g) All Taxes and Tax liabilities (and Refunds) with respect to any Acquired Company or Subsidiary other than the Partnership or ABLP (the “Acquired Corporate Companies”) that relate to a Straddle Period shall be apportioned between the Sellers as a group, on the one hand (with each Seller responsible only for its Pro Rata Share of the Sellers’ portion), and the Purchaser, on the other hand, on the basis that the Straddle Period consisted of two taxable periods, one that ended at the close of business on the day immediately before the Closing Date and the other that began on the Closing Date, and such Taxes shall be allocated between two such periods in the following manner: (i) in the case of Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, the amount of Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses, withholding taxes or any similar Tax base, the amount of such Tax that is allocable to the portion of such Straddle Period that ends before the Closing Date shall be deemed to be equal to the amount that would be payable if the relevant Straddle Period had ended at the close of business on the day immediately before the Closing Date. All determinations necessary to give effect to the foregoing allocations (including amortization and depreciation deductions) will be made in a manner consistent with prior practice of the Acquired Corporate Companies. For greater certainty, any Transaction Expenses and Transaction Employment Taxes incurred by the Acquired Corporate Companies in a Straddle Period shall be allocated to and deducted in the determination of income in the first taxable period that ended at the close of business on the day immediately before the Closing Date.

(h) The Acquired Companies or applicable Subsidiary shall control any audit or other Legal Proceeding in respect of any Tax Return or Taxes of the Acquired Companies or a Subsidiary (a “Tax Contest”); provided, however, that (A) the Sellers’ Agent, at the Sellers’ sole cost and expense, shall have the right to participate in any such Tax Contest to the extent it relates to a Sellers’ Tax Period and (B) the Purchaser shall not allow the Acquired Companies or any Subsidiary to settle or otherwise resolve any Tax Contest if such settlement or other resolution relates to Taxes for a Sellers’ Tax Period without the prior written permission of the Sellers’ Agent (which will not be unreasonably withheld, delayed, or conditioned). Notwithstanding the foregoing, if any Tax Contest relates solely to any Seller Tax Returns, the Sellers’ Agent, at the Sellers’ sole cost and expense, shall control such Tax Contest; provided, however, (A) the Seller’s Agent shall control such contest diligently and in good faith as if the Sellers were solely responsible for all resulting Taxes; (B) the Sellers’ Agent shall keep the Purchaser reasonably informed regarding the status of such Tax Contest; (C) the Purchaser shall have the right to participate, or cause the applicable Acquired Company or applicable Subsidiary to participate in such Tax Contest; and (D) the Sellers’ Agent shall not settle, resolve, or abandon (and shall not allow the Acquired Companies or the Subsidiaries to settle, resolve, or abandon) such Tax Contest without the prior written permission of the Purchaser (which shall not be unreasonably withheld, conditioned, or delayed) if such settlement, resolution, or abandonment could result in the Acquired Companies, any Subsidiary, or any other Purchaser Indemnified Party incurring a Tax that is not an Indemnified Tax.

(i) The Sellers shall pay fifty percent (50%) and the Purchaser shall pay fifty percent (50%) of all Transfer Taxes incurred in connection with the consummation of the transactions contemplated hereunder or under the other Transaction Documents.

(j) Prior to the Closing Date, ABUS shall use commercially reasonable efforts to obtain from each “disqualified individual” (as defined in Code Section 280G(c)) a waiver of all payments or other benefits that ABUS is obligated to pay or provide, that could, as reasonably determined by ABUS, in whole or in part, not be deductible under Code Section 280G or subject to an excise Tax under Code Section 4999 as a result of the transactions contemplated by this Agreement “Section 280G Waived Payments”). Prior to the Closing Date, and after receiving, if required, the waivers provided for in this Section 8.4(j), ABUS shall submit, accompanied by adequate disclosure, for shareholder approval all Section 280G Waived Payments (and all other payments or other benefits that ABUS plans to pay that could, in whole or in part, be nondeductible under Code Section 280G or subject to an excise Tax under Code Section 4999) in a manner such that if more than seventy five percent (75%) of ABUS voting shareholders approve such payments or benefits, such approval shall satisfy the requirements of Code Section 280G(b)(5)(B) (and Treasury Regulations promulgated thereunder) and no Section 280G Waived Payments or any other payments or benefits provided by ABUS to any “disqualified individual” will be nondeductible under Code Section 280G or subject to an excise Tax under Code Section 4999 as a result of the transactions contemplated by this Agreement. ABUS shall provide to the Purchaser drafts of any waivers, disclosure documents and other relevant documents relating to the waiver and vote. ABUS shall incorporate any reasonable comments made by the Purchaser prior to obtaining the waivers and soliciting the vote no later than three (3) days prior to obtaining the waivers. All costs and expenses of ABUS in obtaining the waivers and soliciting the vote (and computing the amounts related thereto) pursuant to this Section 8.4(j) shall be treated as Transaction Expenses.

Section 8.5 Notice of Developments.

(a) Each party will, as soon as reasonably practicable, advise the other of any fact or occurrence of which any such party obtains knowledge after the date hereof and which if existing and known at the date of this Agreement would have been required to be set forth or disclosed in or pursuant to this Agreement and which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible, or which (if existing and known at the time of the Closing) would cause a condition to any party’s obligations under this Agreement not to be fully satisfied.

(b) The Sellers will, as soon as reasonably practicable, advise the Purchaser of any Knowledge of the Acquired Companies of any fact or occurrence after the date hereof which would reasonably result in the termination or cancellation of, or a material adverse modification or change in, the Acquired Companies’ or any Subsidiary’s business relationship with any of the Top Customers or Top Suppliers.

Section 8.6 Adjustment to Purchase Price.

To the fullest extent permitted under applicable Law, any amounts payable under this Article 8 shall constitute an adjustment in the Purchase Price.

ARTICLE 9

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

The obligation of the Purchaser to consummate the Closing shall be subject to the fulfillment, on or prior to the Closing Date, unless otherwise waived in writing by the Purchaser, of each of the following conditions:

Section 9.1 Representations and Warranties.

Each of the representations and warranties of the Acquired Companies and the Sellers set forth in Article 3 and Article 4, respectively, shall be true and correct as of the Closing Date as though made on and as of such time, except that those representations and warranties which are made as of an earlier specific date shall be true and correct only as of such date (disregarding in each case any limitations as to “material”, “materiality” or “Material Adverse Effect” therein except for references to “Material Contracts” and references to “material” in Section 3.7(b) and the first sentence of Section 3.15(a) and Section 3.18 and the reference to “Material Adverse Effect” in Section 3.10(iii)), except for such breaches of representations and warranties that individually or taken together, would not reasonably be expected to result in a Material Adverse Effect; provided, further, that the Acquired Companies Fundamental Reps and Seller Fundamental Reps (in each case, with regard to any “material”, “materially” or “Material Adverse Effect” contained therein) shall be true and correct in all respects without regard to the foregoing Material Adverse Effect qualification.

Section 9.2 Performance of Covenants.

The Sellers and the Acquired Companies shall have performed and complied with in all material respects all of their covenants and agreements contained in this Agreement to be performed on or prior to the Closing Date.

Section 9.3 Orders and Laws.

There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby or under the other Transaction Documents; provided, however, that the Purchaser shall not be entitled to rely on the failure of this condition to be satisfied if such action, suit, proceeding, claim, demand, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award was instituted by the Purchaser or an Affiliate of the Purchaser.

Section 9.4 Governmental Consents, Approvals and Notices.

The consents and approvals of, filings with and notices and applications to the Governmental Authorities listed in Schedule 9.4 shall have been duly obtained, made or given (or in lieu thereof waivers) and shall be in full force and effect, and all terminations or expirations of waiting periods listed in Schedule 9.4 imposed by any Governmental Authority necessary for the consummation of the transactions contemplated hereunder or under the other Transaction Documents shall have occurred (including Competition Act Clearance).

Section 9.5 Payoff Letters.

The Payoff Letters in respect of the Closing Indebtedness shall have been delivered to the Purchaser.

Section 9.6 Officer’s Certificate.

Each of the Acquired Companies and the Sellers’ Agent on behalf of the Sellers shall have delivered to the Purchaser a certificate dated as of the Closing Date and executed by a duly authorized officer of each of the Acquired Companies or the Seller’s Agent, as applicable, in a form reasonably acceptable to the Purchaser, confirming the matters applicable to the Acquired Companies and the Sellers in Section 9.1 and Section 9.2.

Section 9.7 Closing Documents.

On or prior to the Closing Date, the Sellers shall have delivered to the Purchaser all agreements, instruments and documents required to be delivered by the Sellers pursuant to Section 2.5.

Section 9.8 Material Adverse Effect.

Since the date of this Agreement there has not occurred a Material Adverse Effect.

ARTICLE 10

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS AND THE ACQUIRED COMPANIES

The obligations of the Acquired Companies and the Sellers to consummate the Closing shall be subject to the fulfillment, on or prior to the Closing Date, unless otherwise waived in writing by the Acquired Companies and the Sellers’ Agent on behalf of the Sellers, of each of the following conditions:

Section 10.1 Representations and Warranties.

Each of the representations and warranties of the Purchaser set forth in Article 5 shall be true and correct as of the Closing Date as though made on and as of such time, except that those representations and warranties which are made as of an earlier specific date shall be true and correct only as of such date (disregarding in each case any limitations as to “material” or “materiality”), except for such breaches of representations and warranties that individually or in the aggregate would not have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or the other Transaction Documents or on the ability of the Purchaser to consummate the transactions contemplated hereunder or thereunder.

Section 10.2 Performance of Covenants.

The Purchaser shall have performed and complied with in all material respects all of its covenants and agreements contained in this Agreement to be performed on or prior to the Closing Date.

Section 10.3 Orders and Laws.

There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby or under the other Transaction Documents; provided, however, that the Sellers and the Acquired Companies shall not be entitled to rely on the failure of this condition to be satisfied if such action, suit, proceeding, claim, demand, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award was instituted by the Sellers or the Acquired Companies or an Affiliate of the Sellers or the Acquired Companies.

Section 10.4 Governmental Consents, Approvals and Notices.

The consents and approvals of, filings with and notices and applications to the Governmental Authorities listed in Schedule 10.4 shall have been duly obtained, made or given (or in lieu thereof waivers) and shall be in full force and effect, and all terminations or expirations of waiting periods listed in Schedule 10.4 imposed by any Governmental Authority necessary for the consummation of the transactions contemplated hereunder or under the other Transaction Documents shall have occurred (including Competition Act Clearance).

Section 10.5 Officer’s Certificate.

The Purchaser shall have delivered to the Acquired Companies and the Sellers’ Agent on behalf of the Sellers a certificate dated as of the Closing Date and executed by a duly authorized officer of the Purchaser, in a form reasonably acceptable to the Acquired Companies and the Sellers’ Agent, confirming the matters in Section 10.1 and Section 10.2.

Section 10.6 Closing Documents.

On or prior to the Closing Date, the Purchaser shall have delivered to the Sellers all agreements, instruments and documents required to be delivered by the Purchaser pursuant to Section 2.4.

Section 10.7 Management Agreement

The Partnership, ABUS, ABON, ABLP and GP Co shall have paid in full to Torquest Management Services Limited Partnership all of the amounts due and owing under the Management Agreement.

ARTICLE 11

SURVIVAL; INDEMNIFICATION

Section 11.1 Survival of Representations, Warranties, Covenants and Agreements.

The representations, warranties, covenants and agreements of the parties hereto contained in or made pursuant to this Agreement, or in any other certificate executed and delivered by any party to another party in connection with this Agreement, shall survive in full force and effect until the date that is fifteen and one-half (15  1/2 ) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 11.2 or Section 11.3 thereafter), except: (i) the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing shall survive for the period provided in such covenants and agreements, if any, or until fully performed, (ii) the covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to the Closing shall terminate at the Closing, (iii) the representations and warranties contained in Section 3.1 (Organization and Qualification of the Acquired Companies and the Subsidiaries), Section 3.2 (Authority of the Acquired Companies and Enforceability), Section 3.3 (Capitalization of the Acquired Companies and the Subsidiaries), Section 3.22 (Related Party Transactions) and Section 3.24 (Acquired Companies’ Brokers), (collectively, the “Acquired Companies Fundamental Reps”), Section 4.1 (Authority of Sellers and Enforceability), Section 4.2 (Ownership) and Section 4.6 (Sellers Brokers) (collectively, the “Seller Fundamental Reps”), Section 5.1 (Organization of Purchaser), Section 5.2 (Authority of Purchaser and Enforceability) and Section 5.7 (Purchaser Brokers) (collectively, the “Purchaser Fundamental Reps”) shall survive the Closing indefinitely, and (iv) the representations and warranties contained in Section 3.17 (Taxes and Tax Returns) and Section 4.7 (Taxable Canadian Property) (the “Tax Reps”), and the obligation to pay for Indemnified Taxes shall survive until the expiration of all applicable statutes of limitation plus sixty (60) days (including any extension, waiver, tolling, or mitigation thereof).

Section 11.2 Indemnification by the Sellers.

Subject to the provisions of this Article 11, from and after Closing, the Sellers shall severally, and not jointly or jointly and severally, reimburse, indemnify and hold the Purchaser and its shareholders, Representatives and Affiliates (the “Purchaser Indemnified Parties”) harmless from and against any charges, claims, damages, Liabilities, losses, Taxes and expenses (including reasonable attorney’s fees incurred in defending any claim by a third person, and amounts paid in settlement of any claim or suit), fines, penalties and interest (collectively, the “Loss” or “Losses”) which are sustained or suffered by the Purchaser Indemnified Parties to the extent caused by or arising from:

(i)	a breach of any representation or warranty made by the Acquired Companies or the Sellers in this Agreement; provided, that any Losses arising from a breach of any Tax Rep shall be governed by the Indemnified Taxes Indemnity;

(ii)	a breach by the Acquired Companies or the Sellers of any covenant or agreement made by the Acquired Companies or the Sellers in this Agreement; provided, that Losses arising from a breach of any covenant or agreement contained in Section 6.1 or Section 8.4 shall be governed by the Indemnified Taxes Indemnity;

(iii)	any amounts of Closing Indebtedness or Transaction Expenses, solely to the extent such amount is not deducted for purposes of determining the payment of the Estimated Purchase Price to the Sellers at the Closing pursuant to Section 2.3 or included in the calculation of Closing Date Working Capital;

(iv)	any Indemnified Taxes (the indemnity in this clause (iv) shall be the “Indemnified Taxes Indemnity”); and

(v)	the LC Options (the “LC Options Indemnity”).

Section 11.3 Limitations on Amount of Indemnification by Sellers.

Notwithstanding anything provided in this Agreement to the contrary, the indemnification obligations of the Sellers pursuant to Section 11.2 shall be limited as follows:

(i)	no indemnification shall be payable by the Sellers pursuant to Section 11.2 with respect to any claim asserted by the Purchaser after the expiration of the survival period, if any, prescribed for such representation, warranty, covenant or agreement in Section 11.1;

(ii)	No indemnification shall be payable by any Seller under Section 11.2(i) until the total amount of recoverable claims for indemnification against all the Sellers shall exceed 0.8% of the Base Purchase Price (the “Deductible”), in which event the Purchaser shall then only be entitled to recover the amount of such recoverable claims in excess of the Deductible; provided, that such limitation shall not apply with respect to a breach of any of the Acquired Companies Fundamental Reps, the Seller Fundamental Reps, the Tax Reps, the LC Options Indemnity or the Indemnified Taxes Indemnity;

(iii)

any liability of the Sellers to indemnify the Purchaser pursuant to Section 11.2(i) and Section 11.2(ii) for a breach of a representation or warranty or covenant made by the Acquired Companies or the Sellers, as applicable, shall be limited to 11.5% of the Base Purchase Price (the “Indemnity Cap”); provided, that, this limitation shall not apply with respect to any indemnity payments required to be paid with respect to a breach of any of the Acquired Companies Fundamental Reps, the Seller Fundamental Reps, the Tax Reps, the LC Options Indemnity and the Indemnified Taxes Indemnity, subject to clause (iv) below, provided, further that all such indemnity payments required to be made by the Sellers to the Purchaser hereunder shall first be paid from the Indemnity Escrow Account with any excess being paid severally, and not jointly or jointly and severally, by the Sellers in accordance with their Pro Rata Share up to the Indemnity Cap, other than with respect to the Acquired Companies Fundamental Reps, the Seller Fundamental Reps, the Tax Reps, the LC Options Indemnity and the Indemnified Taxes Indemnity, subject to clause (iv) below. Upon the expiration of the Escrow

Agreement in accordance with its terms, the Indemnity Escrow Account (or any portion thereof that has not been distributed to the Purchaser and that is not held being held by the Escrow Agent in connection with a Notice) shall be released to the Sellers’ Agent on behalf of the Sellers, to be distributed in accordance with each such Person’s Pro Rata Share;

(iv)	in no event shall (x) the aggregate liability of an individual Seller for indemnification payable under this Article 11 exceed an amount equal to such Seller’s Pro Rata Share of the Purchase Price, taking into account each individual Seller’s Pro Rata Share of the Indemnity Escrow Account and (y) any Seller be liable for any portion (Pro Rata Share or otherwise) of any indemnification payable under this Article 11 as a result of a breach of any representation or warranty or failure to perform of any covenant or agreement of any other Seller in excess of the Indemnity Escrow Account;

(v)	the Sellers shall not be liable under this Agreement (including this Article 11) with respect to any Losses (including any Taxes, withholding or otherwise) (x) to the extent included in the computation of the Closing Date Working Capital or (y) relating to or arising out of the Pre-Closing Reorganization (other than, for greater certainty, the Reorg Indemnified Taxes, if any, to the extent not included in the computation of the Closing Date Working Capital);

(vi)	no investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Acquired Companies or the Sellers contained in this Agreement or any Transaction Documents to which the Acquired Companies or any Seller is a party; and

(vii)	for purposes of calculating the amount of any Losses hereunder, any references to “material”, “materiality” or “Material Adverse Effect” in the representations, warranties and covenants shall be disregarded.

Section 11.4 Indemnification by Purchaser.

Subject to the provisions of this Article 11, from and after Closing, the Purchaser agrees to indemnify and hold the Sellers and their shareholders, Representatives and Affiliates (the “Seller Indemnified Parties”) harmless from and against, any Losses sustained or suffered by the Seller Indemnified Parties to the extent caused by or arising from a breach of any representation or warranty made by Purchaser or a failure to perform any covenant or agreement made by Purchaser herein.

Section 11.5 Limitations on Amount of Indemnification by Purchaser.

Notwithstanding anything provided in this Agreement to the contrary, no indemnification shall be payable by the Purchaser pursuant to Section 11.4 with respect to any claim asserted by a Seller Indemnified Party after the expiration of the survival period, if any, prescribed for such representation, warranty or covenant in Section 11.1. Any liability of the Purchaser to indemnify a Seller Indemnified Party pursuant to Section 11.4 for a breach of a representation or warranty made by the Purchaser shall be limited to 11.5% of the Base Purchase Price; provided, that, this limitation shall not apply with respect to any indemnity payments required to be paid with respect to a breach of any of the Purchaser Fundamental Reps, subject to the following sentence. In no event shall the aggregate liability of the Purchaser for indemnification payable under this Article 11 exceed an amount equal to the Base Purchase Price.

Section 11.6 Notice and Defense of Claims.

(a) In the event that any Person shall incur or suffer any Losses in respect of which indemnification may be sought by such Person pursuant to the provisions of this Article 11 (including any Losses to which the Deductible is applicable), the Person seeking to be indemnified hereunder (the “Indemnified Party”) shall assert a claim for indemnification by written notice to the Person from whom indemnification is sought (the “Indemnifying Party”) stating with reasonable specificity the nature and basis of such claim (including the breach, inaccuracy, nonperformance or provision of the Agreement to which such claim relates), a reasonable estimate of the amount of such claim and including copies of all relevant pleadings and other demands (a “Notice”). In the case of Losses arising by reason of any third party claim, the Notice shall be given within thirty (30) days of the filing or other written assertion of any such claim against the Indemnified Party and in all other cases with reasonable promptness, but the failure of the Indemnified Party to give the Notice within such time period shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party unless the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure.

(b) The Indemnified Party shall provide to the Indemnifying Party on request all information and documentation reasonably necessary to support and verify any Losses which the Indemnified Party believes give rise to a claim for indemnification hereunder and shall give the Indemnifying Party reasonable access to all premises, books, records and personnel in the possession or under the control of the Indemnified Party which would have bearing on such claim.

(c) In the case of any third party claims for which indemnification is sought, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt of the Notice, to: (i) conduct and control (subject to the limitations set forth herein) at its expense any proceedings or negotiations with such third party, (ii) take steps to settle or defend any such claim (provided that the Indemnifying Party shall not settle any such claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the settlement includes a complete and unconditional release of the Indemnified Party with respect to the claim), (iii) employ counsel to contest any such claim or liability; provided that the Indemnified Party shall have the right to approve such counsel, which approval shall not be unreasonably withheld and (iv) retain the consultant performing any remediation required by Environmental Laws, provided that the Indemnified Party shall have the right to approve such consultant, which approval shall not be unreasonably withheld. In the event the Indemnifying Party elects to conduct and control any proceedings itself, the Indemnified Party shall be entitled to fully participate at its own cost and expense and by its own separate counsel in any proceedings relating to any third-party claim, except that the Indemnifying Party shall pay the costs and expenses of such separate counsel if

(x) in the Indemnified Party’s good faith judgment, it is advisable, based on the advice of counsel, for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party or (y) the named parties to such third party claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party determines in good faith, based on the advice of counsel, that defenses are available to it that are unavailable to the Indemnifying Party. The Indemnifying Party shall, within thirty (30) days after delivery of the Notice to Indemnifying Party (the “Dispute Period”), notify the Indemnified Party of its intention as to the conduct and control of the defense of such claim, provided that the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel. Until the Indemnified Party has received notice of the Indemnifying Party’s election whether to defend any claim, the Indemnified Party shall take reasonable steps to defend (but may not settle) such claim. If the Indemnifying Party shall decline to assume the defense of any such claim, or the Indemnifying Party shall fail to notify the Indemnified Party within the Dispute Period of the Indemnifying Party’s election to defend such claim, the Indemnified Party shall defend against such claim (provided that the Indemnified Party shall not settle such claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed)). The expenses of all proceedings, contests or lawsuits in respect of such claims shall be borne by the Indemnifying Party but only if the Indemnifying Party is responsible pursuant hereto to indemnify the Indemnified Party in respect of the third party claim and, if applicable, only to the extent required by Section 11.3 and Section 11.5, as the case may be, and subject to the limitations of this Section 11.6 and Section 11.7. Regardless of whether the Indemnified Party or the Indemnifying Party shall assume the defense of the claim, the Indemnified Party and the Indemnifying Party agree to cooperate fully with one another in connection therewith and to keep each other reasonably informed of the status of the claim and any related proceeding and the Indemnified Party shall take no action or make any admissions or statements not required by applicable Law which would adversely affect the defense of any such claim.

(d) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to any claim under this Article 11 or fails to notify the Indemnified Party within the Dispute Period, the Losses arising from any such claim shall, subject to the provisions of Section 11.3, Section 11.5 and Section 11.7, be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall, subject to the provisions of Section 11.3, Section 11.5 and Section 11.7, pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, either party may seek a resolution of such dispute by litigation in a court of competent jurisdiction.

(e) To the extent that there is an inconsistency between this Section 11.6 and Section 8.4 as it relates to a Tax Claim or a Tax Contest, the provisions of Section 8.4 shall govern.

Section 11.7 Further Limitations and Qualifications on Indemnification.

(a) Damages. Notwithstanding anything herein to the contrary, the Indemnified Party shall have no right to indemnification with respect to (A) any Losses to the extent not the reasonably foreseeable result of any breach by the Indemnifying Party of a representation and warranty or covenant contained in this Agreement, or (B) punitive or exemplary damages, unless finally awarded to be payable to a third party by a court of competent jurisdiction or related to any claim or cause of action for or based upon fraud.

(b) Tax Benefit. If the payment of the amount for which indemnification is provided under Section 11.2 or Section 11.4 gives rise to a currently realizable Tax Savings (as defined below) to the Indemnified Party, the indemnity payment shall be reduced by the amount of the Tax Savings available to the Indemnified Party. To the extent such amount does not give rise to a currently realizable Tax Savings, if such amount gives rise to a Tax Savings to the Indemnified Party that are currently realizable (as defined below) in any of the three (3) years following the payment of the amount, such Indemnified Party shall refund to the Indemnifying Party the amount of such Tax Savings when, as and if realized. For the purposes of this Agreement, any subsequently realized Tax Savings in any of the three (3) years following payment of the amount shall be treated as though it were a reduction in the amount of the initial indemnity payment, and the Liabilities of the parties shall be re-determined as though both occurred at or prior to the time of the indemnity payment. For purposes of this Section 11.7(b), a “Tax Savings” means an amount by which the Tax liability of the Indemnified Party (or Affiliates of or group of corporations including the Indemnified Party) is reduced (including without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant Tax Governmental Authority. Where an Indemnified Party has other losses, deductions, credits or items available to it, the Tax Savings from any losses, deductions, credits or items relating to the indemnity payment shall be deemed to be realized first before any other losses, deductions, credits or items are realized. For the purposes of this Section 11.7(b), a Tax Savings is “currently realizable” to the extent that such Tax Savings will actually be realized in the current taxable period or year (including through a carryback to a prior taxable period). In the event that there should be a determination disallowing the Tax Savings, the Indemnifying Party shall be liable to refund to the Indemnified Party the amount of any related reduction previously allowed or payments previously made to the Indemnifying Party pursuant to this Section 11.7(b). The amount of the refunded reduction or payment shall be deemed a payment under Section 11.6(d) of this Agreement.

(c) Right to Recover. The Indemnifying Party shall make any indemnification payments determined to be payable to the Indemnified Party hereunder without regard to any expectation that the Indemnified Party (including, for this Section 11.7(c) in the case of the Purchaser, the Acquired Companies and the Subsidiaries) will recover insurance proceeds or other amounts (whether by payment, discount, credit, relief, insurance or otherwise) as a result of the matter giving rise to the claim for which indemnification payments are to be made. The Indemnified Party will use commercially reasonable efforts to promptly seek to recover or make a claim for insurance proceeds or other amounts available (including pursuant to any indemnification rights of the Acquired Companies or the Subsidiaries under any APA) as a result of any matter giving rise to an indemnification claim of the Indemnified Party against the Indemnifying Party. In addition, the Indemnifying Party shall, to the extent of any indemnification payment made by it, be subrogated to all rights of the Indemnified Party against any third party in respect of the claim to which the indemnification payment relates. If the Indemnified Party receives any insurance proceeds or other amounts (including pursuant to any indemnification rights of the Acquired Companies or the Subsidiaries under any APA) as a result of the matter giving rise to any indemnification claim of the Indemnified Party prior to the date upon which the Indemnifying Party is given notice of the claim, the Indemnifying Party’s indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds or other amounts (including any amounts recovered pursuant to the exercise of any indemnification rights of the Acquired Companies or the Subsidiaries under any APA) actually received by the Indemnified Party. If the Indemnified Party receives any insurance proceeds or other amounts (including any amounts recovered pursuant to the exercise of any indemnification rights of the Acquired Companies or the Subsidiaries under any APA) as a result of the matter giving rise to any indemnification claim of the Indemnified Party against the Indemnifying Party after the Indemnifying Party has paid such indemnification claim to the Indemnified Party, then the Indemnified Party shall promptly turn over any such insurance proceeds or other amounts received to the Indemnifying Party to the extent of the payments made by the Indemnifying Party to the Indemnified Party on the claim.

(d) Exclusive Remedies. Subject to the rights of the parties pursuant to Section 13.6, from and after Closing, except with respect to matters covered by Section 2.6 and Section 8.1, the sole recourse and exclusive remedy of the Purchaser Indemnified Parties and the Seller Indemnified Parties arising out of this Agreement, the other Transaction Documents or the transactions contemplated hereunder or thereunder, whether based on tort, contract, statutory or common law remedy or equitable remedy or otherwise, including any misrepresentation, breach of warranty, non-fulfillment or failure to perform and covenant or agreement or otherwise, shall be to assert a claim for indemnification under the indemnification provisions of this Article 11 and the Purchaser and the Sellers each covenant that it (and the Indemnified Parties) will not seek to obtain any remedy except as provided in this Article 11, other than a claim of fraud. No Person who was an officer, director, employee, limited partner, general partner or shareholder (other than the Sellers in accordance with Article 11) of any of the Acquired Companies or any of the Subsidiaries prior to the Closing shall have any liability in its capacity as officer, director, employee, limited partner, general partner or shareholder to make any payment in respect of any breach of any representation or warranty or non-performance of any covenant or agreement made in or pursuant to this Agreement.

(e) Duration of Claim. The indemnification obligations of the Indemnifying Party pursuant to this Agreement with respect to a specific claim for which indemnification is provided under this Agreement shall extend beyond the time period for indemnification set forth herein with respect to such specific claim until it has been fully discharged or resolved or settled; provided, however, a Notice shall have been given to the Indemnifying Party on or prior to the end of such time period.

(f) Mitigation of Losses. The Indemnified Party shall take all commercially reasonable steps to mitigate any Losses upon and after becoming aware of any event, fact or circumstance which could reasonably be expected to give rise to Losses. To the extent the Indemnified Party shall fail to take such steps, then the Indemnifying Party shall not be required to indemnify any Indemnified Party for the Losses that could have been avoided if the Indemnified Party had taken such steps to mitigate the Losses.

Section 11.8 Indemnification Adjustment to Purchase Price.

To the fullest extent permitted under applicable Law, any amounts payable under this Article 11 shall constitute an adjustment in the Purchase Price.

ARTICLE 12

TERMINATION OF AGREEMENT

Section 12.1 Termination.

At any time prior to the Closing, this Agreement may be terminated:

(i)	by the mutual written agreement of the Purchaser and the Acquired Companies;

(ii)	by the Acquired Companies, if the Acquired Companies and the Sellers are not in material breach of this Agreement and the Purchaser shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 10.1 or 10.2, and (ii) remains uncured on the earlier of (x) the date which is thirty (30) days following the Purchaser’s receipt of written notice thereof from the Company and (y) the Outside Date;

(iii)	by the Purchaser, if the Purchaser is not in material breach of this Agreement and the Acquired Companies or the Sellers shall have breached any of their representations, warranties, covenants or agreements set forth in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 9.1 or 9.2, and (ii) remains uncured on the earlier of (x) the date which is thirty (30) following the Acquired Companies’ receipt of written notice thereof from the Purchaser and (y) the Outside Date;

(iv)	by the Purchaser or the Acquired Companies in the event that any Order or Law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereunder or under the other Transaction Documents, and such Order or Law has become final and/or non-appealable; or

(v)	by the Purchaser or the Acquired Companies if the Closing has not occurred before the close of business on October 31, 2013 (the “Outside Date”) unless, in the case of the Purchaser, such Purchaser’s breach of this Agreement results in the failure of the Closing to occur by such date or, in the case of the Acquired Companies, the Acquired Companies’ or the Sellers’ breach of this Agreement results in the failure to close by such date; provided, that, if on the Outside Date the only condition to Closing which has not been satisfied is the receipt of Competition Act Clearance (and the parties have not otherwise received written notice from the Commissioner that he has definitely determined not to approve the transactions contemplated herein), than the parties agree, without any further action, to automatically extend the Outside Date to November 30, 2013.

Section 12.2 Notice of Termination.

In the event of termination by any party pursuant to Section 12.1, written notice setting forth the reasons therefor shall be given by the terminating party to the other parties and termination of this Agreement shall be effective upon receipt of such notice.

Section 12.3 Effect of Termination.

If this Agreement shall be validly terminated pursuant to this Article 12, this Agreement shall forthwith become null and void and all obligations of the parties hereunder shall terminate without liability of any party to the other (or any of their respective Representatives or Affiliates), other than Section 7.1 (Confidentiality), Section 12.3 (Effect of Termination) and Article 13 (Miscellaneous); provided, however, that notwithstanding anything to the contrary in this Article 12, upon termination of this Agreement, each party shall remain liable to the other for any willful breach of this Agreement existing at the time of such termination or any breach arising out of fraud, and each party may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are available at Law or in equity.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Expenses.

(a) Except as otherwise provided in this Agreement (including Section 2.6(d), Section 8.1(e), Section 8.4(a), Section 8.4(i) and Section 13.1(b)), whether or not the transactions contemplated hereunder or under the other Transaction Documents are consummated: (i) the Purchaser shall pay its own costs and expenses, including the fees and expenses of its accountants, advisors (including pursuant to Section 5.7) and legal counsel, incurred in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby and (ii) each Seller shall pay its own costs and expenses, including the fees and expenses of its accountants, advisors (including pursuant to Section 4.6) and legal counsel incurred, in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; provided, that the Purchaser shall pay the Transaction Expenses and the Transaction Employment Taxes on behalf of the Sellers and the Acquired Companies, as applicable, out of the Estimated Purchase Price to be paid at Closing in accordance with Section 2.3.

(b) The Purchaser shall be solely responsible for all filing and application fees that are payable in connection with any notices, filings and applications required by applicable Law to be made by the Purchaser, any of the Acquired Companies or the Subsidiaries or the Sellers in connection with the consummation of the transactions contemplated herein or under the other Transaction Documents, including, to the extent applicable, in respect of any notice, filing or application required under the Competition Act and any other applicable antitrust, competition, foreign investment or similar Laws.

Section 13.2 Notices.

Any notice or other communication required or permitted to be given to any Person hereunder shall be in writing and shall be given to such Person at such Person’s address set forth below, or such other address as such party may hereafter specify by notice in writing to the other Person. Any such notice or other communication shall be addressed as aforesaid and given by: (i) certified mail (registered mail), return receipt requested, with first class postage prepaid, (ii) hand delivery, (iii) reputable overnight courier, or (iv) facsimile transmission or email. Any notice or other communication will be deemed to have been duly given: (A) on the fifth day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail (registered mail), return receipt requested, with first class postage prepaid, (B) on the date of service if served personally, (C) on the Business Day after delivery to an overnight courier service, provided receipt of delivery has been confirmed, or (D) on the date of transmission if sent via facsimile transmission or email, provided confirmation of receipt is obtained promptly after completion of transmission or email.

If to the Acquired Companies, to:

Associated Brands GP Corporation

Brookfield Place, TD Canada Trust Tower

161 Bay Street, Suite 4240

P.O. Box 525

Toronto, ON M5J 2S1

Attention: Daniel Sonshine

Fax:         416.956.7001

Email:     sonshine@torquest.com

With a copy (which shall not constitute notice) to:

Torys LLP

79 Wellington Street West

TD Centre, Suite 3000

Toronto, ON M5K 1N2

Attention: Matthew Cockburn and Laurie Duke

Fax:         416.865.7380

Email:      mcockburn@torys.com

                 lduke@torys.com

If to the Purchaser, to:

TreeHouse Foods, Inc.

2021 Spring Road

Suite 600

Oak Brook, IL 60523

Attn:     Thomas E. O’Neill, Senior Vice President,

             General Counsel and Chief Administrative Officer

Fax:     (708) 409-1062

Email: thomas_oneill@treehousefoods.com

Copy to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601

Attn: Bruce A. Toth and Matthew F. Bergmann

Fax:    (312) 558-5700

Email: btoth@winston.com and mbergmann@winston.com

If to the Sellers, to the Sellers’ Agent:

TorQuest Partners Fund II, L.P.

Brookfield Place, TD Canada Trust Tower

161 Bay Street, Suite 4240

P.O. Box 525

Toronto, ON M5J 2S1

Attention: Daniel Sonshine

Fax:         416.956.7001

Email:     sonshine@torquest.com

With a copy (which shall not constitute notice) to:

Torys LLP

79 Wellington Street West

TD Centre, Suite 3000

Toronto, ON M5K 1N2

Attention: Matthew Cockburn and Laurie Duke

Fax:         416.865.7380

Email:     mcockburn@torys.com

                lduke@torys.com

Section 13.3 Amendments and Waivers.

No amendment to this Agreement may be made unless agreed to by the parties in writing. The parties hereto may, by an instrument in writing signed on behalf of such party, waive compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 13.4 Disclosure Schedule and Exhibits.

(a) The Schedules shall be deemed to be attached hereto and made a part hereof. All references herein to this Agreement shall include the Schedules.

(b) Nothing in the Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement. The Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties, covenants and agreements of the Sellers, the Acquired Companies or the Purchaser, as the case may be, contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties, covenants or agreements.

(c) The disclosure of any item in any Schedule (or section thereof) shall be made with respect to all Schedules in the Agreement calling for disclosure of such information if it is reasonably apparent on the face of such Schedules that such disclosure is applicable.

(d) No reference to or disclosure of any item or other matter in any Schedule (or any section thereof) shall be construed as an admission or indication that such item is required to be referred to or disclosed in any Schedule (or any section thereof). Inclusion of any item in a Schedule (or any section thereof) does not constitute a determination by the representing party that such item is material and shall not be deemed to establish a standard of materiality. No disclosure in a Schedule (or any section thereof) relating to any possible breach or violation of any Contract, Law or any potential adverse contingency shall be construed as an admission or indication that any such breach or violation exists or has actually occurred or that such adverse contingency will actually occur.

Section 13.5 Disclaimer of Other Representations; Projections.

The Purchaser acknowledges and agrees that, except for the representations and warranties made by the Acquired Companies or the Sellers expressly set forth in Article 3, Article 4 and the Transaction Documents, respectively, none of the Sellers, the Acquired Companies or any of their respective Affiliates or Representatives has made, and shall not be construed as having made, to the Purchaser or any of its Affiliates or Representatives, any representation or warranty of any kind, express or implied, written or oral, at law or in equity, in respect of the Sellers, the Acquired Companies or any of the Subsidiaries, the Purchased Securities or any of the assets, properties, liabilities, business, operations or affairs of the Sellers, the Acquired Companies or any of the Subsidiaries, including with respect to (i) merchantability or fitness for any particular purpose, (ii) the operation of the Acquired Companies and the Subsidiaries by the Purchaser after the Closing, or (iii) the probable success or profitability of the Acquired Companies and the Subsidiaries after the Closing. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Acquired Companies or the Sellers in Article 3 and Article 4, respectively, the Purchaser agrees that (A) neither the Sellers, the Acquired Companies or any of their respective Affiliates or Representatives makes or has made any representation or warranty to the Purchaser or any of its Affiliates or Representatives with respect to, and (B) other than the indemnification obligations set forth in Article 11, none of the Sellers, the Acquired Companies or any of their respective Affiliates or Representatives shall have or be subject to any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to Purchaser or its Affiliates or Representatives of, or the Purchaser’s use of:

(i)	(A) any projections, financial models, estimates, forecasts or budgets contained in that certain confidential offering memorandum relating to the Acquired Companies or any of the Subsidiaries (the “Confidential Memorandum”) or (B) any projections, financial models, estimates, forecasts or budgets relating to the business of either of the Acquired Companies or any of the Subsidiaries otherwise heretofore or hereafter delivered to, presented to (including, for greater certainty, in any management presentation) or made available to the Purchaser or its Representatives or Affiliates; and

(ii)	any other information, statement or documents heretofore or hereafter delivered to, presented to (including, for greater certainty, in any management presentation) or made available to the Purchaser or its Representatives or Affiliates, whether orally or in writing (including in the Confidential Memorandum, the “data room”, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or otherwise), with respect to the Sellers, the Acquired Companies or any of the Subsidiaries, the Purchased Securities or any of the assets, properties, liabilities, business, operations or affairs of the Sellers, the Acquired Companies or any of the Subsidiaries, except to the extent and as expressly covered by a representation and warranty contained in Article 3 or Article 4.

Section 13.6 Enforcement of Agreement.

The parties agree that irreparable damage to the parties for which monetary damages, even if available, would not be an adequate remedy in the event that any of the provisions of this Agreement (including the failure by any party to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement and the other Transaction Documents) was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the non-breaching party shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which the non-breaching party are entitled at Law or in equity, and any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief is hereby waived.

Section 13.7 Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law. If any portion of this Agreement is declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement which shall continue in full force and effect as if this Agreement had been executed with the invalid portions thereof deleted; provided, however, if such severability will negate in any material respect the monetary terms of this Agreement, then the parties shall negotiate in good faith to amend the invalid terms in a manner so that such terms shall not be invalid and will not modify in any material respect the monetary terms of this Agreement unless otherwise agreed to by the parties. Furthermore, the entirety of this Agreement shall continue in full force and effect in all other jurisdictions.

Section 13.8 Entire Understanding.

This Agreement, including the Schedules and Exhibits hereto, and the other Transaction Documents sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, letters of intent or agreements in principle between them, other than the Confidentiality Agreement which shall survive the execution and delivery of this Agreement in accordance with its terms.

Section 13.9 Binding Effect; No Third Party Beneficiaries.

Except for the provisions of Article 11 relating to the Seller Indemnified Parties and Purchaser Indemnified Parties and Section 7.4 relating to the Directors and Officers, this Agreement shall be binding upon and shall inure to the exclusive benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns and nothing herein, express or implied, is intended to, nor shall it, confer in any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The parties agree that, for the purpose of giving enforceable rights under this Agreement: (i) to the Seller Indemnified Parties who are not party to this Agreement, the Sellers’ Agent is contracting as the agent of such Persons and will hold the rights of such Persons in trust for them, (ii) to the Purchaser Indemnified Parties who are not party to this Agreement, the Purchaser is contracting as the agent of such Persons and will hold the rights of such Persons in trust for them and (iii) the Directors and Officers who are not party to this Agreement, the Sellers’ Agent is contracting as the agent of such Persons and will hold the rights of such Persons in trust for them.

Section 13.10 Governing Law.

This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of the Province of Ontario and the laws of Canada applicable therein and shall in all respects be governed, construed, applied and enforced in accordance with said laws, without reference to applicable conflict of laws rules or principles.

Section 13.11 Choice of Forum and Consent to Jurisdiction.

Any action arising out of or under this Agreement, any other document, instrument or agreement contemplated herein or delivered pursuant hereto, or the transactions contemplated by this Agreement, the other Transaction Documents or any of such other documents, instruments or agreements, shall be brought only in a federal or provincial court having jurisdiction and venue in Ontario, Canada, each of the parties hereby irrevocably submits to the exclusive jurisdiction of such courts and agrees that venue in Ontario is proper. To the extent permitted by applicable Law, final judgment against such party (a certified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of such party hereunder) in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on an unsatisfied judgment or similar proceeding. Each of the parties hereby irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any legal action or proceeding, any defense or any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, including claims that such party may be immune from the above-described legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise), or that such proceeding is brought in an inconvenient or otherwise improper forum or that this Agreement or any of the other aforementioned documents, instruments or agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts, or that the same are governed by the laws of a jurisdiction other than Ontario. Each of the parties hereby specifically agrees that it shall not bring any actions, suits or proceedings arising out of or under this Agreement, any other document, instrument or agreement contemplated herein or delivered pursuant hereto, or the transactions contemplated by this Agreement, the other Transaction Documents or any of such other documents, instruments or agreements, in the courts of any jurisdiction other than the above-named courts of Ontario, that any such action brought by any party shall be dismissed upon the basis of the agreements, terms and provisions set forth in this Section 13.11, and that any order or judgment obtained in any such action from a court other than the courts of Ontario, Canada shall be void ab initio; provided, that, for greater certainty, the foregoing shall not prevent any party from bringing an action in any court of competent jurisdiction to enforce a judgment rendered in any federal or provincial court having jurisdiction and venue in Ontario, Canada.

Section 13.12 Waiver of Trial by Jury.

EACH PARTY HERETO HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, SUIT, LITIGATION, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PROVISION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT SUCH PROCEEDING WHATSOEVER BETWEEN THEM SHALL INSTEAD BE TRIED BY A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 13.13 Assignability.

(a) Except as set forth below, no party hereto shall sell, pledge, assign or otherwise transfer its rights under this Agreement without the prior written consent of the other parties and any attempt to do so shall be void.

(b) The Purchaser may, without the consent of the other parties hereto (i) assign its rights, interests and obligations under this Agreement to any of its wholly-owned subsidiaries, if such subsidiary delivers to the Sellers an instrument in writing that it is bound by and shall perform the obligations of the Purchaser under this Agreement as if it were an original signatory hereto or (ii) assign its rights or interests under this Agreement as collateral to any financial or lending institution providing financing to the Purchaser in connection with the transactions contemplated hereunder; provided, that, in each case, no such assignment shall release the Purchaser from any of its obligations hereunder. In the event of an assignment contemplated by this Section 13.13(b), any reference in this Agreement to the “Purchaser” shall be deemed to include its subsidiary transferee.

Section 13.14 Counterparts; Delivery by Electronic Transmission.

This Agreement may be executed in counterparts (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form), all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 13.15 Public Announcements.

No public announcements or other publicity (including any communication to employees, customers or suppliers of the Acquired Companies or any of the Subsidiaries) regarding the transactions referred to herein shall be made by the Purchaser, the Sellers, the Acquired Companies or any of the Subsidiaries at any time prior to the Closing without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed) as to form, content, timing and manner of distribution or publication, except (i) that any party may make any public disclosure to the extent it believes in good faith that it is required by applicable Law or any listing or trading agreement or the rules and regulations of any securities exchange or automated securities quotation system concerning its publicly-traded securities (in which case the disclosing Party will, to the extent permitted by applicable Law, any such listing or trading agreement, rules or regulations, use its commercially reasonable efforts to advise the other Party prior to making the disclosure, deliver a copy of such proposed disclosure to the other party (and accept any reasonable comments provided by such other party) and use commercially reasonable efforts to seek confidential treatment of such disclosure), and (ii) each party may disclose to its current and prospective banks, shareholders, partners, investors and advisors the name of the other party, the date of the transaction, the price and the key terms under this Agreement. The parties shall also obtain the other parties’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of any press release to be issued immediately following (i) the execution of this Agreement and (ii) the Closing announcing the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 13.16 Appointment of Sellers’ Agent

(a) By execution of this Agreement, each Seller has appointed the Sellers’ Agent as its true and lawful agent and attorney-in-fact such that Sellers’ Agent has the authority, for and on behalf of such Seller, to take such actions and exercise such discretion as are required of such Seller pursuant to the terms of this Agreement, the other Transaction Documents and any related document or instrument, and any such actions shall be binding on such Seller, including, without limitation, the following:

(i)	to receive, hold, execute and deliver to the Purchaser, on behalf of such Seller, securities powers, assignment agreements and the certificates representing the Purchased Securities held by such Seller, and any other documents relating thereto;

(ii)	to give and receive communications and notices on behalf of such Seller;

(iii)	to negotiate, agree to, enter into settlements and compromises of, and comply with orders and awards of courts with respect to claims against such Seller;

(iv)	to negotiate, agree to, enter into settlements and compromises of, and comply with orders and awards of courts with respect to any claims of disputes related to this Agreement, including claims against the Purchaser by such Seller;

(v)	to receive payments on behalf of such Seller due and owing pursuant to this Agreement and acknowledge receipt thereof;

(vi)	to amend, supplement or change this Agreement or the other Transaction Documents, or waive any provision hereof or thereof, provided that such amendment, supplement, change or waiver applies to all Sellers;

(vii)	to receive service of process on behalf of such Seller in connection with any claims under this Agreement, the other Transaction Documents or any related document or instrument;

(viii)	to execute any Transaction Documents; and

(ix)	to take all actions necessary or appropriate in the judgment of Sellers’ Agent to accomplish any of the foregoing.

(b) Each Seller agrees that upon payment of the Purchase Price being made to the Sellers’ Agent for such Seller’s Purchased Securities in accordance with the terms and conditions of this Agreement, all right, title, benefit and interest of such Seller in such Purchased Securities shall be deemed to have been transferred to the Purchaser and the Purchaser shall be entitled to have such shares registered in its name in the registry of the Acquired Companies, as applicable, even where such Seller fails to deliver at closing the certificates, if applicable, representing such Seller’s Purchased Securities, or other document otherwise contemplated herein to be delivered at closing by such Seller.

(c) The Sellers’ Agent shall not be liable for any act done or omitted to be taken as Sellers’ Agent except expressly as set forth herein. By execution of this Agreement, each Seller shall have and shall be deemed to have agreed that the Sellers shall severally and not jointly and severally indemnify and hold harmless the Sellers’ Agent and its partners, stockholders, Affiliates, directors, officers, fiduciaries, employees and agents and each of the partners, stockholders, Affiliates, directors, officers, fiduciaries, employees and agents of each of the foregoing (each a “Agent Indemnified Party”) from and against all losses, liabilities, claims or expenses incurred or suffered by the Agent Indemnified Parties as a result of, or arising out of, or relating to any and all actions taken or omitted to be taken by the Sellers’ Agent under this Agreement or in connection with the incurrence, payment, discharge or settlement of any of the obligations of the Sellers, except for any such losses, liabilities, claims or expenses that arise on account of the Sellers’ Agent’s fraud, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final adjudication. None of the Agent Indemnified Parties shall be liable to any Seller in respect of such arrangements or actions or omissions in connection therewith, except to the extent that such acts or omissions constitute fraud, gross negligence or willful misconduct. A decision, act, consent or instruction of the Sellers’ Agent shall constitute a decision for all Sellers hereunder, and shall be final, binding and conclusive upon each Seller and the Purchaser and the Acquired Companies may rely upon any such decision, act, consent or instruction of Sellers’ Agent as being the decision, act, consent or instruction of such Seller and treat such Sellers’ Agent as the duly appointed attorney-in-fact of each Seller and as having the duties, power and authority provided for in this Agreement and the Escrow Agreement. The Purchaser and the Acquired Companies are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Agent.

(d) The Sellers’ Agent shall be entitled (x) at any time and from time to time to reimbursement from the Sellers for any Sellers’ Agent Expenses and (y) to withhold any amounts from the proceeds delivered to it under Section 2.3(ii) as it deems reasonably necessary to satisfy any adjustments contemplated by Section 2.7; it being understood that following the determination of such adjustment, the Sellers’ Agent shall pay to the Sellers their Pro Rata Share of any amounts not paid to the Purchaser pursuant thereto.

(e) The Sellers’ Agent will at all times be entitled to rely on any directions received from the Sellers (acting by an affirmative vote of the Sellers whose aggregate Pro Rata Share immediately prior to the date hereof was greater than 50%); provided, however, that the Sellers’ Agent shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Sellers’ Agent, unless the Sellers’ Agent has been provided with the funds, security or indemnities which, in the sole determination of the Sellers’ Agent, are sufficient to protect the Sellers’ Agent against the costs, expenses and liabilities which may be incurred by the Sellers’ Agent in responding to such direction or taking such action.

(f) If the Sellers’ Agent becomes unable to serve as Sellers’ Agent, such other Person or Persons may be designated by the Sellers (acting by an affirmative vote of the Sellers whose aggregate Pro Rata Share immediately prior to the date hereof was greater than 50%), and such Person or Persons shall succeed as Sellers’ Agent.

(g) Any notice given to the Sellers’ Agent hereunder in accordance with Section 13.2 or under the Escrow Agreement will constitute notice to each and all of the Sellers at the time notice is given to the Seller’s Agent (other than notice to a Seller for service of process relating to a Legal Proceeding before a court or other tribunal of competent jurisdiction, which notice must be given to such Seller individual, as applicable). Any action taken by, or notice or instruction received from, the Sellers’ Agent hereunder in accordance with Section 13.2 or under the Escrow Agreement will be deemed to be action by, or notice or instruction from, each and all of the Sellers. The Purchaser and the Acquired Companies may, and the Escrow Agent will, disregard any notice or instruction received from any one or more individual Sellers, other than the Sellers’ Agent.

(h) The Sellers’ Agent shall have the discretion to take such action as the Sellers’ Agent shall determine to be in the best interests of all of the Sellers; provided, however, that in any event, all Sellers are treated in a substantially proportionate manner.

(i) All of the indemnities, immunities and powers granted to the Sellers’ Agent under this Agreement shall survive the termination of this Agreement.

Section 13.17 Mutual Drafting.

The parties hereto are sophisticated and have been represented by lawyers who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

Section 13.18 Legal Representation

The Purchaser, the Sellers and the Acquired Companies hereby agree, on their own behalf and on behalf of their directors, shareholders, members, partners, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that (i) Torys LLP may represent any of the Sellers and each of their Affiliates, other than the Acquired Companies and the Subsidiaries (individually and collectively, the “Seller Group”), on the one hand, and the Acquired Companies and the Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other documents contemplated hereunder and the consummation of the transactions contemplated hereunder or under the other Transaction Documents (such representation, the “Current Representation”), and (ii) Torys LLP (or any successor) may represent the Seller Group or any member of the Seller Group or any director, shareholder, member, partner, officer, employee or Affiliate of the Seller Group or any member of the Seller Group, other than the Acquired Companies and the Subsidiaries, in each case in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, the other Transaction Documents and the other documents contemplated hereunder and the consummation of the transactions contemplated hereunder or under the other Transaction Documents (any such representation, the “Post-Closing Representation”) notwithstanding such representation (or any continued representation) of the Acquired Companies or the Subsidiaries, and each of the Purchaser and the Acquired Companies on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Each of the Purchaser and the Acquired Companies acknowledge that the foregoing provision applies whether or not Torys LLP provides legal services to either of the Acquired Companies or any of the Subsidiaries after the Closing Date. Each of the Purchaser and the Acquired Companies, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the Seller Group and their counsel, including Torys LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, the other Transaction Documents and the other documents contemplated hereunder and the consummation of the transactions contemplated hereunder or under the other Transaction Documents, or any matter relating to any of the foregoing, are privileged communications between the Seller Group and such counsel and none of the Purchaser, the Acquired Companies, or any Person purporting to act on behalf of or through the Purchaser or the Acquired Companies or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of the Purchaser and the Acquired Companies, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication between Torys LLP and the Acquired Companies or any Person in the Seller Group occurring during the Current Representation in connection with any Post-Closing Representation. Notwithstanding anything to the contrary in this Section 13.18, neither the Sellers’ Agent nor any Seller may assert (or cause to be asserted on their behalf) the attorney-client privilege with respect to any communication that reflects any fraud with respect to the transactions contemplated hereunder or under the other Transaction Documents. Further, in the event that a dispute arises between the Purchaser, the Acquired Companies or any of the Subsidiaries and a third party other than a party to this Agreement after the Closing, the Acquired Companies and the Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Torys LLP (or any successors), the Sellers’ Agent or any of Sellers to such third party; provided, however, that the Acquired Companies and the Subsidiaries may not waive such privilege without the prior written consent of the Sellers’ Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 13.19 Limited Partnership.

GP Co, in its capacity as the sole general partner of the Partnership, shall cause the Partnership to perform all of its obligations under this Agreement.

IN WITNESS WHEREOF, each of the parties has executed or caused this Agreement to be executed by its duly authorized officer as of the date first written above.

PURCHASER

TREEHOUSE FOODS, INC.

By:	/s/ Dennis Riordan
Name: Dennis Riordan
Title: Executive Vice President, Chief Financial Officer

[Signature Page to Securities Purchase Agreement]

ACQUIRED COMPANIES

ASSOCIATED BRANDS HOLDINGS LIMITED PARTNERSHIP, by its general partner, ASSOCIATED BRANDS GP CORPORATION

By:	/s/ Daniel Sonshine
Name: Daniel Sonshine Title: Director

ASSOCIATED BRANDS GP CORPORATION

By:	/s/ Daniel Sonshine
Name: Daniel Sonshine Title: Director

6726607 CANADA LIMITED

By:	/s/ Daniel Sonshine
Name: Daniel Sonshine Title: Director

[Signature Page to Securities Purchase Agreement]

ASSOCIATED BRANDS MANAGEMENT HOLDINGS INC.

By:	/s/ Daniel Sonshine
Name: Daniel Sonshine Title: Director

SELLERS

TORQUEST PARTNERS FUND II, L.P., on behalf of itself and as the Sellers’ Agent, by its general partner, TORQUEST MANAGEMENT SERVICES LIMITED PARTNERSHIP, by its general partner, TORQUEST MANAGER GP INC.

By:	/s/ Brent Belzberg
Name: Brent Belzberg Title: President

TORQUEST PARTNERS FUND (U.S.) II, L.P., by its general partner, TORQUEST MANAGEMENT SERVICES LIMITED PARTNERSHIP, by its general partner, TORQUEST MANAGER GP INC.

By:	/s/ Brent Belzberg
Name: Brent Belzberg Title: President

[Signature Page to Securities Purchase Agreement]

NATCO HOLDINGS LTD.

By:	/s/ Riyaz Devji
Name: Riyaz Devji Title: President

S.A. SUGAR MANAGEMENT INC.

By:	/s/ Aubrey Sugar
Name: Aubrey Sugar Title: President

IRONSTONE CONSULTING INC.

By:	/s/ Csaba Reider
Name: Csaba Reider Title: President

[Signature Page to Securities Purchase Agreement]

/s/ Scott Greenwood
SCOTT GREENWOOD

[Signature Page to Securities Purchase Agreement]

/s/ Derek Briffett
DEREK BRIFFETT

[Signature Page to Securities Purchase Agreement]

/s/ Sue Barlow
SUE BARLOW

[Signature Page to Securities Purchase Agreement]

/s/ Peter Kapferer
PETER KAPFERER

[Signature Page to Securities Purchase Agreement]

/s/ Sharon Power
SHARON POWER

[Signature Page to Securities Purchase Agreement]

/s/ Patricia Nayfeh
PATRICIA NAYFEH

[Signature Page to Securities Purchase Agreement]

/s/ Judi Hogg
JUDI HOGG

[Signature Page to Securities Purchase Agreement]

/s/ Anand Srinivasan
ANAND SRINIVASAN

[Signature Page to Securities Purchase Agreement]

/s/ Csaba Reider
CSABA REIDER

[Signature Page to Securities Purchase Agreement]

/s/ Shane Silver
SHANE SILVER

[Signature Page to Securities Purchase Agreement]

/s/ Tom Studer
TOM STUDER

[Signature Page to Securities Purchase Agreement]

/s/ James Akers
JAMES AKERS

[Signature Page to Securities Purchase Agreement]

/s/ Riyaz Devji
RIYAZ DEVJI

[Signature Page to Securities Purchase Agreement]

/s/ Steve Miller
STEVE MILLER

[Signature Page to Securities Purchase Agreement]

/s/ Morris Perlis
MORRIS PERLIS

[Signature Page to Securities Purchase Agreement]

SCHEDULE A

Ownership of Purchased Securities

Holder	Class A Units of the Partnership	Class B Units of the Partnership	Common Shares of GP Co	Common Shares of 6726607 Canada Ltd.	Common Shares of Associated Brands Management Holdings Inc.	Special, Multiple Voting Shares of Associated Brands Management Holdings Inc.	Management Co Options
6726607 Canada Limited	—	—	70	—	—	3,462	—
TorQuest Partners Fund II, L.P.	26,154,797	7,829,356	130	—	—	6,538	—
TorQuest Partners Fund (U.S.) II, L.P.	—	—	—	4,225,527	—	—	—
NATCO Holdings Ltd.	3,613,605	3,613,605	—	—	—	—	—
Employees:	—	—	—	—	—	—	—
Scott Greenwood	—	—	—	—	1,106,204	—	4,484,784
Derek Briffett	—	—	—	—	738,206	—	1,261,346
Sue Barlow	—	—	—	—	141,336	—	336,358
Peter Kapferer	—	—	—	—	230,274	—	1,121,196
S.A. Sugar Management Inc.	—	—	—	—	138,828	—	80,000
Ironstone Consulting Inc.	—	—	—	—	214,714	—	—
Sharon Power	—	—	—	—	361,360	—	305,970
Patricia Nayfeh	—	—	—	—	—	—	17,548
Judi Hogg	—	—	—	—	—	—	3,991
Anand Srinivasan	—	—	—	—	—	—	224,120
Csaba Reider	—	—	—	—	—	—	80,000
Steve Miller	—	—	—	—	—	—	80,000
Morris Perlis	—	—	—	—	—	—	1,655
Shane Silver	—	—	—	—	—	—	174,235
Tom Studer	—	—	—	—	—	—	328,113
James Akers	—	—	—	—	—	—	237,120
Riyaz Devji	—	—	—	—	—	—	1,350,000